================================================================================

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 2003

                        Registration No. 333-___________

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            -------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            -------------------------

                           CITGO PETROLEUM CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                                     2911                                 73-1173881
  (State or Other Jurisdiction of            (Primary Standard Industrial                 (I.R.S. Employer
  Incorporation or Organization)              Classification Code Number)               Identification Number)

         ONE WARREN PLACE, 6100 SOUTH YALE AVENUE, TULSA, OKLAHOMA 74136
                                 (918) 495-5540

  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                                PEER L. ANDERSON
                               VICE PRESIDENT AND
                                 GENERAL COUNSEL
                           CITGO PETROLEUM CORPORATION
                                ONE WARREN PLACE
                             6100 SOUTH YALE AVENUE
                             TULSA, OKLAHOMA, 74136
                                 (918) 495-5558

 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                            -------------------------

                                 With a copy to:

                                Richard W. Astle
                           Sidley Austin Brown & Wood
                                 Bank One Plaza
                            10 South Dearborn Street
                             Chicago, Illinois 60603

                              --------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

         If this form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________


                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                             PROPOSED MAXIMUM            PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF              AMOUNT TO BE         AGGREGATE PRICE                AGGREGATE               AMOUNT OF
   SECURITIES TO BE REGISTERED            REGISTERED             PER NOTE                 OFFERING PRICE         REGISTRATION Fee(1)
==================================================================================================================================
  11 3/8% Senior Notes due 2011           $550,000,000               100%                    $550,000,000             $44,495.00
==================================================================================================================================


(1) Calculated in compliance with Rule 457(f) under the Securities Act of 1933.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the exchange notes and it is not soliciting an offer to buy these exchanges notes in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED APRIL ____, 2003

PRELIMINARY PROSPECTUS
[CITGO LOGO]

                                  $550,000,000

                           CITGO PETROLEUM CORPORATION
                         EXCHANGE OFFER FOR $550,000,000
                           11 3/8% SENIOR NOTES DUE 2011

                                ----------------

         We are offering to exchange our 11 3/8% senior notes due 2011, or the "exchange notes," for our currently outstanding 11 3/8% senior notes due 2011, or the "outstanding notes." The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws, and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture.

         The principal features of the exchange offer are as follows:

         o        The exchange offer expires at 5:00 p.m., New York City time,
                  on                     , 2003, unless extended.

         o We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

         o You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

         o We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

         o The exchange offer is subject to customary conditions, including the condition that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or the "SEC."

         o The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes.

         o        We will not receive any proceeds from the exchange offer.

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, as defined herein, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                         ------------------------------

         INVESTING IN THE EXCHANGE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 13.

                         ------------------------------

         NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER FEDERAL OR STATE AGENCY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THE DATE OF THIS PROSPECTUS IS _____________________, 2003.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these exchange notes in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                ----------------

                                TABLE OF CONTENTS

                                                  PAGE
                                                  ----
INDUSTRY AND MARKET DATA ...................        3
FORWARD LOOKING STATEMENTS .................        3
PROSPECTUS SUMMARY .........................        4
RISK FACTORS ...............................       13
USE OF PROCEEDS ............................       23
CAPITALIZATION .............................       23
SELECTED CONSOLIDATED FINANCIAL AND
  OPERATING DATA ...........................       23
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS ....................       26
BUSINESS ...................................       39
MANAGEMENT .................................       50
RELATED PARTY TRANSACTIONS .................       54
THE EXCHANGE OFFER .........................       55
DESCRIPTION OF THE EXCHANGE NOTES ..........       62
SUMMARY OF U.S. FEDERAL INCOME TAX
  CONSIDERATIONS ...........................       99
PLAN OF DISTRIBUTION .......................      102
LEGAL MATTERS ..............................      102
EXPERTS ....................................      102
WHERE YOU CAN FIND MORE
  INFORMATION ..............................      103
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS ...............................      F-1


                                ----------------

         This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of that jurisdiction.

                            INDUSTRY AND MARKET DATA

         We obtained the market and competitive position data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of that information. While we believe that each of these studies and publications is reliable, we have not independently verified that data, and we do not make any representations as to the accuracy of that information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.


                           FORWARD LOOKING STATEMENTS

         Certain information included in this prospectus may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the "Securities Act," and Section 21E of the Securities Exchange Act of 1934, as amended, or the "Exchange Act." All statements, other than statements of historical facts, included in this prospectus, are forward-looking statements. When used in this document, the words "anticipate," "estimate," "expect," "project," "believe" and similar expressions are intended to identify forward-looking statements.

         These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by these forward-looking statements include the risk factors discussed under the heading "Risk Factors."

                               PROSPECTUS SUMMARY

         The following summary highlights selected information contained in this prospectus. You should read this summary together with the more detailed information that is contained in this prospectus. Unless otherwise indicated or the context requires otherwise, all references in this prospectus to "CITGO," "our company," "we," "us," "our," or similar references mean CITGO Petroleum Corporation and its consolidated subsidiaries and references to "notes" means the outstanding notes and the exchange notes.


                               THE EXCHANGE OFFER

         For a more complete description of the terms of the exchange offer, see "The Exchange Offer" below in this prospectus.

SECURITIES OFFERED..................    $550 million aggregate principal amount of 11 3/8% senior notes due 2011.

EXCHANGE OFFER......................    We are offering to exchange $1,000 principal amount of our 11 3/8% senior notes due February
                                        1, 2011, which have been registered under the Securities Act, for each $1,000 principal amount of our currently outstanding 11 3/8% senior notes due February 1, 2011, which were issued in a private offering on February 27, 2003.  You are entitled to exchange your outstanding notes for freely tradable exchange notes with substantially identical terms to the outstanding notes. The exchange offer is intended to satisfy your registration rights.
                                        After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes. Accordingly, if you do not exchange your outstanding notes, you will not be able to reoffer, resell or otherwise dispose of your outstanding notes unless you comply with the registration and prospectus delivery requirements of the Securities Act, or there is an exemption available.

                                        We will accept any and all outstanding notes validly tendered and not withdrawn prior to
                                        5:00 p.m., New York City time, on ____________________, 2003. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are substantially identical to the form and terms of the outstanding notes except that:


                                        o    the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

                                        o    the exchange notes bear a different CUSIP number than the outstanding notes; and

                                        o    the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

                                        See "The Exchange Offer."

TRANSFERABILITY OF EXCHANGE
NOTES...............................    We believe you will be able to transfer freely the exchange notes without registration or any prospectus delivery requirement so long as you are able to make the representations listed under "The Exchange Offer -- Purpose and Effect of the Exchange Offer --
                                        Transferability." If you are a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities, you must deliver a prospectus in connection with any resale of the exchange notes.  See "Plan of Distribution."

EXPIRATION DATE.....................    The exchange offer will expire at 5:00 p.m., New York City time, on                , 2003,
                                        which time and date we call the expiration date, unless we decide to extend it.

CONDITIONS TO THE EXCHANGE
OFFER...............................    The exchange offer is subject to several customary conditions, which may be waived by us.
                                        The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.

PROCEDURES FOR TENDERING OUTSTANDING
NOTES...............................     If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of it, in accordance with the instructions contained in this prospectus and in the letter of transmittal.  You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal to arrive by 5:00 p.m., New York City time, on the expiration date.

                                         By executing the letter of transmittal, you will represent to us that, among other things:

                                         o    you, or the person or entity receiving the related exchange notes, are acquiring the exchange notes in the ordinary course of business;

                                         o    neither you nor any person or entity receiving the related exchange notes is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

                                         o    neither you nor any person or entity receiving the related exchange notes has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

                                         o    you are not affiliated with us; and

                                         o    you are not acting on behalf of any person or entity that could not truthfully make these statements.

                                         See "The Exchange Offer -- Procedures for Tendering Outstanding Notes" and "Plan of
                                         Distribution."

SPECIAL PROCEDURES FOR BENEFICIAL
HOLDERS.............................     If you are the beneficial holder of outstanding notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should contact the person in whose name your outstanding notes are registered promptly and instruct that person to tender on your behalf.  See "The
                                         Exchange Offer -- Procedures for Tendering Outstanding Notes."

GUARANTEED DELIVERY
PROCEDURES..........................     If you wish to tender your outstanding notes and you cannot deliver those outstanding notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your outstanding notes according to the guaranteed delivery procedures set forth under "The Exchange Offer--Guaranteed Delivery
                                         Procedures."

ACCEPTANCE OF OUTSTANDING
NOTES AND DELIVERY OF
EXCHANGE NOTES......................     Subject to certain conditions, we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date.  See "The Exchange Offer -- Exchange Date."

EFFECT OF NOT TENDERING.............     Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer.  Because the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration.
                                         Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws.  See "The Exchange Offer -- Consequences of Failure to Exchange."

INTEREST ON THE EXCHANGE NOTES AND THE
OUTSTANDING NOTES...................     The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes or, if no interest has been paid, from
                                         February 27, 2003.  Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

WITHDRAWAL RIGHTS...................     You may withdraw tenders at any time prior to 5:00 p.m., New York City time, on the expiration date pursuant to the procedures described under "The Exchange Offer --
                                         Withdrawal Rights."

SUMMARY OF FEDERAL INCOME TAX
CONSEQUENCES........................     The exchange of outstanding notes for exchange notes will not be a taxable event for United
                                         States federal income tax purposes.  You will not recognize any taxable gain or loss as a result of exchanging outstanding notes for exchange notes and you will have the same tax basis and holding period in the exchange notes as you had in the outstanding notes immediately before the exchange.  See "Summary of U.S. Federal Income Tax Considerations."

USE OF PROCEEDS.....................     We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

EXCHANGE AGENT......................     The Bank of New York is serving as exchange agent in connection with the exchange notes.
                                         The address, telephone number and facsimile number of the exchange agent is set forth under "The Exchange Offer -- Exchange Agent."


                               THE EXCHANGE NOTES

         The summary below describes the principal terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Exchange Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

ISSUER..............................     CITGO Petroleum Corporation

NOTES OFFERED.......................     $550 million in aggregate principal amount of 11 3/8% senior notes due 2011.

MATURITY DATE.......................     February 1, 2011.

INTEREST PAYMENTS...................     February 1 and August 1 of each year, beginning                      .

RANKING.............................     The exchange notes will be our senior unsecured obligations. They will rank equal in right of payment with our existing and future senior indebtedness, including the outstanding notes, and senior in right of payment to any of our future subordinated indebtedness.
                                         Because the exchange notes are unsecured, secured debt and other secured obligations will effectively rank senior to the exchange notes. The exchange  notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

OPTIONAL REDEMPTION.................     We may redeem some or all of the exchange notes beginning on February 1, 2007 at the redemption prices listed under "Description of the Exchange Notes -- Optional Redemption."

                                         At any time prior to February 1, 2006, we may redeem at our option on one or more occasions up to 35% of the sum of the original aggregate principal amount of the exchange notes and the original aggregate principal amount of any other notes issued under the same indenture, including the outstanding notes, with the net proceeds of certain equity offerings or cash capital contributions specified in "Description of the Exchange Notes," at a redemption price equal to 111.375% of their principal amount plus accrued and unpaid interest to the redemption date, so long as at least 65% of the original aggregate principal amount of the exchange notes and such other notes remains outstanding after the redemption and each such redemption occurs within 60 days after the date of the related equity offering or cash capital contribution.

                                         In addition, at any time prior to February 1, 2007 we may redeem all, but not less than all, of the notes at a redemption price equal to 100% of their principal amount plus the
                                         Applicable Premium (as defined in "Description of the Exchange Notes -- Optional
                                         Redemption") as of, and accrued and unpaid interest to, the redemption date.

CHANGE OF CONTROL...................     If we experience a Change of Control as defined under "Description of the Exchange Notes --
                                         Change of Control," we will be required to make an offer to repurchase the exchange notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

RESTRICTIVE COVENANTS...............     The terms of the exchange notes restrict our ability and certain of our subsidiaries'
                                         ability to, among other things:

                                         o   incur additional indebtedness;

                                         o   pay dividends or make distributions to our stockholder;

                                         o   repurchase or redeem capital stock;

                                         o   make investments or other restricted payments;

                                         o   create liens or enter into sale-leaseback transactions;

                                         o   enter into transactions with our stockholder and affiliates;

                                         o   sell assets; and

                                         o   merge, consolidate or transfer assets.

                                         After an Investment Grade Rating Event,as defined under "Description of the Exchange Notes"
                                         has occurred, the foregoing covenants will cease to be in effect or will be modified. The terms of the exchange notes will then restrict our ability and certain of our subsidiaries ability to, among other things:

                                         o   create liens or enter into sale-leaseback transactions with respect to specified assets; and

                                         o   merge, consolidate or transfer assets.

                                         The covenants both before and after an Investment Grade Rating Event are subject to a number of exceptions and qualifications. See "Description of the Exchange Notes -- Certain
                                         Covenants" and "Description of the Exchange Notes -- Certain Investment Grade Covenants."


                           CITGO PETROLEUM CORPORATION

         We are a leading energy company engaged in the refining, marketing and transportation of petroleum products including gasoline, diesel fuel, jet fuel, petrochemicals, lubricants, asphalt and refined waxes. We operate fuels refineries in Louisiana, Texas and Illinois and asphalt refineries in New Jersey and Georgia. We are also a 41% participant in LYONDELL-CITGO Refining LP, or "LYONDELL-CITGO," a joint venture fuels refinery located in Houston, Texas. Our interests in these refineries result in a total crude oil capacity of approximately 865,000 barrels per day. We are also one of the five largest branded gasoline suppliers within the United States with more than 13,000 branded, independently owned and operated locations and an approximate 7% market share. Our marketing activities are focused primarily within the continental United States, east of the Rocky Mountains, with our refineries and supply distribution networks well-located for the markets we serve. We employed over 4,300 employees and had total assets of approximately $7.0 billion at December 31, 2002. For the year ended December 31, 2002, we generated $19.4 billion of net sales and $180 million of net income.

         Our transportation fuel customers primarily include branded wholesale independent marketers, major convenience store chains and airlines located mainly east of the Rocky Mountains. We generally market our asphalt to independent paving contractors on the East and Gulf Coasts and in the Midwest of the United States. We sell lubricants principally in the United States to independent marketers, mass marketers and industrial customers. We sell lubricants, gasoline, and distillates in various Latin American markets. We sell petrochemical feedstocks and industrial products to various manufacturers and industrial companies throughout the United States. We sell petroleum coke primarily in international markets.

         We were incorporated in Delaware in 1983. We are a direct, wholly-owned subsidiary of PDV America, Inc., or "PDV America," which itself is a wholly-owned subsidiary of PDV Holding, Inc., or "PDV Holding." Our ultimate parent is Petroleos de Venezuela, S.A., or "PDVSA," which term may also be used herein to refer to one or more of its subsidiaries. PDVSA is the national oil company of the Bolivarian Republic of Venezuela.

                             OUR CORPORATE STRUCTURE

                                            -------------------
                                                    PDVSA
                                                 (Venezuela)
                                            -------------------
                                                     |
                                                     |
                                            -------------------
                                             PDV Holding, Inc.
                                                 (Delaware)
                                            -------------------
                                                     |
         ____________________________________________|______________________
         |                     |                     |                     |
         |                     |                     |                     |
-------------------   -------------------   -------------------   -------------------
  PDV Texas, Inc.       PDV Sweeny, Inc.     PDV America, Inc.    PDV Chalmette, Inc.
    (Delaware)            (Delaware)             (Delaware)            (Delaware)
-------------------   -------------------   -------------------   -------------------
                                                     |
                                                     |______________________
                                                     |                     |
                                                     |                     |
                                            -------------------   -------------------
                                              CITGO Petroleum        PDV USA, Inc.
                                                Corporation           (Delaware)
                                                 (Delaware)       -------------------
                                            -------------------



         For more information, you can contact us at One Warren Place, 6100 South Yale Avenue, Tulsa, Oklahoma 74136, telephone (918) 495-4000, www.citgo.com.


                                  RISK FACTORS

         Investing in the exchange notes involves substantial risks. See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers before participating in the exchange offer.

              SUMMARY OF CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following summary financial data for the years ended and as of December 31, 2000, 2001 and 2002 are derived from our audited consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. The following summary financial data for the years ended and as of December 31, 1998 and 1999 are derived from audited consolidated financial statements, including the notes thereto, not included in this prospectus. The data for the years ended and as of December 31, 1998, 1999, 2000 and 2001 have been restated to give retroactive effect to the contribution by PDV America of the VPHI Midwest, Inc. ("VPHI") common stock to us. The primary asset of VPHI is a fuels refinery in Lemont, Illinois. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, including the notes thereto, appearing elsewhere in this prospectus.

                                                                               YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------------------------------
                                                          1998           1999          2000          2001           2002
                                                       ---------      ---------     ---------      ---------      ---------
                                                                                 (AS RESTATED)(1)
                                                       --------------------------------------------------------------------
                                                                          (IN MILLIONS, EXCEPT AS NOTED)
STATEMENT OF INCOME DATA:
  Net sales and sales to affiliates ................   $10,960.2      $13,334.4     $22,157.2      $19,601.2      $19,358.3
  Equity in earnings of affiliates .................        82.3           22.2          58.7          108.9          101.3
  Other income (expense) (including insurance ......       (12.3)         (29.0)        (26.0)          (5.2)         386.9
      recoveries)
  Cost of sales and operating expenses .............    10,305.6       12,804.2      21,370.3       18,734.7       19,211.3
  Selling, general and administrative expenses .....       254.3          239.1         226.6          292.1          284.9
  Interest expense .................................       101.0           94.6          85.6           69.2           67.4
  Capital lease interest charge ....................        14.2           12.7          11.0            9.1            7.0
  Minority interest ................................         1.2            0.2           1.8            2.0             --
  Income taxes .....................................       128.2           54.2         182.6          206.2           95.9
  Cumulative effect of accounting change ...........          --             --            --           13.6             --
                                                       ---------      ---------     ---------      ---------      ---------
  Net income .......................................   $   225.7      $   122.6     $   312.0      $   405.2      $   180.0
                                                       ---------      ---------     ---------      ---------      ---------

CASH FLOW DATA:
  Operating activities .............................   $   671.1      $   196.2     $   803.3      $   584.5      $   818.3
  Investing activities .............................      (221.9)        (249.0)       (153.7)        (292.8)        (788.9)
  Financing activities .............................      (446.7)         116.7        (727.6)        (206.3)        (100.7)
                                                       ---------      ---------     ---------      ---------      ---------
  Increase (decrease) during the period ............   $     2.5      $    63.9     $   (78.0)     $    85.4      $   (71.3)
                                                       ---------      ---------     ---------      ---------      ---------

SELECTED OPERATING DATA:(2)
  Refining capacity (000's of barrels per day) .....         637            637           644            644            644
  Crude oil throughput (000's of barrels per day) ..         588            592           620            569            543
  Total throughput (000's of barrels per day) ......         718            707           750            698            654
  Per barrel of throughput (dollars per barrel):
    Gross margin(3) ................................         N/A            N/A           N/A      $    6.02      $    4.09
    Cash operating expense(4) ......................   $    2.17      $    2.33     $    2.44      $    2.71      $    2.95

  Utilization(%) ...................................          92%            93%           96%            88%            84%

  Wholesale fuel sales (millions of gallons) .......      13,029         13,143        13,441          13,566         13,758
  Wholesale margin (cents per gallon)(5) ...........   1.7 cents      1.5 cents     1.6 cents       2.2 cents      1.1 cents
  Supply and marketing expenses ....................   $   115.1      $   112.8     $    69.8      $     94.7     $    112.5

                                                                        YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------------------------------
                                                    1998          1999          2000           2001         2002
                                                 ----------    ----------    ----------    ----------    ----------
                                                                           (AS RESTATED)(1)
                                                 ------------------------------------------------------------------
                                                                     (IN MILLIONS, EXCEPT AS NOTED)
BALANCE SHEET DATA (AT PERIOD END):
  Current assets .............................   $  1,570.8    $  2,247.6    $  2,597.8    $  2,287.0    $  2,187.5
  Current liabilities ........................      1,198.6       1,578.3       2,147.0       1,530.8       1,999.1
                                                 ----------    ----------    ----------    ----------    ----------
  Working capital ............................   $    372.2    $    669.3    $    450.8    $    756.2    $    188.4
  Net property, plant and equipment ..........      3,419.9       3,417.7       3,287.2       3,292.5       3,750.2
  Total assets ...............................      6,028.1       6,642.0       6,805.7       6,509.1       6,986.9
  Total debt .................................      1,524.8       1,694.1       1,198.6       1,478.9       1,347.5
  Total shareholder's equity .................      2,222.2       2,385.1       2,476.2       2,401.3       2,559.2

OTHER FINANCIAL DATA:
  Capital expenditures(6) ....................   $    230.2    $    248.0    $    122.0    $    253.5    $    711.8
  Depreciation and amortization ..............        261.8         274.0         290.5         288.9         298.7
  EBITDA(7) ..................................        730.9         558.1         881.7         978.6         649.0
  Ratio of total debt to EBITDA(7) ...........         2.1x          3.0x          1.4x          1.5x          2.1x
  Ratio of EBITDA to interest expense(7) .....         6.3x          5.2x          9.1x         12.5x          8.7x
  Total debt to book capitalization ..........        40.7%         41.5%         32.6%         38.1%         34.5%
  Ratio of earnings to fixed charges(8) ......        3.82x         2.89x         5.62x         7.08x         3.66x

----------

N/A: Information not available.

(1) Amounts shown for the years ended December 31, 1998, 1999, 2000 and 2001 have been restated to give effect to the contribution to our capital of the common stock of VPHI, which indirectly owns the Lemont, Illinois refinery, as if it took place on January 1, 1998. The combination actually occurred on January 1, 2002.

(2)      Refining data for Lake Charles, Corpus Christi and Lemont refineries.

(3) Gross margin consists of the estimated product yield value less refinery input costs divided by total refinery input volumes.

(4) Operating expense consists of total refinery operating expenses less depreciation and amortization divided by total refinery input volumes.

(5) The wholesale marketing margin is equal to the net unit revenue for all wholesale sales less all unit acquisition costs including transportation, terminalling, additive costs and the cost of product. Internally produced products are acquired by wholesale marketing at spot market prices. Other product is acquired by wholesale marketing at various term and spot prices. Wholesale marketing margin is the weighted average margin on wholesale sales of gasoline, turbine fuel and diesel.

(6) 2002 capital expenditures include $220 million in spending to rebuild the crude unit at our Lemont refinery due to a fire in 2001.

(7) EBITDA is defined as net income plus interest expense, income taxes, depreciation and amortization. EBITDA is used as a measure of performance by management and is not a measure of performance under generally accepted accounting principles, or GAAP. While EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, we disclose it because management understands that EBITDA is customarily used by certain investors as one measure of a company's ability to service debt. Because EBITDA is not calculated identically by all companies, our presentation may not be comparable to similarly titled measures presented by other companies.

         Shown below is a reconciliation between EBITDA for each of the years presented in the table and our net cash provided by operating activities for those years, as reflected earlier in the table and in our financial statements:

(IN MILLIONS)                                       1998         1999           2000         2001          2002
                                                 ----------    ----------    ----------   ----------    ----------
EBITDA .......................................   $    730.9    $    558.1    $    881.7   $    978.6    $    649.0
  less Interest expense ......................        101.0          94.6          85.6         69.2          67.4
  less Capital lease interest charge .........         14.2          12.7          11.0          9.1           7.0
  less Income taxes ..........................        128.2          54.2         182.6        206.2          95.9
  plus changes in operating
          assets and liabilities .............       (118.2)       (397.3)         51.8       (300.0)        258.2
  plus other adjustments to reconcile
          net income to net cash provided
          by operating activities, except
           depreciation and amortization .....        301.8         196.9         149.0        190.4          81.4
                                                 ----------    ----------    ----------   ----------    ----------
Net cash provided by operating activities ....   $    671.1    $    196.2    $    803.3   $    584.5    $    818.3
                                                 ==========    ==========    ==========   ==========    ==========


         EBITDA for the year ended December 31, 2002 includes the effect of $314 million of business interruption insurance recoveries and $78 million of property damage insurance recoveries that exceeded the net book value of the property destroyed and related expenses. These insurance recoveries were related to a fire occurring at our Lemont refinery in August 2001 and the resulting shutdown of such refinery until May of 2002 for cleanup and rebuild.

(8) For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and cumulative effect of accounting changes plus fixed charges (excluding capitalized interest), amortization of previously capitalized interest and certain adjustments to equity in income of affiliates. "Fixed charges" include interest expense, capitalized interest, amortization of debt issuance costs and a portion of operating lease rent expense deemed to be representative of interest.

QUARTERLY RESULTS OF OPERATIONS

     The following is a summary of the quarterly results of operations for the years ended December 31, 2002 and 2001:

                                            1ST QTR.       2ND QTR.       3RD QTR.        4TH QTR.
                                                               (000S OMITTED)
2002
Sales                                    $  3,671,422    $  4,793,441    $  5,410,571    $  5,482,888
                                         ============    ============    ============    ============
Cost of sales and
   operating expenses                    $  3,708,903    $  4,686,882    $  5,298,606    $  5,516,925
                                         ============    ============    ============    ============

Gross margin                             $    (37,481)   $    106,559    $    111,965    $    (34,037)
                                         ============    ============    ============    ============

Net (loss) income                        $    (15,581)   $     96,284    $     56,920    $     42,389
                                         ============    ============    ============    ============

                                           1ST QTR.        2ND QTR.         3RD QTR.        4TH QTR.
                                                                 (000S OMITTED)
2001
Sales, as previously reported            $  4,960,424    $  5,748,203    $  5,179,450    $  3,733,169

Effect of contribution of VPHI (1)              1,127           7,768         (11,338)        (17,635)
                                         ------------    ------------    ------------    ------------
Sales, as restated                       $  4,961,551    $  5,755,971    $  5,168,112    $  3,715,534
                                         ============    ============    ============    ============

Cost of sales and operating
   expenses, as previously reported      $  4,812,363    $  5,462,848    $  4,988,825    $  3,648,555

Effect of contribution of VPHI (1)
                                              (64,895)       (162,081)         (9,067)         58,104
                                         ------------    ------------    ------------    ------------
Cost of sales and operating
   expenses, as restated                 $  4,747,468    $  5,300,767    $  4,979,758    $  3,706,659
                                         ============    ============    ============    ============

Gross margin, as previously reported     $    148,061    $    285,355    $    190,625    $     84,614

Effect of contribution of VPHI (1)             66,022         169,849          (2,271)        (75,739)
                                         ------------    ------------    ------------    ------------
Gross margin, as restated                $    214,083    $    455,204    $    188,354    $      8,875
                                         ============    ============    ============    ============

Income before cumulative effect
   of change in accounting
   principle, as previously reported     $     66,350    $    149,571    $     87,925    $        178

Effect of contribution of VPHI(1)              32,230         101,718         (15,759)        (30,629)
                                         ------------    ------------    ------------    ------------
Income before cumulative effect
   of change in accounting
   principle, as restated                $     98,580    $    251,289    $     72,166    $    (30,451)
                                         ============    ============    ============    ============

Net income, as previously reported       $     79,350    $    149,571    $     87,925    $        178

Effect of contribution of VPHI(1)              32,830         101,718         (15,759)        (30,629)
                                         ------------    ------------    ------------    ------------
Net income (loss), as restated           $    112,180    $    251,289    $     72,166    $    (30,451)
                                         ============    ============    ============    ============


(1) On January 1, 2002, PDV America, our parent company, made a contribution to our capital of all of the common stock of PDV America's wholly owned subsidiary, VPHI. No additional shares of our capital stock were issued in connection with the contribution. Effective January 1, 2002, the accounts of VPHI were included in our consolidated financial statements at the historical carrying value of PDV America's investment in VPHI. We recorded the effects of this transaction in a manner similar to pooling-of-interests accounting; accordingly, the quarterly results of operations have been restated to present our results of operations for the year ended December 31, 2001 as if the transaction had occurred on January 1, 2001. The restated results of operations do not purport to be indicative of the results of operations that actually would have resulted had the combination occurred on January 1, 2001, or of future results of operations of the combined entities. See Note 17 of our financial statements, which are attached as an appendix to this prospectus.


                                  RISK FACTORS

         An investment in the exchange notes is subject to various risks, including the risks discussed below. These risks should be considered carefully with the information provided elsewhere in this prospectus before participating in the exchange offer.

RISKS RELATED TO THE EXCHANGE OFFER

THERE HAS BEEN NO PRIOR MARKET FOR THE EXCHANGE NOTES AND THEREFORE YOUR ABILITY TO SELL THE EXCHANGE NOTES MAY BE LIMITED.

         Following the completion of this exchange offer, the exchange notes will be freely tradable by most holders. See "The Exchange Offer." We do not intend to list the exchange notes on any United States or foreign securities exchange. We can give no assurances concerning the liquidity of any market that may develop for the exchange notes, the ability of any investor to sell the exchange notes, or the price at which investors would be able to sell their exchange notes. If a market for the exchange notes does not develop, investors may be unable to resell the exchange notes for an extended period of time, if at all. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the exchange notes as collateral for loans.

         We also cannot assure you that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the exchange notes or, in the case of any holders of outstanding notes that do not exchange them, the trading market for those notes following the offer to exchange those notes for exchange notes. Future trading prices of the outstanding notes and exchange notes will depend on many factors, including:

o        our operating performance and financial condition;

o our ability to complete the offer to exchange the outstanding notes for the exchange notes;

o the interest of securities dealers in making a market for the outstanding notes and the exchange notes; and

o        the market for similar securities.

         Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in the prices of these securities. There can be no assurance that the market for the outstanding notes or the exchange notes will not be subject to similar disruptions. Any disruptions may have a negative effect on the holders of the notes, regardless of our prospects and financial performance.

FAILURE TO EXCHANGE YOUR OUTSTANDING NOTES WILL LEAVE THEM SUBJECT TO TRANSFER RESTRICTIONS.

         Any outstanding notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of outstanding notes will not have any further rights under the registration rights agreement, with limited exceptions. In general, outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We currently do not anticipate registering the outstanding notes under the Securities Act. As outstanding notes are tendered and accepted in the exchange offer, the aggregate principal amount of outstanding notes will decrease, which decrease will decrease their liquidity. Any market for outstanding notes that are not exchanged could be adversely affected by the conclusion of this exchange offer.

LATE DELIVERIES OF THE OUTSTANDING NOTES AND OTHER REQUIRED DOCUMENTS COULD PREVENT A HOLDER FROM EXCHANGING ITS NOTES.

         Holders are responsible for complying with all exchange offer procedures. Issuance of exchange notes in exchange for outstanding notes will only occur upon completion of the procedures described in this prospectus under the heading "The Exchange Offer -- Procedures for Tendering Outstanding Notes." Therefore, holders of outstanding notes who wish to exchange them for exchange notes should allow sufficient time for completion of the exchange procedures. We are not obligated to notify you of any failure to follow the proper procedures.

IF YOU ARE A BROKER-DEALER, YOUR ABILITY TO TRANSFER THE NOTES MAY BE
RESTRICTED.

         A broker-dealer that purchased outstanding notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the exchange notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

RISKS RELATED TO OUR RELATIONSHIP WITH PDVSA AND THE CURRENT SITUATION IN VENEZUELA

THE VENEZUELAN ECONOMIC AND POLITICAL ENVIRONMENT HAS DISRUPTED OUR CRUDE OIL SUPPLY.

         A nation-wide work stoppage by opponents of President Hugo Chavez began in Venezuela on December 2, 2002, and disrupted most activity in that country, including the operations of PDVSA. A large portion of PDVSA's employees abandoned their jobs during the month of December. PDVSA has informed us that these actions led to an employee termination process and an organizational restructuring of PDVSA. PDVSA also informed us that its production of crude and gas, as well as the export of crude oil and products, were severely affected by these events in December.

         As a result, in December we had to replace a portion of the crude oil we would normally have purchased under our PDVSA supply contracts with purchases of crude oil on the spot market on pricing and credit terms that are less favorable than we would have obtained under the supply contracts. The price terms of our supply contracts with PDVSA are designed to provide some protection for our earnings and cash flow from market volatility. When we are required to purchase crude oil on the spot market instead of under our contracts we lose this protection. In addition, spot market trading companies require us to pay for delivered crude oil on 10-day or prompt-pay terms instead of the 30-day terms under which we would pay PDVSA pursuant to the supply contracts. If we experience further disruption to our purchases of crude oil under the PDVSA supply agreements due to events in Venezuela or other factors, we could experience additional volatility in our earnings and cash flow.

THE VENEZUELAN WORK STOPPAGE HAS PUT PRESSURE ON OUR LIQUIDITY.

         The existence of the work stoppage and our ownership by PDVSA have given rise to concerns about our financial condition. Because of the uncertainty in Venezuela, all three major rating agencies have reduced our debt ratings. The reactions that have followed have increased the pressure on our liquidity. We are seeking to replace these lost sources of liquidity. However, we cannot assure you that we will be able to establish new sources of liquidity. If we are not able to meet our significant liquidity needs in the near future, our financial condition will be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

WE MAY NOT BE ABLE TO ACCESS NEW SOURCES OF LIQUIDITY.

         We cannot assure you that we will be able to realize the $50 million to $100 million in additional liquidity we expect to receive under a proposed transaction with a financial institution to transfer title of refined products inventory at the time delivered by us into interstate pipelines. We signed a commitment letter in March 2003 with a financial institution pursuant to which, subject to customary terms and conditions, that institution has agreed to enter into such a transaction. This commitment is subject to a number of conditions that may not be met. The definitive agreement will also contain a number of closing conditions that we may not be able to satisfy.

         In March and April 2003, we repurchased approximately $75 million of tax-exempt bonds that had been issued through governmental entities for our benefit. These repurchases were made because providers of letters of credit supporting those bonds did not renew those letters of credit. We also have an additional $231 million of letters of credit outstanding that back or support other tax-exempt bonds that we have issued through governmental entities, which are subject to renewal during 2003. We cannot provide any assurances that those letters of credit will be renewed. We may not be able to obtain replacement letters of credit to support those bonds and may need to repurchase those bonds. We may not be able to reissue those bonds or replace them in the absence of letter of credit support.

         The inability to access these sources of liquidity may adversely affect our financial condition.

WE MAY NOT BE ABLE TO IMPLEMENT SUCCESSFULLY OUR DISCRETIONARY CAPITAL EXPENDITURES PROJECTS.

         Because of the liquidity risks described above, we have taken steps to reduce our planned discretionary capital expenditures in 2003 by approximately $250 million and are continuing to review the timing and amount of scheduled expenditures under our planned capital spending programs, including regulatory and environmental projects in the near term. Because of this reduction, we may be unable to undertake discretionary capital expenditure projects designed to increase the productivity and profitability of our refineries. Other factors beyond our control also may prevent or hinder our undertaking of some or all of these projects, including compliance with or liability under environmental regulations, a downturn in refining margins, technical or mechanical problems, lack of availability of capital and other factors. Failure to successfully implement these projects may adversely affect our business prospects and competitive position in the industry.

WE RELY HEAVILY UPON SUPPLY CONTRACTS WITH OUR ULTIMATE PARENT THAT COULD BE MODIFIED OR TERMINATED.

         We have historically purchased a significant portion of our crude oil requirements from PDVSA, our parent corporation, under supply agreements that expire in 2006 through 2013 that we believe contain favorable terms that could not be replicated with other suppliers. PDVSA supplied under the supply agreements approximately 50% of the crude oil we refined in 2002.

         PDVSA could cause the termination of the supply agreements or a modification of the terms of the supply agreements for any number of reasons. Certain covenants in our other debt instruments restrict, for so long as that debt is outstanding, our ability to terminate or modify the supply agreements. However, those covenants do not prevent PDVSA from taking actions to cause a termination or modification of those agreements. By their terms, the supply agreements give either party a right to terminate the agreements upon six months notice if PDVSA no longer retains an ownership interest in us as indicated in the agreements. Although we expect that the supply agreements will be replaced as they expire, we cannot assure you that we will be able to replace them and, if replaced, we are not able to predict the terms of any replacement supply agreements, including provisions for pricing crude oil.

         The supply agreements permit PDVSA to decrease or stop providing us crude oil based on the existence of a force majeure. In the past, when the Venezuelan Government ordered PDVSA to curtail the production of oil in response to a decision by the Organization of Oil Producing and Exporting Countries, otherwise known as "OPEC," to reduce production, PDVSA invoked force majeure under the supply agreements. PDVSA has invoked these force majeure provisions on numerous occasions over the past few years.

         If the supply agreements are modified or terminated or this source of crude oil is interrupted due to production difficulties, political or economic events in Venezuela or other factors, we might not be able to find other sources of heavy crude oil for our refineries on terms comparable to those contained in the current supply agreements. As a result we could continue to experience greater volatility in our operating results than we historically have experienced.

PRICING PROVISIONS OF OUR SUPPLY AGREEMENTS WITH PDVSA MAY AFFECT OUR EARNINGS.

         Our crude oil supply agreements with PDVSA are designed to reduce the volatility of earnings and cash flows from our refining and marketing operations by providing a relatively stable level of gross margin on crude oil supplied by PDVSA. The supply agreements incorporate formula prices based on the market value of a slate of refined products deemed to be produced from each particular grade of crude oil or feedstock, less:

o        specified deemed refining costs;

o specified actual costs, including transportation charges, natural gas and electricity and import duties and taxes; and

o a deemed margin, which varies according to the grade of crude oil or feedstock delivered.

         Deemed margins and deemed costs are adjusted periodically by a formula primarily based on the rate of inflation. Because deemed operating costs and the slate of refined products deemed to be produced for a given barrel of crude oil or other feedstock do not necessarily reflect the actual costs and yields in any period, the actual refining margin we earn under the various supply agreements will vary depending on, among other things, the efficiency with which we conduct our operations during that period. Although we believe that these supply agreements reduce the volatility of our earnings and cash flows, these supply agreements also limit our ability to enjoy higher margins during periods when the market price of crude oil is low relative to the then current market prices for refined products.

WE ARE OWNED BY PDVSA, WHICH IS WHOLLY-OWNED BY THE BOLIVARIAN REPUBLIC OF VENEZUELA.

         PDVSA is a Venezuelan corporation 100% owned by the Bolivarian Republic of Venezuela and controlled by the Venezuelan Government. PDVSA owns, indirectly, 100% of our capital stock. The Venezuelan Government is heavily dependent on cash flow from PDVSA and its affiliates to finance its expenditures. The members of the board of directors of PDVSA are appointed by the President of Venezuela. Any major corporate action of PDVSA may be subject to the approval of the Venezuelan Government, as its sole shareholder. However, the Bolivarian Republic of Venezuela is not legally liable for the obligations of PDVSA or the obligations of its subsidiaries. We cannot assure you that PDVSA or the Bolivarian Republic of Venezuela will not exercise their control of us in a manner detrimental to your interests.

         PDVSA recently replaced four of our board members with new directors, although one of the four had previously served on our board. PDVSA may again replace some or all of our directors or appoint additional directors to our board. So long as PDVSA retains a majority of our voting stock, PDVSA's exercise of its power to replace some or all of our directors, or to appoint additional directors to our board, will not constitute a "Change of Control" under the indenture governing the notes.

         Additionally, while Venezuelan law requires that the Bolivarian Republic of Venezuela retain exclusive ownership of PDVSA, it does not require the Bolivarian Republic of Venezuela to continue to conduct its crude oil exploration and exploitation activities through PDVSA. While PDVSA has been operated since its formation as an independent commercial entity, no assurance can be given that the Venezuelan Government's policy as PDVSA's sole shareholder will not change in the future or that the Venezuelan Government will not intervene in the commercial affairs or management of PDVSA in a manner that has an adverse effect on its ability to perform its obligations to us. In addition, no assurance can be given that the Venezuelan Government will not intervene in our commercial affairs in a manner that adversely effects our ability to perform our obligations, including our obligations to you under the exchange notes and the indenture governing the exchange notes. The Venezuelan operations of PDVSA and its subsidiaries are subject to close regulation and supervision by various levels and agencies of the Venezuelan Government, and there can be no assurance that the current legal or regulatory framework will not be revised in a manner that could adversely affect us.

OUR PRIMARY SUPPLY OF CRUDE OIL IS CONTROLLED BY THE GOVERNMENT OF VENEZUELA.

         All oil and hydrocarbon reserves within Venezuela are owned by the Bolivarian Republic of Venezuela and not by PDVSA or by us. Under Venezuela's recently adopted Hydrocarbons Law, primary activities such as exploration, exploitation, manufacturing, refining and initial transportation from the field is reserved to the Bolivarian Republic of Venezuela. PDVSA coordinates, monitors and controls all operations related to hydrocarbons. There can be no assurance that Venezuelan law and implementation policies will not adversely affect the supply of crude oil by PDVSA to us.

         Historically, members of OPEC have entered into agreements to reduce their production of crude oil. The Bolivarian Republic of Venezuela is a member of OPEC. PDVSA does not control the Venezuelan Government's international affairs and the Government could enter into an agreement with OPEC or other oil exporting countries that when implemented could require PDVSA to reduce its crude oil production and export activities. Such a curtailment could be an event of force majeure under our crude oil supply agreements, giving PDVSA the right to reduce crude oil deliveries under those supply agreements for so long as such curtailment is in effect. We are unable to predict if curtailments will be imposed.

RECOURSE AGAINST OUR DIRECTORS FOR SECURITIES LAWS CLAIMS MAY BE LIMITED.

         Certain members of our board of directors are residents of Venezuela, and all or a substantial portion of the assets of those directors are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon those directors or to enforce, in U.S. courts, judgments obtained in such courts and predicated upon the civil liability provisions of the U.S. federal securities laws. In addition, PDVSA may replace members of our board of directors at any time, as it recently did in January 2003. This could make it even more difficult to effect service of process on our directors. We have been advised that liabilities predicated solely upon the civil liability provisions of the U.S. federal securities laws in actions brought in Venezuela, in original actions or in actions for enforcement of judgments of U.S. courts, may not be enforceable in Venezuela.

RISKS RELATED TO THE EXCHANGE NOTES AND OTHER INDEBTEDNESS

WE AND OUR SUBSIDIARIES HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS OUTSTANDING AND MAY INCUR SUBSTANTIALLY MORE DEBT, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

         As of February 28, 2003, our total indebtedness, giving effect to the issuance of the outstanding notes and the use of the net proceeds for the repurchase of certain of our indebtedness and for general corporate purposes, and also to give effect to the funding of our new secured credit facility was $2,049.9 million. In addition, we and our subsidiaries may incur substantial additional indebtedness in the future. Although the indenture governing the notes, as well as the agreements relating to our existing credit facilities, contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, which would allow us to incur a substantial amount of additional indebtedness. Our substantial indebtedness could:

o require us to dedicate a substantial portion of our cash flow from operations to payments in respect of our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, potential acquisition opportunities and other general corporate purposes;

o increase the amount of interest expense that we have to pay, because some of our borrowings are at variable rates of interest, which, if interest rates increase, will result in higher interest expense;

o increase our vulnerability to adverse general economic or industry conditions;

o limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

o        limit our ability to borrow additional funds;

o restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

o make it more difficult for us to satisfy our obligations with respect to the exchange notes; and

o place us at a competitive disadvantage compared to our competitors that have less debt.

         Any additional indebtedness we incur will exacerbate the risks described above. Also, the restrictions contained in the indenture governing the notes do not prevent us from incurring obligations unless those obligations constitute Indebtedness as defined in the indenture.

OUR SUBSIDIARIES ARE NOT GUARANTEEING THE EXCHANGE NOTES, WHICH ARE STRUCTURALLY SUBORDINATED TO THE CLAIMS OF CREDITORS OF OUR SUBSIDIARIES.

         We conduct a portion of our operations through subsidiaries and joint ventures with other companies. Accordingly, we rely in part on dividends from our subsidiaries and joint ventures, as well as payment of principal and interest on advances made to our affiliates, to provide funds necessary to meet our obligations, including the payment of principal and interest on the notes. The ability of any subsidiary or joint venture to pay dividends or make cash distributions to us is subject to applicable laws, contractual restrictions and applicable joint venture rights and obligations. None of our subsidiaries is an obligor or guarantor in respect of the exchange notes. At February 28, 2003, our subsidiaries (excluding intercompany liabilities) had approximately $1,071 million of liabilities outstanding, including trade payables. They may also incur significant liabilities in the future which would structurally be senior to the exchange notes.

         In addition, one of our significant assets is a joint venture interest in a Houston refinery. This joint venture, LYONDELL-CITGO Refining LP, is not a subsidiary of ours and will not be subject to the restrictions imposed on our restricted subsidiaries by the indenture governing the notes.

         In the event of any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding regarding our or our subsidiaries' assets, whether voluntary or involuntary, the holders of our and our subsidiaries' secured debt will be entitled to receive payment before we can make any payment with respect to the exchange notes. In addition, our rights and our creditors' rights and the rights of holders of the notes to realize upon the assets of any of our subsidiaries would rank behind the claims of creditors (including trade creditors and tort claimants) of those subsidiaries, except to the extent that we may be a creditor with recognized claims against that subsidiary and any preferred shareholders of that subsidiary. If any of the foregoing events occurs, we cannot assure that we will have sufficient assets to pay amounts due on our and our subsidiaries' debt and the notes. As a result, you may receive less than you are entitled to receive or recover nothing if any liquidation, dissolution, reorganizations, bankruptcy or other similar proceeding occurs.

WE WILL BE SUBSTANTIALLY RESTRICTED BY THE TERMS OF THE NOTES AND OUR OTHER DEBT, WHICH COULD ADVERSELY AFFECT US AND INCREASE YOUR CREDIT RISK.

         The indenture governing the notes and our credit agreements contain various covenants and restrictions that limit our ability and certain of our subsidiaries' ability to, among other things:

o        incur additional indebtedness;

o        pay dividends or make distributions to our stockholder;

o        repurchase or redeem capital stock;

o        make investments or other restricted payments;

o        create liens and enter into sale-leaseback transactions;

o        enter into transactions with our stockholder and affiliates;

o        sell assets; and

o        merge, consolidate or transfer assets.

         In addition, our credit agreements contain covenants that require us to maintain specified financial ratios and satisfy financial tests. As a result of these covenants and restrictions, we are limited in how we conduct our business, and we may be unable to raise additional debt or equity financing, to compete effectively or to take advantage of new business opportunities.

         We cannot assure you that we will be able to remain in compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants as we have in the past.

OUR FAILURE TO COMPLY WITH RESTRICTIVE COVENANTS UNDER THE INDENTURE, OUR CREDIT AGREEMENT AND OUR REVOLVING CREDIT FACILITIES COULD TRIGGER PREPAYMENT OBLIGATIONS.

         Our failure to comply with the restrictive covenants described above as well as others in our credit facilities could result in an event of default, which, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected by increased costs and rates.

WE MAY NOT BE ABLE TO FULFILL OUR OBLIGATION TO PURCHASE THE NOTES UPON A CHANGE OF CONTROL AND THIS OBLIGATION MAY DISCOURAGE A SALE OR TAKEOVER OF US.

         Upon the occurrence of a Change of Control, as defined under "Description of the Exchange Notes," we will be required to offer to repurchase the notes at a purchase price equal to 101% of the outstanding principal amount thereof, together with accrued and unpaid interest. A change of control is also a default under our credit agreements. These change of control features may make a sale or takeover more difficult for us. There can be no assurance that we would have sufficient assets or be able to obtain sufficient third party financing on favorable terms to satisfy all our obligations upon a change of control. If an offer to repurchase the notes is required to be made and we do not have available sufficient funds to pay for the notes or such a payment were to constitute an event of default under our then existing credit or other agreements, an event of default would occur under the indenture. The occurrence of an event of default could result in acceleration of the maturity of the notes. See "Description of the Exchange Notes." Furthermore, these provisions would not necessarily afford protection to holders of the notes in the event of a highly leveraged transaction that does not result in a Change of Control. See "Description of the Exchange Notes -- Change of Control."

         In the event that PDV America fails to repay its 7 7/8% senior notes due 2003 at maturity, PDV America may be forced to sell its equity interest in us in a bankruptcy proceeding. PDV America could decide to sell some or all of its equity interest in order to repay its 7 7/8% senior notes due 2003. If PDV America were to sell in excess of 50% or our total outstanding voting stock, this could result in a Change of Control requiring us to make an offer to redeem the notes.

THE NOTES ARE NOT SECURED.

         The notes are not secured by any of our assets or those of our subsidiaries. Our secured credit facility is secured by our interest in CITGO Pipeline Holding I, LLC, which owns shares of Colonial Pipeline Company and membership interests in Colonial Ventures, LLC and CITGO Pipeline Holding II, LLC, which owns shares of Explorer Pipeline Company. We will also be able to incur additional secured debt to the extent permitted by the indenture governing the notes. If we become insolvent or liquidated, or if payment under any of our secured senior indebtedness is accelerated, the holders of that secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law, in addition to any remedies that may be available under documents pertaining to that secured senior indebtedness. To the extent that the value of the collateral securing any of our senior indebtedness is equal to or exceeds the amount of that senior indebtedness, holders of the notes will be effectively subordinated to the claims of the holders of that senior indebtedness.

RISKS RELATED TO OUR BUSINESS AND THE PETROLEUM INDUSTRY

VOLATILE MARGINS IN THE REFINING INDUSTRY MAY NEGATIVELY AFFECT OUR FUTURE OPERATING RESULTS AND DECREASE OUR CASH FLOW.

         Our financial results are primarily affected by the relationship, or margin, between refined product prices and the prices for crude oil and other feedstocks. The cost to acquire our feedstocks and the price at which we can ultimately sell refined products depend on a variety of factors beyond our control. Historically, refining margins have been volatile and they are likely to continue to be volatile in the future. Although an increase or decrease in prices for crude oil, feedstocks and blending components generally will result in a corresponding increase or decrease in prices for refined products, there is generally a lag in the realization of the corresponding increase or decrease in prices for refined products.

         Our supply agreements with PDVSA are designed to provide some protection for our earnings and cash flow from volatility through the pricing formula employed under those contracts. If we are unable to continue to rely on these supply agreements, our exposure to volatility would increase. Future volatility may negatively affect our results of operations, since the margin between refined products prices and feedstock prices may decrease below the amount needed for us to generate net cash flow sufficient to meet our needs.

         Specific factors that may affect our refining margins include:

o disruptions in our crude oil supply under our supply agreements with PDVSA;

o accidents, interruptions in transportation, inclement weather, the impact of energy conservation efforts, or other events that cause unscheduled shutdowns or otherwise adversely affect our plants, machinery, pipelines or equipment, or those of our suppliers or customers;

o changes in the cost or availability to us of transportation for crude oil, feedstocks and refined products;

o failure to successfully implement our planned capital projects or to realize the benefits expected for those projects;

o changes in fuel specifications required by environmental and other laws, particularly with respect to oxygenates and sulfur content;

o rulings, judgments or settlements in litigation or other legal matters, including unexpected environmental remediation or compliance costs at our facilities in excess of any reserves, and claims of product liability or personal injury; and

o aggregate refinery capacity in our industry to convert heavy sour crude oil into refined products.

         Other factors that may affect our margins, as well as the margins in our industry in general, include, in no particular order:

o        domestic and worldwide refinery overcapacity or undercapacity;

o aggregate demand for crude oil and refined products, which is influenced by factors such as weather patterns, including seasonal fluctuations, and demand for specific products such as jet fuel, which may themselves be influenced by acts of God, nature, war and acts of terrorism;

o domestic and foreign supplies of crude oil and other feedstocks and domestic supply of refined products, including from imports;

o the ability of the members of OPEC to maintain oil price and production controls;

o political conditions in oil producing regions, including the Middle East, Africa and Latin America;

o        refining industry utilization rates;

o        pricing and other actions taken by competitors that impact the market;

o        price, availability and acceptance of alternative fuels;

o adoption of or modifications to federal, state or foreign environmental, taxation and other laws and regulations;

o        price fluctuations in natural gas; and

o        general economic conditions.

A SIGNIFICANT INTERRUPTION OR CASUALTY LOSS AT ONE OF OUR REFINERIES COULD REDUCE OUR PRODUCTION, PARTICULARLY IF NOT FULLY COVERED BY OUR INSURANCE.

         Our business includes owning and operating refineries. As a result, our operations could be subject to significant interruption if one of our refineries were to experience a major accident, be damaged by severe weather or other natural disaster, or otherwise be forced to shut down. Any such shutdown would reduce the production from the refinery. For example, on August 14, 2001, a fire occurred at the crude oil distillation unit of the Lemont refinery. The crude unit was destroyed and the refinery's other processing units were temporarily taken out of production. A new crude unit did not become operational until May 2002. We have also experienced other accidents at our facilities that have required us to shut down operations for significant periods of time. We also face risks of mechanical failure and equipment shutdowns. In any of these situations, undamaged refinery processing units may be dependent on or interact with damaged sections of our refineries and, accordingly, are also subject to being shut down. In the event any of our refining facilities is forced to shut down for a significant period of time, it would have a material adverse effect on our earnings, our other results of operations and our financial condition as a whole.

OUR INSURANCE COVERAGE MAY BE INADEQUATE TO COVER ALL LOSSES.

         We maintain insurance in accordance with industry standards with respect to our assets and operations. However, not all operating risks are insurable, and there can be no assurance that the insurance will be available in the future or that insurance will cover all unanticipated losses in the event of a loss. As a result of factors affecting the insurance market, insurance premiums with respect to renewed insurance policies may increase significantly compared to what we are currently paying. In addition, the level of coverage provided by renewed policies may decrease, while deductibles and/or waiting periods may increase, compared to our existing insurance policies.

ENVIRONMENTAL STATUTES AND REGULATIONS IMPOSE SIGNIFICANT COSTS AND LIABILITIES.

         Our operations are subject to extensive federal and state environmental, health and safety laws and regulations, including those governing discharges to the air and water, the handling and disposal of solid and hazardous wastes and the remediation of contamination. The failure to comply with those laws and regulations can lead, among other things, to civil and criminal penalties and, in some circumstances, the temporary or permanent curtailment or shutdown of all or part of our operations in one or more of our refineries. The nature of our refining business exposes us to risks of liability due to the production, processing and refining, storage, transportation, and disposal of materials that can cause contamination or personal injury if released into the environment.

         Consistent with the experience of all U.S. refineries, environmental laws and regulations have raised operating costs and necessitated significant capital investments at our refineries. We believe that existing physical facilities at our refineries are substantially adequate to maintain compliance with existing applicable laws and regulatory requirements, other than:

o upgrades to or closure of surface impoundments or other solid waste management units, which are required by our Resource Conservation and Recovery Act, permit;

o upgrades to sulfur removal capabilities, which are required to comply with mandates adopted by the U.S. Environmental Protection Agency, or "U.S. EPA," to reduce the sulfur content of diesel fuel and gasoline;

o changes that are required to address a ban on MTBE and other ether-based gasoline additives; and

o changes that will be required to comply with the terms of a potential settlement agreement with the U.S. EPA of alleged violations of the New Source Review provisions of the federal Clean Air Act of 1990, or the "Clean Air Act."

         Our refineries produce gasolines that meet the current requirements for conventional and reformulated gasolines under the Clean Air Act and its implementing regulations. Our refineries also produce low-sulfur diesel fuel meeting federal standards. In February 2000, the U.S. EPA published the Tier 2 Motor Vehicle Emission Standards and Gasoline Sulfur Control Requirements for all passenger vehicles, establishing standards for reduced sulfur content in gasoline. The ruling mandates that the average sulfur content of gasoline at any refinery not exceed 30 parts per million, or ppm, during any calendar year starting January 1, 2005. Starting in 2004, the U.S. EPA will begin a program to phase in new low sulfur gasoline. In addition, in January 2001, the U.S. EPA issued its rule to reduce the sulfur content of diesel fuel sold to highway consumers by 97%, from 500 ppm to 15 ppm, beginning June 1, 2006. Lawsuits by refining industry groups have been filed that may delay implementation of the diesel rule beyond 2006. Compliance with the new Tier 2 specifications for the reduction of sulfur in both gasoline and distillates is expected to cost the refining industry over $8 billion.

         Several states in our marketing areas have banned or limited the use of oxygenated ethers, such as MTBE, in gasoline. For example, New York has banned gasoline containing MTBE effective January 1, 2004. Other states and the U.S. EPA are also considering use restrictions on those ethers. Our refineries currently produce and use two oxygenated ethers -- TAME and MTBE -- in reformulated gasoline to comply with requirements in federal law for 2% oxygen content. If use of these ethers is further banned or limited, we will have to make significant changes to be able to sell reformulated gasoline into markets affected by these restrictions. The nature, extent and costs of these changes depend on the nature and extent of the restrictions on oxygenated ethers, whether the federal oxygenate mandate remains in place and other laws and regulations relating to fuels. In addition, the cost to produce diesel and gasoline fuels will increase as a result of sulfur or aromatics reductions or a ban of oxygenated ethers. We cannot assure that we will be able to recover the increased cost of production through increases in the price of our refined products.

         Several states in our market areas have adopted regional or statewide restrictions on the properties of gasoline distributed in those areas, and other standards have been proposed. We may not be able to make gasoline for such local markets depending on the standards imposed without additional capital investment. Investments we may make to meet either local or federal fuel standards are made subject to market conditions and economic justification.

         Several bills are pending before the U.S. Congress which would mandate that the gasoline pool be made up of a specified percentage of "renewable fuels," which would likely be ethanol. We cannot predict the extent and requirements of any renewable fuels program or the potential effects of such a program on our operations. Any requirement that we use ethanol or achieve a specific level of renewable fuels in our gasoline pool could impose significant costs on us.

         We expect that the nature of the refining business will continue to make it subject to increasingly stringent environmental and other laws and regulations that may increase the costs of operating our refineries above currently projected levels and require future capital expenditures, including increased costs associated with more stringent standards for air emissions, wastewater discharges and the remediation of contamination. It is difficult to predict the effect of future laws and regulations on our financial condition or results of operations. We cannot assure that environmental or health and safety liabilities and expenses will not have a material adverse effect on our financial condition or results of operations.

PERMITTING AND REGULATORY MATTERS MAY IMPACT THE OPERATION OF OUR REFINERIES.

         We are required to obtain certain permits and to comply with constantly changing provisions of numerous statutes and regulations relating to, among other things:

o        business operations,

o        the safety and health of employees and the public,

o        the environment,

o        employment,

o        hiring and anti-discrimination, and

o        limitations on noise.

         New statutes and regulations or new permit provisions may become applicable to our refineries, resulting in the imposition of significant additional costs. Failure to comply with any of these permits, statutes and regulatory requirements may result in significant civil or criminal liability and, in certain circumstances, the temporary or permanent curtailment or shutdown of all or part of our operations or the inability to produce marketable products. We cannot assure that we will at all times be in compliance with all applicable statutes and regulations or have all necessary permits. Furthermore, our failure to be in compliance at all times with applicable regulations also could adversely affect our financial condition or results of operations.

COMPETITORS WHO PRODUCE THEIR OWN SUPPLY OF FEEDSTOCKS, MAKE ALTERNATIVE FUELS OR HAVE GREATER FINANCIAL RESOURCES MAY HAVE A COMPETITIVE ADVANTAGE OVER US.

         The refining industry is highly competitive with respect to both feedstock supply and refined product markets. We compete with numerous other companies for available supplies of crude oil and other feedstocks and for outlets for our refined products. We are not engaged in the petroleum exploration and production business and therefore do not produce any of our crude oil feedstocks. Competitors that have their own production are at times able to offset losses from refining operations with profits from production operations, and may be better positioned to withstand periods of depressed refining margins or feedstock shortages. A number of our competitors have greater financial and other resources than we do. These competitors have a greater ability to bear the economic risks inherent in all phases of the refining industry. Some of our competitors have more efficient refineries and may have lower per barrel crude oil refinery processing costs. In addition, we compete with other industries that provide alternative means to satisfy the energy and fuel requirements of our industrial, commercial and individual consumers. If we are unable to compete effectively with these competitors, our financial condition, results of operations, and business prospects could be materially adversely affected.

OUR OPERATIONS ARE INHERENTLY SUBJECT TO DISCHARGES OR OTHER RELEASES OF PETROLEUM OR HAZARDOUS SUBSTANCES FOR WHICH WE MAY FACE SIGNIFICANT LIABILITIES.

         Our operations, as with others in the businesses in which we operate, are inherently subject to spills, discharges or other releases of petroleum or hazardous substances that may give rise to liability to governmental entities or private parties under federal, state or local environmental laws, as well as under common law. We could incur substantial costs in connection with these liabilities, including clean-up costs, fines and civil or criminal sanctions, and personal injury or property damage claims. Spills, discharges or other releases of contaminants have occurred from time to time during the normal course of our operations, including releases associated with our refineries, pipeline and trucking operations, as well as releases at gasoline service stations and other petroleum product distribution facilities we have operated and are operating. We cannot assure you that additional spills, discharges and other releases will not occur in the future, that governmental agencies will not assess penalties against us in connection with any past or future discharges or incidents, or that third parties will not assert claims against us for damages allegedly arising out of any such past or future discharges or incidents.

TERRORIST ATTACKS AND THREATS OR ACTUAL WAR MAY NEGATIVELY IMPACT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Our business is affected by general economic conditions and fluctuations in consumer confidence and spending, which can decline as a result of numerous factors outside of our control. Recent terrorist attacks in the United States, as well as events occurring in response to or in connection with them, including future terrorist attacks against United States targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions impacting our suppliers or our customers, may adversely impact our operations. As a result, there could be delays or losses in the delivery of supplies and raw materials to us, decreased sales of our products and extension of time for payment of accounts receivable from our customers. Strategic targets such as energy-related assets (which could include refineries such as ours) may be at greater risk of future terrorist attacks than other targets in the United States. These occurrences could have an adverse impact on energy prices, including prices for our products, and an adverse impact on the margins from our refining and marketing operations. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. Any or a combination of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

                                 USE OF PROCEEDS

         On February 27, 2003, we issued and sold the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will cancel all of the outstanding notes tendered in the exchange offer. The net proceeds from the sale of the outstanding notes, after deducting the discount paid to the initial purchasers and offering expenses, were approximately $535 million. We used a portion of the net proceeds to repurchase $50 million in principal amount of our 7 7/8% senior notes due 2006 and are using the balance thereof for general corporate purposes. We may use the balance of the net proceeds to pay a portion of a dividend of up to $500 million to PDV America to provide funds for the repayment of PDV America's 7 7/8% senior notes due August 1, 2003, if we are permitted at the time under the indenture governing the notes offered hereby to make such a dividend.


                                 CAPITALIZATION

         The following table shows our debt and capitalization as of February 28, 2003. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," the financial statements and related notes, and other financial information included elsewhere in this prospectus.

                                               AS OF FEBRUARY 28, 2003
                                               -----------------------
                                                      ACTUAL
                                                      ------
                                                   (IN MILLIONS)
Debt, including current portion:
  Revolving bank loans(1) ......................   $    285.0
  New secured credit facility ..................        200.0
  11 3/8% Senior Notes due 2011 ................        546.6
  7 7/8% Senior Notes due 2006 .................        149.9
  9.30% Senior Notes due 2003 to 2006 ..........         45.5
  7.17-8.94% Master Shelf Notes due 2003 to
     2009 ......................................        235.0
  Tax-exempt bonds due 2004 to 2032 ............        425.9
  Taxable bonds due 2026 to 2028 ...............        115.0
  Total capital lease obligations ..............         47.0
                                                   ----------
Total debt, including current portion ..........   $  2,049.9
                                                   ==========
Shareholder's equity ...........................   $  2,536.9
                                                   ==========
Total capitalization ...........................   $  4,586.8
                                                   ==========

----------

(1) Additional borrowings of up to approximately $260 million were available for general corporate purposes under our committed revolving credit facilities as of February 28, 2003.


               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

         The following selected financial data for the years ended and as of December 31, 2000, 2001 and 2002 are derived from our audited consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. The following selected financial data for the years ended and as of December 31, 1998 and 1999 are derived from audited consolidated financial statements, including the notes thereto, not included in this prospectus. The data for the years ended and as of December 31, 1998, 1999, 2000 and 2001, have been restated to give retroactive effect to the contribution by PDV America of the VPHI common stock to us. The primary asset of VPHI is a fuels refinery in Lemont, Illinois. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, including the notes thereto, appearing elsewhere in this prospectus.

                                                                               YEAR ENDED DECEMBER 31,
                                                         -------------------------------------------------------------
                                                           1998          1999        2000         2001          2002
                                                         ---------    ---------    ---------    ---------    ---------
                                                                              (AS RESTATED)(1)
                                                                      (IN MILLIONS, EXCEPT AS NOTED)
STATEMENT OF INCOME DATA:
  Net sales and sales to affiliates ..................   $10,960.2    $13,334.4    $22,157.2    $19,601.2    $19,358.3
  Equity in earnings of affiliates ...................        82.3         22.2         58.7        108.9        101.3
  Other income (expense) (including insurance ........       (12.3)       (29.0)       (26.0)        (5.2)       386.9
      recoveries)
  Cost of sales and operating expenses ...............    10,305.6     12,804.2     21,370.3     18,734.7     19,211.3
  Selling, general and administrative expenses .......       254.3        239.1        226.6        292.1        284.9
  Interest expense ...................................       101.0         94.6         85.6         69.2         67.4
  Capital lease interest charge ......................        14.2         12.7         11.0          9.1          7.0
  Minority interest ..................................         1.2          0.2          1.8          2.0           --
  Income taxes .......................................       128.2         54.2        182.6        206.2         95.9
  Cumulative effect of accounting change .............          --           --           --         13.6           --
                                                         ---------    ---------    ---------    ---------    ---------
  Net income .........................................   $   225.7    $   122.6    $   312.0    $   405.2    $   180.0
                                                         ---------    ---------    ---------    ---------    ---------

CASH FLOW DATA:
  Operating activities ...............................   $   671.1     $  196.2     $  803.3     $  584.5     $  818.3
  Investing activities ...............................      (221.9)      (249.0)      (153.7)      (292.8)      (788.9)
  Financing activities ...............................      (446.7)       116.7       (727.6)      (206.3)      (100.7)
                                                         ---------    ---------    ---------    ---------    ---------
  Increase (decrease) during the period ..............   $     2.5     $   63.9     $  (78.0)    $   85.4     $  (71.3)
                                                         ---------    ---------    ---------    ---------    ---------

SELECTED OPERATING DATA:(2)
  Refining capacity (000's of barrels per day) .......         637          637          644          644          644
  Crude oil throughput (000's of barrels per day) ....         588          592          620          569          543
  Total throughput (000's of barrels per day) ........         718          707          750          698          654
  Per barrel of throughput (dollars per barrel):
    Gross margin(3) ..................................         N/A          N/A          N/A    $    6.02    $    4.09
    Cash operating expense(4) ........................   $    2.17    $    2.33    $    2.44    $    2.71    $    2.95

  Utilization(%) .....................................         92%          93%          96%          88%          84%

  Wholesale fuel sales (millions of gallons) .........      13,029       13,143       13,441       13,566       13,758
  Wholesale margin (cents per gallon)(5) .............   1.7 cents    1.5 cents    1.6 cents    2.2 cents    1.1 cents
  Supply and marketing expenses ......................   $   115.1    $   112.8    $    69.8    $    94.7    $   112.5

BALANCE SHEET DATA (AT PERIOD END):
  Current assets .....................................   $ 1,570.8    $ 2,247.6    $ 2,597.8    $ 2,287.0    $ 2,187.5
  Current liabilities ................................     1,198.6      1,578.3      2,147.0      1,530.8      1,999.1
                                                         ---------    ---------    ---------    ---------    ---------
  Working capital ....................................   $   372.2    $   669.3    $   450.8    $   756.2    $   188.4
  Net property, plant and equipment ..................     3,419.9      3,417.7      3,287.2      3,292.5      3,750.2
  Total assets .......................................     6,028.1      6,642.0      6,805.7      6,509.1      6,986.9
  Total debt .........................................     1,524.8      1,694.1      1,198.6      1,478.9      1,347.5
  Total shareholder's equity .........................     2,222.2      2,385.1      2,476.2      2,401.3      2,559.2

OTHER FINANCIAL DATA:
  Capital expenditures(6) ............................   $   230.2    $   248.0    $   122.0    $   253.5    $   711.8
  Depreciation and amortization ......................       261.8        274.0        290.5        288.9        298.7
  EBITDA(7) ..........................................       730.9        558.1        881.7        978.6        649.0
  Ratio of total debt to EBITDA(7) ...................        2.1x         3.0x         1.4x         1.5x         2.1x
  Ratio of EBITDA to interest expense(7) .............        6.3x         5.2x         9.1x        12.5x         8.7x
  Total debt to book capitalization ..................       40.7%        41.5%        32.6%        38.1%        34.5%
  Ratio of earnings to fixed charges(8) ..............       3.82x        2.89x        5.62x        7.08x        3.66x

----------

N/A: Information not available.

(1) Amounts shown for the years ended December 31, 1998, 1999, 2000 and 2001 have been restated to give effect to the contribution to our capital of the common stock of VPHI, which indirectly owns the Lemont, Illinois refinery, as if it took place on January 1, 1998. The combination actually occurred on January 1, 2002.

(2)      Refining data for Lake Charles, Corpus Christi and Lemont refineries.

(3) Gross margin consists of the estimated product yield value less refinery input costs divided by total refinery input volumes.

(4) Operating expense consists of total refinery operating expenses less depreciation and amortization divided by total refinery input volumes.

(5) The wholesale marketing margin is equal to the net unit revenue for all wholesale sales less all unit acquisition costs including transportation, terminalling, additive costs and the cost of product. Internally produced products are acquired by wholesale marketing at spot market prices. Other product is acquired by wholesale marketing at various term and spot prices. Wholesale marketing margin is the weighted average margin on wholesale sales of gasoline, turbine fuel and diesel.

(6) 2002 capital expenditures include $220 million in spending to rebuild the crude unit at our Lemont refinery due to a fire in 2001.

(7) EBITDA is defined as net income plus interest expense, income taxes, depreciation and amortization. EBITDA is used as a measure of performance by management and is not a measure of performance under generally accepted accounting principles, or GAAP. While EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, we disclose it because management understands that EBITDA is customarily used by certain investors as one measure of a company's ability to service debt. Because EBITDA is not calculated identically by all companies, our presentation may not be comparable to similarly titled measures presented by other companies.

         Shown below is a reconciliation between EBITDA for each of the years presented in the table and our net cash provided by operating activities for those years, as reflected earlier in the table and in our financial statements:

(IN MILLIONS)                                     1998          1999          2000         2001          2002
                                               ----------    ----------    ----------   ----------    ----------
EBITDA                                         $    730.9    $    558.1    $    881.7   $    978.6    $    649.0
  less Interest expense                             101.0          94.6          85.6         69.2          67.4
  less Capital lease interest charge                 14.2          12.7          11.0          9.1           7.0
  less Income taxes                                 128.2          54.2         182.6        206.2          95.9
  plus changes in operating
          assets and liabilities                   (118.2)       (397.3)         51.8       (300.0)        258.2
  plus other adjustments to reconcile
          net income to net cash provided
          by operating activities, except
           depreciation and amortization            301.8         196.9         149.0        190.4          81.4
                                               ----------    ----------    ----------   ----------    ----------
Net cash provided by operating activities      $    671.1    $    196.2    $    803.3   $    584.5    $    818.3
                                               ==========    ==========    ==========   ==========    ==========

         EBITDA for the year ended December 31, 2002 includes the effect of $314 million of business interruption insurance recoveries and $78 million of property damage insurance recoveries that exceeded the net book value of property destroyed and related expenses. These insurance recoveries were related to a fire occurring at our Lemont refinery in August 2001 and the resulting shutdown of such refinery until May of 2002 for cleanup and rebuild.

(8) For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and cumulative effect of accounting changes plus fixed charges (excluding capitalized interest), amortization of previously capitalized interest and certain adjustments to equity in income of affiliates. "Fixed charges" include interest expense, capitalized interest, amortization of debt issuance costs and a portion of operating lease rent expense deemed to be representative of interest.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements attached as an appendix to this prospectus.

         Petroleum refining industry operations and profitability are influenced by a large number of factors, some of which individual petroleum refining and marketing companies cannot control. Governmental regulations and policies, particularly in the areas of taxation, energy and the environment, have a significant impact on petroleum activities, regulating how companies conduct their operations and formulate their products. See "Business -- Environment and Safety." Demand for crude oil and refined products is largely driven by the condition of local and worldwide economies, although weather patterns and taxation relative to other energy sources also play a significant part. Our consolidated operating results are affected by these industry-specific factors and by company-specific factors, such as the success of marketing programs and refinery operations.

         The earnings and cash flows of companies engaged in the refining and marketing business in the United States are primarily dependent upon producing and selling quantities of refined products at margins sufficient to cover fixed and variable costs. The refining and marketing business is characterized by high fixed costs resulting from the significant capital outlays associated with refineries, terminals and related facilities. This business is also characterized by substantial fluctuations in variable costs, particularly costs of crude oil, feedstocks and blending components, and in the prices realized for refined products. Crude oil and refined products are commodities whose price levels are determined by market forces beyond our control.

         In general, prices for refined products are significantly influenced by the price of crude oil, feedstocks and blending components. Although an increase or decrease in the price for crude oil, feedstocks and blending components generally results in a corresponding increase or decrease in prices for refined products, generally there is a lag in the realization of the corresponding increase or decrease in prices for refined products. The effect of changes in crude oil prices on our consolidated operating results therefore depends in part on how quickly refined product prices adjust to reflect these changes. Although the pricing formulas under our crude supply agreements with PDVSA are designed to protect us from pricing volatility, we receive only approximately 50% of our crude oil requirements under these agreements. Therefore, a substantial or prolonged increase in crude oil prices without a corresponding increase in refined product prices, or a substantial or prolonged decrease in refined product prices without a corresponding decrease in crude oil prices, or a substantial or prolonged decrease in demand for refined products could have a significant negative effect on our earnings and cash flows.

         As noted under "Business" below, we purchase a significant amount of our crude oil requirements for our Lake Charles, Corpus Christi, Paulsboro and Savannah refineries from PDVSA under long-term supply agreements (expiring in the years 2006 through 2013). This supply represented approximately 50% of the crude oil processed in those refineries in the year ended December 31, 2002. These crude supply agreements contain force majeure provisions which entitle PDVSA to reduce the quantity of crude oil and feedstocks delivered under the crude supply agreements under specified circumstances. For the years 2001 and 2002, PDVSA deliveries of crude oil to us were less than contractual base volumes due to PDVSA's declaration of force majeure pursuant to all of the long-term crude oil supply contracts related to our refineries. Therefore, we were required to obtain alternative sources of crude oil, which resulted in lower operating margins.

         A nation-wide work stoppage by opponents of President Hugo Chavez began in Venezuela on December 2, 2002, and disrupted most activity in that country, including the operations of PDVSA. We continued to be able to locate and purchase adequate crude oil, albeit at higher prices than under our supply contracts with PDVSA, to maintain normal operations at our refineries and to meet our refined products commitments to our customers. The reduction in supply from PDVSA and the increase in purchases of crude oil from alternative sources had the effect of increasing our crude oil cost and decreasing our gross margin and profit margin from what it would have been if the crude oil were received under our long-term crude oil supply contracts with PDVSA. We received only 43% of our contracted crude oil from PDVSA under the supply contracts in December 2002. As a result, we estimate that crude oil costs for the month of December 2002 were $20 million higher than what would have otherwise been the case. In February 2003, we received approximately 100% of our contracted crude oil volumes under those agreements. In addition, in February we scheduled the purchase of approximately 2.5 million barrels of crude oil from PDVSA at market prices; these volumes were delivered in early March. We were notified that effective March 6, 2003, PDVSA ended its declaration of force majeure under the crude oil supply agreements. We received the full contract volume during March 2003 under the crude oil supply agreements.

         We also purchase significant volumes of refined products to supplement the production from our refineries to meet marketing demands and to resolve logistical issues. Our earnings and cash flows are also affected by the cyclical nature of petrochemical prices. As a result of the factors described above, our earnings and cash flows may experience substantial fluctuations. Inflation was not a significant factor in our operations during the three years ended December 31, 2002.

         The cost and available coverage level of property and business interruption insurance to us is driven, in part, by company specific and industry factors. It is also affected by national and international events. The present environment for us is one characterized by increased cost of coverage, higher deductibles, and some restrictions in coverage terms. This has the potential effect of lowering our profitability in the near term.

CRITICAL ACCOUNTING POLICIES

         The preparation of financial statements in conformity with Accounting Principles Generally Accepted in the United States of America requires that management apply accounting policies and make estimates and assumptions that affect results of operations and the reported amounts of assets and liabilities. The following areas are those that we believe are important to our financial statements and which require significant judgment and estimation because of inherent uncertainty.

         Environmental Expenditures. The costs to comply with environmental regulations are significant. Environmental expenditures incurred currently that relate to present or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. We constantly monitor our compliance with environmental regulations and respond promptly to issues raised by regulatory agencies. We record liabilities when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated. We do not discount environmental liabilities to their present value. We record environmental liabilities without consideration of potential recoveries from third parties. Subsequent adjustments to estimates, to the extent required, may be made as more refined information becomes available.

         Commodity and Interest Rate Derivatives. We enter into petroleum futures contracts, options and other over-the-counter commodity derivatives, primarily to reduce our inventory purchase and product sale exposure to market risk. In the normal course of business, we also enter into certain petroleum commodity forward purchase and sale contracts, which qualify as derivatives. We also enter into various interest rate swap agreements to manage our risk related to interest rate changes on our debt. Effective January 1, 2001, we record fair values of derivatives in other current assets or other current liabilities, as applicable, and changes in the fair value of derivatives not designated in hedging relationships in income. Effective January 1, 2001, our policy is to elect hedge accounting only under limited circumstances involving derivatives with initial terms of 90 days or greater and notional amounts of $25 million or greater. We will continue to review our accounting treatment of derivatives and may elect hedge accounting under certain circumstances in the future.

         Litigation and Injury Claims. Various lawsuits and claims arising in the ordinary course of business are pending against us. The status of these lawsuits and claims are continually reviewed by external and internal legal counsel. These reviews provide the basis for which we determine whether or not to record accruals for potential losses. Accruals for losses are recorded when, in management's opinion, such losses are probable and reasonably estimable. If known lawsuits and claims were to be determined in a manner adverse to us, and in amounts greater than our accruals, then such determinations could have a material adverse effect on our results of operations in a given reporting period.

         Health Care Costs. The cost of providing health care to current employees and retired employees continues to increase at a significant rate. Historically, we have absorbed the majority of these cost increases which reduce profitability and increase our liability. There is no indication that the trend in health care costs will be reversed in future periods. Our liability for such health care costs is based on actuarial calculations that could be subject to significant revision as the underlying assumptions regarding future health care costs and interest rates change.

         Pensions. Our pension cost and liability are based on actuarial calculations, which are dependent on assumptions concerning discount rates, expected rates of return on plan assets, employee turnover, estimated retirement dates, salary levels at retirement and mortality rates. In addition, differences between actual experience and the assumptions also affect the actuarial calculations. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may significantly affect our future pension cost and liability.

CHANGE IN REPORTING ENTITY

         On January 1, 2002, PDV America, our direct parent company, made a contribution to our capital of all of the common stock of PDV America's wholly owned subsidiary, VPHI. Effective January 1, 2002, the accounts of VPHI were included in our consolidated financial statements at the historical carrying value of PDV America's investment in VPHI. In the following discussion and analysis of financial condition and results of operations, amounts shown for the years ended December 31, 2001 and 2000 have been restated to give effect to this transaction as if it took place on January 1, 2000.

RESULTS OF OPERATIONS

FOR THE THREE YEARS ENDED DECEMBER 31, 2002

         The following table summarizes the sources of our sales revenues and volumes.


                           SALES REVENUES AND VOLUMES

                                                    YEAR ENDED DECEMBER 31,                 YEAR ENDED DECEMBER 31,
                                             ------------------------------------   ------------------------------------
                                                2002         2001         2000        2002          2001         2000
                                             ----------   ----------   ----------   ----------   ----------   ----------
                                                          (IN MILLIONS)                 (GALLONS IN MILLIONS)
Gasoline .................................   $   11,758   $   11,316   $   12,447       15,026       13,585       13,648
Jet fuel .................................        1,402        1,660        2,065        2,003        2,190        2,367
Diesel/#2 fuel ...........................        3,462        3,984        4,750        5,031        5,429        5,565
Asphalt ..................................          597          502          546          902          946          812
Petrochemicals and industrial products ...        1,485        1,490        1,763        2,190        2,297        2,404
Lubricants and waxes .....................          561          536          552          261          240          279
                                             ----------   ----------   ----------   ----------   ----------   ----------
     Total refined product sales .........   $   19,265   $   19,488   $   22,123       25,413       24,687       25,075
Other sales ..............................           93          113           34           --           --           --
                                             ----------   ----------   ----------   ----------   ----------   ----------
     Total sales .........................   $   19,358   $   19,601   $   22,157       25,413       24,687       25,075
                                             ==========   ==========   ==========   ==========   ==========   ==========


         The following table summarizes our cost of sales and operating expenses.


                      COST OF SALES AND OPERATING EXPENSES

                                                                        YEAR ENDED DECEMBER 31,
                                                                 ------------------------------------
                                                                    2002         2001         2000
                                                                 ----------   ----------   ----------
                                                                             (IN MILLIONS)
Crude oil ....................................................   $    5,098   $    4,898   $    6,784
Refined products .............................................       11,077       10,686       11,638
Intermediate feedstocks ......................................        1,489        1,496        1,573
Refining and manufacturing costs .............................        1,233        1,113        1,058
Other operating costs and expenses and inventory changes .....          314          542          317
                                                                 ----------   ----------   ----------
     Total cost of sales and operating expenses ..............   $   19,211   $   18,735   $   21,370
                                                                 ==========   ==========   ==========



RESULTS OF OPERATIONS

2002 COMPARED TO 2001

         Sales revenues and volumes. Sales decreased $243 million, representing a 1% decrease from 2001 to 2002. This was due to a decrease in average sales price of 4% offset by an increase in sales volume of 3%. (See Sales Revenues and Volumes table above.)

         Equity in earnings of affiliates. Equity in earnings of affiliates decreased by approximately $8 million, or 7% from $109 million in 2001 to $101 million in 2002. An increase in earnings of $4 million attributable to LYONDELL-CITGO was more than offset by a $12 million reduction in earnings from our other investments. For the year ended December 31, 2002, LYONDELL-CITGO constituted a significant investment for us in a 50 percent or less owned person under SEC regulations. See separate financial statements for LYONDELL-CITGO attached as an appendix to this prospectus.

         Insurance recoveries. The insurance recoveries of $407 million and $53 million included in the years ended December 31, 2002 and 2001, respectively, relate primarily to a fire which occurred on August 14, 2001 at the Lemont refinery. These recoveries are, in part, reimbursements for expenses incurred in 2002 and 2001 to mitigate the effect of the fire on our earnings. We expect to recover additional amounts related to this event subject to final settlement negotiations.


         Other income (expense), net. Other income (expense) increased $38 million, or 66% from $(58) million in 2001 to $(20) million in 2002. The increase is due primarily to the fact that during 2001, we recorded property losses and related expenses totaling $54 million in other income (expense) related to fires at the Lemont refinery and the Lake Charles refinery.

         Cost of sales and operating expenses. Cost of sales and operating expenses increased by $476 million, or 3%, from 2001 to 2002. (See Cost of Sales and Operating Expenses table above.)


         We purchase refined products to supplement the production from our refineries to meet marketing demands and resolve logistical issues. The refined product purchases represented 58% of cost of sales for 2002 and 57% for 2001. These refined product purchases included purchases from LYONDELL-CITGO and HOVENSA, L.L.C. ("HOVENSA"). We estimate that margins on purchased products, on average, are lower than margins on produced products due to the fact that we can only receive the marketing portion of the total margin received on the produced refined products. However, purchased products are not segregated from our produced products and margins may vary due to market conditions and other factors beyond our control. As such, it is difficult to measure the effects on profitability of changes in volumes of purchased products. In the near term, other than normal refinery turnaround maintenance, we do not anticipate operational actions or market conditions which might cause a material change in anticipated purchased product requirements; however, there could be events beyond our control which impact the volume of refined products purchased. (See also "Forward Looking Statements.")

         As a result of purchases of crude oil supplies from alternate sources due to PDVSA's invocation of the force majeure provisions in its crude oil supply contracts, we estimate that our cost of crude oil purchased in 2002 increased by $42 million from what would have otherwise been the case.

         Gross margin. The gross margin for 2002 was $147 million, or 0.8% of net sales, compared to $867 million, or 4.4% of net sales, for 2001. The gross margin decreased from 3.5 cents per gallon in 2001 to 0.6 cents per gallon in 2002 as a result of general market conditions and factors relating specifically to us including operating problems, weather related shut downs and crude oil supply disruptions under contracts with PDVSA.

         Selling, general and administrative expenses. Selling, general and administrative expenses decreased $7 million, or 2% in 2002, primarily as a result of a decrease in compensation offset in part by increases in marketing expenses.

         Interest Expense. Interest expense decreased $2 million, or 3% in 2002, primarily due to the decline in interest rates on our variable rate debt.

         Income taxes. Our provision for income taxes in 2002 was $96 million, representing an effective tax rate of 35%. In 2001, our provision for income taxes was $206 million, representing an effective tax rate of 35%.

2001 COMPARED TO 2000

         Sales revenues and volumes. Sales decreased $2.6 billion, representing a 12% decrease from 2000 to 2001. This was due to a decrease in average sales price of 11% and a decrease in sales volume of 2%. (See Sales Revenues and Volumes table above.)

         Equity in earnings of affiliates. Equity in earnings of affiliates increased by approximately $50 million, or 85% from $59 million in 2000 to $109 million in 2001. The increase was primarily due to the change in the earnings of LYONDELL-CITGO, our share of which increased $33 million, from $41 million in 2000 to $74 million in 2001. LYONDELL-CITGO's increased earnings in 2001 are primarily due to higher refining margins offset by the impact of lower crude processing rates due to an unplanned production unit outage and a major turnaround, and higher natural gas costs in the first quarter of 2001. The earnings for 2000 were impacted by a major planned turnaround which occurred during the second quarter of 2000.

         Cost of sales and operating expenses. Cost of sales and operating expenses decreased by $2.6 billion, or 12%, from 2000 to 2001. (See Cost of Sales and Operating Expenses table above.)

         We purchase refined products to supplement the production from our refineries to meet marketing demands and resolve logistical issues. The refined product purchases represented 57% and 54% of cost of sales for the years 2001 and 2000. These refined product purchases included purchases from LYONDELL-CITGO and HOVENSA. We estimate that margins on purchased products, on average, are lower than margins on produced products due to the fact that we can only receive the marketing portion of the total margin received on the produced refined products. However, purchased products are not segregated from our produced products and margins may vary due to market conditions and other factors beyond our control. As such, it is difficult to measure the effects on profitability of changes in volumes of purchased products. In the near term, other than normal refinery turnaround maintenance, we do not anticipate operational actions or market conditions which might cause a material change in anticipated purchased product requirements; however, there could be events beyond our control that impact the volume of refined products purchased. (See also "Forward Looking Statements.")

         As a result of purchases of crude oil supplies from alternate sources due to the PDVSA's invocation of the force majeure provisions in our crude oil supply contracts, we estimate that our cost of crude oil purchased in 2001 increased by $6 million from what would have otherwise been the case.

         Gross margin. The gross margin for 2001 was $867 million, or 4.4% of net sales, compared to $787 million, or 3.5% of net sales, for 2000. The gross margin increased from 3.1 cents per gallon in 2000 to 3.5 cents per gallon in 2001 as a result of general market conditions.

         Selling, general and administrative expenses. Selling, general and administrative expenses increased $66 million, or 29% in 2001, primarily as a result of an increase in incentive compensation, promotion expenses, and the start-up expenses related to an international operation in 2001.

         Interest expense. Interest expense decreased $16 million, or 19% in 2001, primarily due to lower interest rates and lower average debt outstanding during 2001.

         Income taxes. Our provision for income taxes in 2001 was $206 million, representing an effective tax rate of 35%. In 2000, our provision for income taxes was $183 million, representing an effective tax rate of 37%.

LIQUIDITY AND CAPITAL RESOURCES

         Consolidated net cash provided by operating activities totaled approximately $818 million for the year ended December 31, 2002. Operating cash flows were derived primarily from net income of $180 million, depreciation and amortization of $299 million and changes in working capital of $258 million. The change in working capital is primarily the result of increases in payables to affiliates and trade payables and a decrease in prepaid taxes offset, in part, by an increase in prepaid turnaround charges.

         Net cash used in investing activities in 2002 totaled $789 million consisting primarily of capital expenditures of $712 million. These capital expenditures include $220 million in spending to rebuild the crude distillation unit of the Lemont refinery due to a fire on August 14, 2001. The crude unit was destroyed and the refinery's other processing units were temporarily taken out of production. The new crude unit was operational in May 2002.

         Net cash used in financing activities totaled $101 million for the year 2002, consisting primarily of the payment of $112 million on revolving bank loans, the payment of $25 million on master shelf agreement notes, the payment of $31 million on taxable bonds, the payment of capital lease obligations of $20 million and the net repayments of other debt of $20 million. These payments were offset in part by $39 million in proceeds from loans from affiliates and $69 million in proceeds from tax exempt bonds.

         As of December 31, 2002, we and our subsidiaries had an aggregate of $1.3 billion of indebtedness outstanding that matures on various dates through the year 2032. As of December 31, 2002, our contractual commitments to make principal payments on this indebtedness were $191 million, $47 million and $161 million for 2003, 2004 and 2005, respectively. Our bank credit facilities consisted of a $260 million, three year, revolving bank loan, a $260 million, 364-day, revolving bank loan, and a $25 million, 364-day, revolving bank loan, all of which are unsecured and have various borrowing maturities. At December 31, 2002, $279 million was outstanding under these credit agreements. As of December 31, 2002, our other principal indebtedness consisted of (i) $200 million in senior notes issued in 1996, (ii) $235 million in senior notes issued pursuant to a master shelf agreement with an insurance company, (iii) $45 million in private placement senior notes issued in 1991, (iv) $426 million in obligations related to tax exempt bonds issued by various governmental units, and (v) $115 million in obligations related to taxable bonds issued by various governmental units. (See Notes 10 and 11 of our financial statements, which are attached as an appendix to this prospectus.)

         Our various debt instruments require maintenance of a specified minimum net worth and impose restrictions on our ability to:

o incur additional debt unless it meets specified interest coverage and debt to capitalization ratios;

o        place liens on our property, subject to specified exceptions;

o        sell assets, subject to specified exceptions;

o make restricted payments, including dividends, repurchases of capital stock and specified investments; and

o        merge consolidate or transfer assets.

         Upon the occurrence of a change of control, as defined in the indenture governing the notes, the holders of the notes have the right to require us to repurchase them at a price equal to 101% of the principal amount thereof plus accrued interest. In addition, our bank credit agreements provide that, unless lenders holding two-thirds of the commitments thereunder otherwise agree, a change of control, as defined in those agreements, will constitute a default under those credit agreements.

         We are in compliance with our obligations under our debt financing arrangements at December 31, 2002.

         Capital expenditure projected amounts for 2003 and 2004 through 2007 are as follows:


                                     CAPITAL EXPENDITURES -- 2003 THROUGH 2007

                                                                                      2004-
                                                                         2003         2007
                                                                     PROJECTED(1)  PROJECTED
                                                                     ------------  ---------
                                                                          (IN MILLIONS)
                                     Strategic ...................   $        88  $      535
                                     Maintenance .................            91         502
                                     Regulatory/environmental ....           269       1,037
                                                                     -----------  ----------
                                          Total ..................   $       448  $    2,074
                                                                     ===========  ==========

----------

(1) Reflects reduction in 2003 projected capital expenditures discussed below. These estimates may change as future regulatory events unfold. See "Forward Looking Statements."

         Estimated capital expenditures necessary to comply with the Clean Air Act and other environmental laws and regulations are summarized below. See "Forward Looking Statements."

                                                                                    BEYOND
                                         2003       2004       2005       2006       2006
                                       --------   --------   --------   --------   --------
                                                          (IN MILLIONS)
Tier 2 gasoline ....................   $    231   $    125   $     82   $     10   $     --
Ultra low sulfur diesel(1) .........          3         33        179        155        249
Other environmental(2) .............         35         51         81         92         81
                                       --------   --------   --------   --------   --------
Total regulatory/environmental .....   $    269   $    209   $    342   $    257   $    330
                                       ========   ========   ========   ========   ========

----------

(1) Spending on Ultra Low Sulfur Diesel ("ULSD") assumes the EPA will require ULSD for on-road diesel in 2006 and ULSD for off-road diesel use in 2008. These regulations are not final and spending could be reduced if certain alternative regulatory schemes proposed by EPA are adopted.

(2) Other environmental spending assumes $162.9 million in spending to comply with New Source Review standards under the Clean Air Act.

         Internally generated cash flow, together with borrowings available under our credit facilities, are expected to be sufficient to fund these capital expenditures. In addition, we have taken steps to reduce our capital expenditures in 2003 by approximately $250 million and are continuing to review the timing and amount of scheduled expenditures under our planned capital spending programs, including regulatory and environmental projects in the near term.

         We believe that we will have sufficient capital resources to carry out planned capital spending programs, including regulatory and environmental projects in the near term, and to meet currently anticipated future obligations and other planned expenditures as they arise. We periodically evaluate other sources of capital in the marketplace and anticipate that long-term capital requirements will be satisfied with current capital resources and future financing arrangements, including the issuance of debt securities. Our ability to obtain such financing will depend on numerous factors, including market conditions and the perceived creditworthiness of the Company at that time. See also "Forward Looking Statements."

         We are a member of the PDV Holding consolidated Federal income tax return. We have a tax allocation agreement with PDV Holding, which is designed to provide PDV Holding with sufficient cash to pay its consolidated income tax liabilities. (See Note 1 and Note 5 of our financial statements, which are attached as an appendix to this prospectus).

         Our liquidity has been adversely affected recently as a result of events directly and indirectly associated with the disruption in our Venezuelan crude oil supply from PDVSA. That disruption affected a portion of the crude oil supplies that we received from PDVSA, requiring us to replace those supplies from other sources at higher prices and on payment terms generally less favorable than the terms under our supply agreements with PDVSA. We received approximately 43% and 91% of our contracted crude oil volumes from PDVSA during December and January, respectively. As a result, we estimate that crude oil costs for the month of December 2002 were $20 million higher than would have otherwise been the case. In February 2003, we received approximately 100% of our contracted crude oil volumes under those agreements. In addition, in February we scheduled the purchase of approximately 2.5 million barrels of crude oil from PDVSA at market prices; these volumes were delivered in early March. We were notified that effective March 6, 2003, PDVSA ended its declaration of force majeure under the crude oil supply agreements. We received the full contract volume during March 2003 under the crude oil supply agreements. During this supply disruption, we were successful in covering any shortfall with spot market purchases, but those purchases generally required payment 15 days sooner than would be the case for comparable deliveries under our supply agreements with PDVSA. This shortening of our payment cycle increased our cash needs and reduced our liquidity. Also, a number of trade creditors sought to tighten credit payment terms on purchases that we make from them. That tightening further increased our cash needs and further reduced our liquidity. By late March 2003, some trade creditors eased their credit restrictions, however, we continue to experience tighter payment terms than in most of 2002.

         In addition, all three major rating agencies lowered our credit ratings based upon, among other things, concerns regarding the supply disruption. One of the downgrades caused a termination event under our existing accounts receivables sale facility, which ultimately led to the repurchase of $125 million in accounts receivable and the cancellation of the facility on January 31, 2003. That facility had a maximum size of $225 million, of which $125 million was used at the time of cancellation. In the ordinary course of business we maintain uncommitted short-term lines of credit with several commercial banks. Effective following the debt ratings downgrade, these uncommitted lines of credit are not currently available. Our committed revolving credit facilities remain available.

         Letter of credit providers for $76 million of our outstanding letters of credit have indicated that they will not renew these letters of credit. These letters of credit support approximately $75 million of tax-exempt note issues that were issued previously for our benefit. In March 2003, we repurchased these tax-exempt revenue bonds. In April 2003, we repurchased $25 million of tax-exempt bonds. We expect that we will seek to reissue these tax-exempt bonds with replacement letters of credit in support if we are able to obtain such letters of credit from other financial institutions or, alternatively, we will seek to replace these tax-exempt bonds with new tax-exempt bonds that will not require letter of credit support. As of April 1, 2003, we have an additional $206 million of letters of credit outstanding that back or support other bond issues that we have issued through governmental entities, which are subject to renewal during 2003. We have not received any notice from the issuers of these additional letters of credit indicating an intention not to renew. However, we cannot be certain that any of our letters of credit will be renewed, that we will be successful in obtaining replacements if they are not renewed, that any replacement letters of credit will be on terms as advantageous as those we currently hold or that we will be able to arrange for replacement tax-exempt bonds that will not require letter of credit support.

         In August 2002, three of our affiliates entered into agreements to advance excess cash to us from time to time under demand notes. These notes provide for maximum amounts of $10 million from PDV Texas, Inc., $30 million from PDV America and $10 million from PDV Holding. If a demand were to be made under these notes, it would further tighten our liquidity. At December 31, 2002, the outstanding amounts under these notes were $5 million, $30 million and $4 million, respectively. On February 27, 2003, we repaid $5 million to PDV Texas, $20.5 million to PDV America and $4 million to PDV Holding.

         Operating cash flow represents a primary source for meeting our liquidity requirements; however, the termination of our accounts receivable sale facility, the possibility of additional tightened payment terms and the possible need to replace non-renewing letters of credit prompted us to undertake arrangements to supplement and improve our liquidity. In 2003 to date, we have undertaken the following:

o On February 27, 2003, we issued $550 million principal amount of the outstanding notes.

o On February 27, 2003, we closed on a three year $200 million senior loan secured by our 15.8 percent equity interest in Colonial Pipeline and our 6.8 percent equity interest in Explorer Pipeline.

o On February 28, 2003, a new accounts receivable sales facility was established. This facility allows for the non-recourse sale of certain accounts receivable to independent third parties. A maximum of $200 million in accounts receivable may be sold at any one time.

o We have reduced our planned capital expenditures in 2003 by approximately $250 million.

         In addition, we are working on a transaction that, if consummated, could provide from $50 million to a maximum of $100 million from the transfer of title to a third party of certain of our refined products at the time those products are delivered into the custody of interstate pipelines. We would expect the terms of this transaction to include an option to acquire like volumes of refined products from the third party at prevailing prices at predetermined transfer points.

         We have an effective shelf-registration statement with the SEC under which we can publicly offer up to $400 million principal amount of debt securities. Notwithstanding that availability, we may not be able to access the public market if and when we would like to do so. Due, at the time, to the prospect of the Venezuelan work stoppage, in December 2002, we postponed a planned offering of up to $250 million of our unsecured notes from our shelf-registration statement.

         Our senior unsecured debt ratings, which apply to the outstanding notes and we expect will apply to our exchange notes, as currently assessed by the three major debt rating agencies, are as follows:

                  Moody's Investor's Services              Ba3
                  Standard & Poor's Ratings Group          B+
                  Fitch Investors Services, Inc.           B+


         Our secured debt ratings, as currently assessed by the three major debt rating agencies, are as follows:

                  Moody's Investor's Services              Ba2
                  Standard & Poor's Ratings Group          BB-
                  Fitch Investors Services, Inc.           Not Rated

         These ratings reflect only the views of these rating agencies, and an explanation of the significance of these ratings may be obtained only from these rating agencies by contacting: Moody's Corporation, 99 Church Street, New York, New York 10007, Standard & Poor's Ratings Group, ratings_request@standardpoors.com or 212-438-2400, and Fitch Investors Services, Inc., Corporate Headquarters, One State Street Plaza, New York, New York 10004. There is no assurance that these ratings will, in fact, be assigned or remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by the rating agencies if, in their judgment, circumstances warrant.

         In connection with their recent downgrades of our debt ratings, the three major rating agencies have all noted concerns regarding the Venezuelan oil supply disruption. Moody's and Fitch have announced that they continue to keep our securities on negative watch. S&P recently changed its review to developing from negative, but noted the importance of improved crude oil shipping volumes and external financing to restoring liquidity. Moody's also noted concern that our direct parent, PDV America, may need substantial assistance from us in order to pay off $500 million of notes maturing in August 2003. PDV America holds a $500 million mirror note from PDVSA which is designed to provide sufficient liquidity to PDV America to make this payment. While PDVSA's obligation remains unchanged, we may use a portion of the net proceeds from the sale of our 11 3/8% senior notes to pay a portion of a dividend of up to $500 million to PDV America to provide funds for the repayment of PDV America's notes due August 2003, if we satisfy the conditions under the indenture governing our 11 3/8% senior notes to make such a dividend.

         Our debt instruments do not contain any covenants that trigger increased costs or burdens as a result of a change in our securities ratings. However, certain of our guarantee agreements, which support approximately $20 million of affiliate letters of credit, require us to cash collateralize the applicable letters of credit upon a reduction of our credit rating below a stated level.

         As of February 28, 2003, we and our subsidiaries had a total of $2.0 billion of indebtedness outstanding that matures on various dates through the year 2032:

                                                                                                (000's omitted)

                 Revolving bank loans                                                          $     285,000

                 Term loan                                                                            200,00

                 Senior Notes $200 million face amount, due 2006
                   with interest rate of 7.875%                                                      149,925

                 Senior Notes $550 million principal amount, due 2011
                   with interest rate of 11.375%                                                     546,590

                 Private Placement Senior Notes, due 2003 to 2006
                   with interest rate of 9.30%                                                        45,455

                 Master Shelf Agreement Senior Notes, due 2003 to
                   2009 with interest rates from 7.17% to 8.94%                                      235,000

                 Tax-Exempt Bonds, due 2004 to 2032 with variable and
                   fixed interest rates                                                              425,872

                 Taxable Bonds, due 2026 to 2028 with variable interest rates                        115,000

                                                                                                ------------
                                                                                                $  2,002,842
                                                                                                ============

         As of February 28, 2003, we had $915 million in cash and cash equivalents. We intend to eliminate the amount of debt outstanding under our revolving bank loans by the end of March 2003.


         As of February 28, 2003 we had net accounts payable of approximately $361.9 million related to crude oil and refined product purchases from PDVSA for which we had not received invoices and which were outside the normal payment terms. Through March 15, 2003, we had paid $184.9 million to PDVSA for the February accounts payable. Accounts receivable from a subsidiary of PDVSA for sales made by us that were past due on February 28, 2003 totaled $19.2 million.


         We believe that we have adequate liquidity from existing sources to support our operations for the foreseeable future. We are continuing to review our operations for opportunities to reduce operating and capital expenditures.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

         The following table summarizes future payments for our contractual obligations at December 31, 2002.

                  CONTRACTUAL OBLIGATIONS AT DECEMBER 31, 2002

                                                           LESS THAN       YEAR         YEAR        OVER 5
                                                             1 YEAR        2-3          4-5         YEARS        TOTAL
                                                           ----------   ----------   ----------   ----------   ----------
                                                                                   (IN MILLIONS)
                Long-term debt .........................   $      191   $      209   $      313   $      588   $    1,301
                Capital lease obligations ..............           23            5            6           13           47
                Operating leases .......................          106          101           35           13          255
                                                           ----------   ----------   ----------   ----------   ----------
                Total contractual cash obligations .....   $      320   $      315   $      354   $      614   $    1,603
                                                           ==========   ==========   ==========   ==========   ==========

         For additional information, see Notes 11 and 15 in our consolidated financial statements for the year ended December 31, 2002, which are attached as an appendix to this prospectus.

         The following table summarizes our contingent commitments at December 31, 2002.


                          OTHER COMMERCIAL COMMITMENTS
                              AT DECEMBER 31, 2002

                                                                        EXPIRATION
                                                   -------------------------------------------------
                                                                                                        TOTAL
                                                   LESS THAN      YEAR         YEAR        OVER 5      AMOUNTS
                                                     1 YEAR        2-3         4-5         YEARS      COMMITTED
                                                   ---------   ----------   ----------   ----------   ---------
                                                                       (IN MILLIONS)
                Letters of credit(1) ...........   $       3   $       --   $       --   $       --   $       3
                Guarantees .....................          67            2            3            1          73
                Surety bonds ...................          58           11            2           --          71
                                                   ---------   ----------   ----------   ----------   ---------
                Total commercial commitments ...   $     128   $       13   $        5   $        1   $     147
                                                   =========   ==========   ==========   ==========   =========

----------

(1) We have outstanding letters of credit totaling approximately $451 million, which includes $448 million related to our tax-exempt and taxable revenue bonds included in long-term debt in the table of contractual obligations above.

         For additional information, see Note 14 in our consolidated financial statements for the year ended December 31, 2002, which are attached as an appendix to this prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Introduction. We and our subsidiaries have exposure to price fluctuations of crude oil and refined products as well as fluctuations in interest rates. To manage these exposures, management has defined certain benchmarks consistent with its preferred risk profile for the environment in which we operate and finance our assets. We do not attempt to manage the price risk related to all of our inventories of crude oil and refined products. As a result, at December 31, 2002, we were exposed to the risk of broad market price declines with respect to a substantial portion of our crude oil and refined product inventories. The following disclosures do not attempt to quantify the price risk associated with such commodity inventories.

         Commodity Instruments. We balance our crude oil and petroleum product supply/demand and manage a portion of our price risk by entering into petroleum commodity derivatives. Generally, our risk management strategies qualified as hedges through December 31, 2000. Effective January 1, 2001, our policy is to elect hedge accounting only under limited circumstances involving derivatives with initial terms of 90 days or greater and notional amounts of $25 million or greater. At December 31, 2002, none of our commodity derivatives were accounted for as hedges.


                        NON TRADING COMMODITY DERIVATIVES
                       OPEN POSITIONS AT DECEMBER 31, 2002

                                                                     MATURITY      NUMBER OF     CONTRACT     MARKET
                COMMODITY                    DERIVATIVE                DATE        CONTRACTS       VALUE     VALUE(4)
             --------------       -------------------------------    --------      ----------    --------   ----------
                                                                                                    (IN MILLIONS)
             No lead
               gasoline(1).....   Futures Purchased                    2003             564      $   19.9   $     20.6
                                  Futures Sold                         2003           1,023          35.3         37.6
                                  Listed Options Purchased             2003           1,225            --          4.2
                                  Listed Options Sold                  2003           2,225            --         (5.5)
                                  Forward Purchase Contracts           2003           2,577          89.2         92.5
                                  Forward Sales Contracts              2003           2,364          81.3         86.2
             Distillates(1)....   Futures Purchased                    2003           2,227          73.4         78.7
                                  Futures Purchased                    2004              31           0.8          0.9
                                  Futures Sold                         2003           2,953          93.2         96.7
                                  OTC Options Purchased                2003              66            --          0.1
                                  OTC Options Sold                     2003              66            --         (0.1)
                                  OTC Swaps (Pay Fixed/Receive         2003              12            --           --
                                     Float)(3)
                                  OTC Swaps (Pay Float/Receive         2003              75            --           --
                                     Fixed)(3)
                                  Forward Purchase Contracts           2003           3,134         106.5        111.0
                                  Forward Sales Contracts              2003           2,944          98.1        104.7
             Crude Oil(1)......   Futures Purchased                    2003           1,986          51.2         54.5
                                  Futures Sold                         2003           1,476          41.8         45.3
                                  Listed Options Purchased             2003           2,250            --          2.3
                                  Listed Options Sold                  2003           3,150            --         (3.1)
                                  OTC Swaps (Pay Float/Receive         2003           3,500            --         (3.0)
                                     Fixed)
                                  Forward Purchase Contracts           2003           5,721         160.8        174.4
                                  Forward Sales Contracts              2003           4,412         129.8        137.2
             Natural Gas(2)....   Listed Options Purchased             2003              85            --          0.1
                                  Listed Options Sold                  2003              40            --          0.1
             Propane(1)........   OTC Swaps (Pay Fixed/Receive         2003              75            --          0.5
                                     Float)
                                  OTC Swaps (Pay Float/Receive         2003             300            --         (1.5)
                                     Fixed)

----------

(1)      1,000 barrels per contract

(2)      Ten-thousands of mmbtu per contract

(3) Floating price based on market index designated in contract; fixed price agreed upon at date of contract

(4)      Based on actively quoted prices

                        NON TRADING COMMODITY DERIVATIVES
                       OPEN POSITIONS AT DECEMBER 31, 2001
                                  (AS RESTATED)

                                                                     MATURITY       NUMBER OF     CONTRACT     MARKET
                COMMODITY                    DERIVATIVE                DATE         CONTRACTS       VALUE     VALUE(4)
             --------------       ------------------------------    ----------     -----------   ----------   --------
                                                                                                      (IN MILLIONS)
             No lead
               gasoline(1).....   Futures Purchased                     2002            994      $   25.4     $   25.0
                                  Futures Sold                          2002            332           8.3          8.1
                                  Forward Purchase Contracts            2002          4,095          95.8         94.0
                                  Forward Sale Contracts                2002          3,148          71.2         73.2
             Distillates(1)....   Futures Purchased                     2002          1,483          43.4         34.6
                                  Futures Purchased                     2003             94           2.4          2.3
                                  Futures Sold                          2002            943          25.3         21.8
                                  OTC Options Purchased                 2002             30            --           --
                                  OTC Options Sold                      2002             30          (0.1)        (0.1)
                                  Forward Purchase Contracts            2002          1,123          25.2         24.9
                                  Forward Sale Contracts                2002          2,536          56.3         56.4
             Crude oil(1)......   Futures Purchased                     2002            517          12.6         10.4
                                  Futures Sold                          2002            649          12.7         12.9
                                  OTC Swaps (Pay Float/Receive          2002              2            --          0.3
                                     Fixed)(3)
                                  OTC Swaps (Pay Fixed/Receive          2002              1            --           --
                                     Float)(3)
                                  Forward Purchase Contracts            2002          6,652         130.3        135.2
                                  Forward Sale Contracts                2002          6,268         135.1        137.0
             Natural gas(2)....   Futures Sold                          2002             55           1.6          1.4
                                  OTC Options Sold                      2002             20            --         (0.1)

----------

(1)      1,000 barrels per contract

(2)      Ten-thousands of mmbtu per contract

(3) Floating price based on market index designated in contract; fixed price agreed upon at date of contract

(4)      Based on actively quoted prices

         Debt Related Instruments. We have fixed and floating U.S. currency denominated debt. We use interest rate swaps to manage our debt portfolio toward a benchmark of 40 to 60 percent fixed rate debt to total fixed and floating rate debt. These instruments have the effect of changing the interest rate with the objective of minimizing our long-term costs. At December 31, 2002 and 2001, our primary exposures were to LIBOR and floating rates on tax exempt bonds.

         For interest rate swaps, the table below presents notional amounts and interest rates by expected (contractual) maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts.


                      NON TRADING INTEREST RATE DERIVATIVES
                  OPEN POSITIONS AT DECEMBER 31, 2002 AND 2001

                                           FIXED RATE     NOTIONAL PRINCIPAL
VARIABLE RATE INDEX    EXPIRATION DATE         PAID              AMOUNT
-------------------    ---------------    -----------     ------------------
                                                             (IN MILLIONS)
J. J. Kenny ......       February 2005           5.30%          $   12
J. J. Kenny ......       February 2005           5.27%          $   15
J. J. Kenny ......       February 2005           5.49%          $   15
                                                                ------
                                                                $   42

         Interest expense includes $0.6 million in 2000 related to the net settlements on these agreements. Effective January 1, 2001, changes in the fair value of these agreements are recorded in other income (expense). The fair value of the interest rate swap agreements in place at December 31, 2002, based on the estimated amount that we would receive or pay to terminate the agreements as of that date and taking into account current interest rates, was a loss of $3.5 million, the offset of which is recorded in the balance sheet caption other current liabilities.

         For debt obligations, the table below presents principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on implied forward rates in the yield curve at the reporting date.

                                DEBT OBLIGATIONS
                              AT DECEMBER 31, 2002

                                                                                                  EXPECTED
                                               FIXED RATE    AVERAGE FIXED    VARIABLE RATE   AVERAGE VARIABLE
                       EXPECTED MATURITIES        DEBT       INTEREST RATE         DEBT        INTEREST RATE
                       --------------------    ----------    -------------    -------------   ----------------
                                              (IN MILLIONS)                   (IN MILLIONS)
                       2003................    $       61             8.79%   $         129               2.60%
                       2004................            31             8.02%              16               3.78%
                       2005................            11             9.30%             150               5.77%
                       2006................           252             8.06%              --                 --
                       2007................            50             8.94%              12               8.76%
                       Thereafter..........           183             7.50%             405              10.22%
                                               ----------    -------------    -------------   ----------------
                       Total...............    $      588             8.06%   $         712               7.73%
                                               ==========    =============    =============   ================

                       Fair Value..........    $      567                     $         712
                                               ==========                     =============

                                DEBT OBLIGATIONS
                              AT DECEMBER 31, 2001
                                  (AS RESTATED)

                                                                                                  EXPECTED
                                               FIXED RATE    AVERAGE FIXED    VARIABLE RATE   AVERAGE VARIABLE
                       EXPECTED MATURITIES        DEBT       INTEREST RATE         DEBT        INTEREST RATE
                       --------------------    ----------    -------------    -------------   -----------------
                                             (IN MILLIONS)                    (IN MILLIONS)
                       2002................    $       36             8.78%   $          71                3.45%
                       2003................            61             8.79%             320                4.64%
                       2004................            31             8.02%              16                5.72%
                       2005................            11             9.30%              --                  --
                       2006................           251             8.06%              --                  --
                       Thereafter..........           130             7.85%             485                8.50%
                                               ----------    -------------    -------------   -----------------
                       Total...............    $      520             8.17%   $         892                6.66%
                                               ==========    =============    =============   =================
                       Fair Value..........    $      532                     $         892
                                               ==========                     =============

NEW ACCOUNTING STANDARDS

         In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), which is fully effective in fiscal years beginning after December 15, 2001, although certain provisions of SFAS No. 142 are applicable to goodwill and other intangible assets acquired in transactions completed after June 30, 2001. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and requires that goodwill and intangibles with an indefinite life no longer be amortized but instead be periodically reviewed for impairment. The adoption of SFAS No. 142 did not materially impact our financial position or results of operations.

         On January 1, 2003 we adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. We have identified certain asset retirement obligations that are within the scope of the standard, including obligations imposed by certain state laws pertaining to closure and/or removal of storage tanks, contractual removal obligations included in certain easement and right-of-way agreements associated with our pipeline operations, and contractual removal obligations relating to a refinery processing unit located within a third-party entity's facility. We cannot currently determine a reasonable estimate of the fair value of our asset retirement obligations due to the fact that the related assets have indeterminate useful lives which preclude development of assumptions about the potential timing of settlement dates. Such obligations will be recognized in the period in which sufficient information exists to estimate a range of potential settlement dates. Accordingly, the adoption of SFAS No. 143 did not impact our financial position or results of operations.

         In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions.

SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The adoption of SFAS No. 144 did not impact our financial position or results of operations.


         In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations it has undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." FIN 46 defines variable interest entities and how an enterprise should assess its interests in a variable interest entity to decide whether to consolidate that entity. The interpretation requires certain minimum disclosures with respect to variable interest entities in which an enterprise holds significant variable interests but which it does not consolidate. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period, and it applies to nonpublic enterprises as of the end of the applicable annual period. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. We have not determined the impact on our financial position or results of operations that may result from the application of FIN 46.

PROPOSED ACCOUNTING CHANGE

         The American Institute of Certified Public Accountants ("AICPA") has issued a "Statement of Position" exposure draft on cost capitalization that is expected to require companies to expense the non-capital portion of major maintenance costs as incurred. The statement is expected to require that any existing unamortized deferred non-capital major maintenance costs be expensed immediately. This statement also has provisions which will change the method of determining depreciable lives. The impact on future depreciation expense is not determinable at this time. The exposure draft indicates that this change will be required to be adopted for fiscal years beginning after June 15, 2003, and that the effect of expensing existing unamortized deferred non-capital major maintenance costs will be reported as a cumulative effect of an accounting change in the consolidated statement of income. Currently, the AICPA is discussing the future of this exposure draft with the FASB. The final accounting requirements and timing of required adoption are not known at this time. At December 31, 2002, we had included turnaround costs of $210 million in other assets. Our management has not determined the amount, if any, of these costs that could be capitalized under the provisions of the exposure draft.

                                    BUSINESS

OVERVIEW

         We are a direct wholly-owned operating subsidiary of PDV America, a wholly-owned subsidiary of PDV Holding. Our ultimate parent is Petroleos de Venezuela, S.A., the national oil company of the Bolivarian Republic of Venezuela. We are engaged in the refining, marketing and transportation of petroleum products including gasoline, diesel fuel, jet fuel, petrochemicals, lubricants, asphalt and refined waxes, mainly within the continental United States east of the Rocky Mountains.

         Our transportation fuel customers include primarily CITGO branded independent wholesale marketers, major convenience store chains and airlines located mainly east of the Rocky Mountains. We generally market asphalt to independent paving contractors on the East and Gulf Coasts and in the Midwest of the United States. We sell lubricants principally in the United States to independent marketers, mass marketers and industrial customers. We sell lubricants, gasoline, and distillates in various Latin American markets. We sell petrochemical feedstocks and industrial products to various manufacturers and industrial companies throughout the United States. We sell petroleum coke primarily in international markets.

         On January 1, 2002, PDV America made a contribution to our capital of all of the common stock of VPHI. Effective January 1, 2002, the accounts of VPHI were included in our consolidated financial statements at the historical carrying value of PDV America's investment in VPHI. Amounts shown for the years ended December 31, 2001 and 2000 have been restated to give effect to this transaction as if it took place on January 1, 2000.

         The principal asset of VPHI is a 167 thousand barrels per day ("MBPD") petroleum refinery owned by its wholly-owned subsidiary, PDV Midwest Refining L.L.C. ("PDVMR"), located in Lemont, Illinois. We have operated this refinery and purchased substantially all of its primary output, consisting of transportation fuels and petrochemicals, since May 1997. We plan to continue to operate the refinery as a source of supply for transportation fuels and petrochemicals.

COMPETITIVE NATURE OF THE PETROLEUM REFINING BUSINESS

         The petroleum refining industry is cyclical and highly volatile, reflecting capital intensity with high fixed and low variable costs. Petroleum industry operations and profitability are influenced by a large number of factors, over some of which individual petroleum refining and marketing companies have little control. Governmental regulations and policies, particularly in the areas of taxation, energy and the environment, have a significant impact on how companies conduct their operations and formulate their products. Demand for crude oil and its products is largely driven by the condition of local and worldwide economies, although weather patterns and taxation relative to other energy sources also play significant parts. Generally, U.S. refiners compete for sales on the basis of price, brand image and, in some areas, product quality.

REFINING

         Our aggregate net interest in rated crude oil refining capacity is 865 MBPD. The following table shows the capacity of each refinery in which we hold an interest and our share of such capacity as of December 31, 2002.


                             CITGO REFINING CAPACITY

                                                                                         TOTAL
                                                                                         RATED        NET CITGO      SOLOMON
                                                                                         CRUDE        OWNERSHIP      PROCESS
                                                                             CITGO      REFINING     IN REFINING    COMPLEXITY
                                                              OWNER         INTEREST    CAPACITY      CAPACITY        RATING
                                                             --------       --------   ----------   ------------   ------------
                                                                               (%)       (MBPD)        (MBPD)
     LOCATION
       Lake Charles, LA ..................................   CITGO               100          320            320           17.7
       Corpus Christi, TX ................................   CITGO               100          157            157           16.3
       Lemont, IL ........................................   CITGO               100          167            167           11.7
       Paulsboro, NJ .....................................   CITGO               100           84             84             --
       Savannah, GA ......................................   CITGO               100           28             28             --
       Houston, TX .......................................   LYONDELL-CITGO       41          265            109           15.0
                                                                                       ----------   ------------
         Total rated crude oil refining capacity .........                                  1,021            865
                                                                                       ==========   ============

         Our Lake Charles, Corpus Christi and Lemont refineries and the Houston refinery each have the capability to process large volumes of heavy crude oil into a flexible slate of refined products. They have Solomon Process Complexity Ratings of 17.7, 16.3, 11.7 and 15.0, respectively, as compared to an average of
13.9 for U.S. refineries in the most recently available Solomon Associates,

     Inc. survey. The rating is an industry measure of a refinery's ability to produce higher value products, with a higher rating indicating a greater capability to produce such products.

     The following table shows our aggregate interest in refining capacity, refinery input, and product yield for the three years ended December 31, 2002.


                          CITGO REFINERY PRODUCTION(1)

                                                                    YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------------
                                                          2002                2001               2000
                                                     --------------      --------------      -------------
                                                              (MBPD, EXCEPT AS OTHERWISE INDICATED)
Rated refining crude capacity at year end ......      865                 865                 865
Refinery input
  Crude oil ....................................      674        84%      737        83%      791       83%
  Other feedstocks .............................      131        16%      150        17%      157       17%
                                                     ----      ----      ----      ----      ----     ----
    Total ......................................      805       100%      887       100%      948      100%
                                                     ====      ====      ====      ====      ====     ====
Product yield
  Light fuels
    Gasoline ...................................      379        46%      375        42%      419       44%
    Jet fuel ...................................       76         9%       76         8%       79        8%
    Diesel/#2 fuel .............................      153        19%      172        19%      182       19%
Asphalt ........................................       16         2%       44         6%       47        5%
Petrochemicals and industrial products .........      194        24%      228        25%      230       24%
                                                     ----      ----      ----      ----      ----     ----
    Total ......................................      818       100%      895       100%      957      100%
                                                     ====      ====      ====      ====      ====     ====
Utilization of rated refining capacity .........                 78%                 85%                91%

----------

(1)               Includes 41.25% of the LYONDELL-CITGO refinery production.

     We produce our light fuels and petrochemicals primarily through our Lake Charles, Corpus Christi and Lemont refineries. Asphalt refining operations are carried out through our Paulsboro and Savannah refineries. We purchase refined products from LYONDELL-CITGO, our joint venture refinery in Houston.

     Lake Charles, Louisiana Refinery. This refinery has a rated refining capacity of 320 MBPD and is capable of processing large volumes of heavy crude oil into a flexible slate of refined products, including significant quantities of high-octane unleaded gasoline and reformulated gasoline.

     The following table shows the rated refining capacity, refinery input, product yield and selected operating data at the Lake Charles refinery for the three years ended December 31, 2002.

                        LAKE CHARLES REFINERY PRODUCTION

                                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------------------
                                                           2002                 2001                2000
                                                       --------------      --------------      --------------
                                                                (MBPD, EXCEPT AS OTHERWISE INDICATED)
Rated refining crude capacity at year end ........      320                 320                  320
Refinery input
  Crude oil ......................................      320        92%      317        90%       319       87%
  Other feedstocks ...............................       28         8%       37        10%        48       13%
                                                       ====      ====      ====      ====      =====     ====
     Total .......................................      348       100%      354       100%       367      100%
                                                       ====      ====      ====      ====      =====     ====

Product yield Light fuels Gasoline ...............      184        51%      175        48%       187       50%
     Jet fuel ....................................       68        19%       67        19%        70       19%
     Diesel/#2 fuel ..............................       45        13%       62        17%        58       15%
  Petrochemicals and industrial products .........       60        17%       57        16%        59       16%
                                                       ----      ----      ----      ----      -----     ----
     Total .......................................      357       100%      361       100%       374      100%
                                                       ====      ====      ====      ====      =====     ====

Utilization of rated crude refining capacity .....                100%                 99%                100%
Per barrel of throughput (dollars per barrel)
  Gross margin (1) ...............................     $4.16               $5.83                 N/A
  Operating expense (2) ..........................     $2.87               $2.77               $2.66

--------------
N/A: Information not available

(1) Gross margin consists of the estimated product yield value less refinery input costs divided by total refinery input volumes.

(2) Operating expense consists of total refinery operating expenses less depreciation and amortization divided by total refinery input volumes.


     The Lake Charles refinery's Gulf Coast location provides it with access to crude oil deliveries from multiple sources; imported crude oil and feedstock supplies are delivered by ship directly to the Lake Charles refinery, while domestic crude oil supplies are delivered by pipeline and barge. In addition, the refinery is connected by pipelines to the Louisiana Offshore Oil Port and to terminal facilities in the Houston area through which it can receive crude oil deliveries. For delivery of refined products, the refinery is connected through the Lake Charles Pipeline directly to the Colonial and Explorer Pipelines, which are the major refined product pipelines supplying the northeast and midwest regions of the United States, respectively. The refinery also uses adjacent terminals and docks, which provide access for ocean tankers and barges to load refined products for shipment.

     The Lake Charles refinery's main petrochemical products are propylene and benzene. Industrial products include sulfur, residual fuels and petroleum coke.

     The Lake Charles refinery complex also includes a lubricants refinery which produces high quality oils and waxes, and is one of the few in the industry designed as a stand-alone lubricants refinery.

     Corpus Christi, Texas Refinery. The Corpus Christi refinery processes heavy crude oil into a flexible slate of refined products. This refinery complex consists of the East and West Plants, located within five miles of each other.

     The following table shows rated refining capacity, refinery input, product yield and selected operating data at the Corpus Christi refinery for the three years ended December 31, 2002.

                       CORPUS CHRISTI REFINERY PRODUCTION

                                                                        YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------------------------
                                                            2002                  2001                 2000
                                                      ----------------      ----------------      ---------------
                                                                 (MBPD, EXCEPT AS OTHERWISE INDICATED)
Rated refining crude capacity at year end .......       157                   157                   150
Refinery input
  Crude oil .....................................       154         73%       154         71%       149        70%
  Other feedstocks ..............................        57         27%        64         29%        65        30%
                                                      -----      -----      -----      -----      -----     -----
     Total ......................................       211        100%       218        100%       214       100%
                                                      =====      =====      =====      =====      =====     =====

Product yield
  Light fuels
     Gasoline ...................................        93         44%        90         42%        95        46%
     Diesel/#2 fuel .............................        59         28%        57         26%        58        27%
  Petrochemicals and industrial
     products ...................................        58         28%        69         32%        58        27%
                                                      -----      -----      -----      -----      -----     -----
     Total ......................................       210        100%       216        100%       211       100%
                                                      =====      =====      =====      =====      =====     =====

Utilization of Rated Crude Refining Capacity ....                   98%                   98%                  99%
Per barrel of throughput (dollars per
  barrel)
  Gross margin (1) ..............................     $4.37                 $5.67                  N/A
  Operating expense (2) .........................     $2.32                 $2.33                $2.25

---------------
N/A: Information not available

(1) Gross margin consists of the estimated product yield value less refinery input costs divided by total refinery input volumes.

(2) Operating expense consists of total refinery operating expenses less depreciation and amortization divided by total refinery input volumes.

     We operate the West Plant under a sublease agreement from Anadarko Petroleum Corporation. The basic term of the sublease ends on January 1, 2004, but we may renew the sublease for successive renewal terms through January 31, 2011. We have the right to purchase the West Plant from Union Pacific at the end of the basic term, the end of any renewal term, or on January 31, 2011 at a nominal price.

     The Corpus Christi refinery's main petrochemical products include cumene, cyclohexane, and aromatics (including benzene, toluene and xylene).

     Lemont, Illinois Refinery. The Lemont refinery processes primarily heavy Canadian crude oil into a flexible slate of refined products.

     The following table shows the rated refining capacity, refinery input, product yield and selected operating data at the Lemont refinery for the three years ended December 31, 2002.

                           LEMONT REFINERY PRODUCTION

                                                                            YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------------------
                                                               2002                  2001                 2000
                                                         ----------------      ----------------      ---------------
                                                                      (MBPD, EXCEPT AS OTHERWISE INDICATED)
Rated refining crude capacity at year end ..........       167                   167                   167
Refinery input
  Crude oil ........................................        69         73%        98         78%       153        89%
  Other feedstocks .................................        25         27%        28         22%        18        11%
                                                         -----      -----      -----      -----      -----     -----
     Total .........................................        94        100%       126        100%       171       100%
                                                         =====      =====      =====      =====      =====     =====

Product yield
  Light fuels
     Gasoline ......................................        54         59%        68         56%        89        52%
     Jet fuel ......................................        --          0%        --          0%         1         1%
     Diesel/#2 fuel ................................        16         17%        24         20%        40        23%
Petrochemicals and industrial
  products .........................................        22         24%        30         24%        41        24%
                                                         -----      -----      -----      -----      -----     -----
     Total .........................................        92        100%       122        100%       171       100%
                                                         =====      =====      =====      =====      =====     =====

Utilization of Rated Crude Refining  Capacity ......                   41%                   59%                  92%
Per barrel of throughput (dollars per barrel)
  Gross margin (1) .................................     $3.23                 $7.12                   N/A
  Operating expense (2) ............................     $4.70                 $3.17                 $2.16


----------------
N/A: Information not available

(1) Gross margin consists of the estimated product yield value less refinery input costs divided by total refinery input volumes.

(2) Operating expense consists of total refinery operating expenses less depreciation and amortization divided by total refinery input volumes.

     Petrochemical products at the Lemont refinery include benzene, toluene and xylene, plus a range of ten different aliphatic solvents.

     On August 14, 2001, a fire occurred at the crude oil distillation unit of the Lemont refinery. The crude unit was destroyed and the refinery's other processing units were temporarily taken out of production. A new crude unit was operational in May 2002. See consolidated financial statements of CITGO for further information.

     LYONDELL-CITGO Refining LP. Subsidiaries of CITGO and Lyondell Chemical Company ("Lyondell") are partners in LYONDELL-CITGO, which owns and operates a 265 MBPD refinery previously owned by Lyondell and located on the ship channel in Houston, Texas. At December 31, 2002, our investment in LYONDELL-CITGO was $518 million. In addition, at December 31, 2002, we held a note receivable from LYONDELL-CITGO in the approximate amount of $35 million. A substantial amount of the crude oil processed by this refinery is supplied by PDVSA under a long-term crude oil supply agreement that expires in the year 2017. For the year ended December 31, 2002, LYONDELL-CITGO constituted a significant investment for us in a 50-percent-or-less-owned person under SEC regulations. See separate financial statements for LYONDELL-CITGO included in this prospectus.

     PDVSA has invoked its contractual right to declare a force majeure under the supply agreement with LYONDELL-CITGO at certain points in each of 2002, 2001 and 2000 for varying periods of time for various reasons. As a result of these declarations, PDVSA was relieved of its obligation to deliver crude oil under the supply agreement and LYONDELL-CITGO had to purchase crude oil from alternate sources, which resulted in increased volatility to operating margins.

CRUDE OIL AND REFINED PRODUCT PURCHASES

     We do not own any crude oil reserves or production facilities, and must therefore rely on purchases of crude oil and feedstocks for our refinery operations. In addition, because our refinery operations do not produce sufficient refined products to meet the demands of our marketers, we purchase refined products, primarily gasoline, from other refiners, including a number of affiliated companies.

     Crude Oil Purchases. The following chart shows our purchases of crude oil for the three years ended December 31, 2002:

                            CITGO CRUDE OIL PURCHASES


                        LAKE CHARLES, LA    CORPUS CHRISTI, TX      LEMONT, IL          PAULSBORO, NJ        SAVANNAH, GA
                       ------------------   ------------------   ------------------   ------------------   ------------------
                       2002   2001   2000   2002   2001   2000   2002   2001   2000   2002   2001   2000   2002   2001   2000
                       ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----
                                                  (MBPD)                                              (MBPD)
SUPPLIERS
PDVSA ..............    125    136    104    126    138    143     11     13     14     36     39     47     22     22     22
Other sources ......    190    185    214     29     10      8     62     78    140      7      3     --     --     --     --
                       ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----
     Total .........    315    321    318    155    148    151     73     91    154     43     42     47     22     22     22
                       ====   ====   ====   ====   ====   ====   ====   ====   ====   ====   ====   ====   ====   ====   ====

     Our largest single supplier of crude oil is PDVSA. We have entered into long-term crude oil supply agreements with PDVSA with respect to the crude oil requirements for each of our Lake Charles, Corpus Christi, Paulsboro and Savannah refineries. The following table shows the base and incremental volumes of crude oil contracted for delivery and the volumes of crude oil actually delivered under these contracts in the three years ended December 31, 2002.


                   CITGO CRUDE OIL SUPPLY CONTRACTS WITH PDVSA

                                                                         VOLUMES OF
                                                                    CRUDE OIL PURCHASED
                                             CONTRACT CRUDE          FOR THE YEAR ENDED
                                               OIL VOLUME               DECEMBER 31,
                                       ------------------------    ------------------------    CONTRACT
                                                                                              EXPIRATION
                                        BASE     INCREMENTAL(1)     2002     2001     2000       DATE
                                       ------    --------------    ------   ------   ------   ----------
                                                     (MBPD)             (MBPD)                  (YEAR)
    LOCATION
    Lake Charles, LA(2)............      120           70             109      117      110       2006
    Corpus Christi, TX(2)..........      130           --             114      126      118       2012
    Paulsboro, NJ(2)...............       30           --              27       26       28       2010
    Savannah, GA(2)................       12           --              12       12       12       2013

----------

(1) The supply agreement for the Lake Charles refinery gives PDVSA the right to sell to us incremental volumes up to the maximum amount specified in the table, subject to certain restrictions relating to the type of crude oil to be supplied, refining capacity and other operational considerations at the refinery.

(2) Volumes purchased as shown on this table do not equal purchases from PDVSA (shown in the previous table) as a result of transfers between refineries of contract crude purchases included here and spot purchases from PDVSA which are included in the previous table.

     These crude oil supply agreements require PDVSA to supply minimum quantities of crude oil and other feedstocks to us for a fixed period. The supply agreements differ somewhat for each entity and each refinery but generally incorporate formula prices based on the market value of a slate of refined products deemed to be produced from each particular grade of crude oil or feedstock, less

o    specified deemed refining costs;

o specified actual costs, including transportation charges, actual cost of natural gas and electricity, import duties and taxes; and

o a deemed margin, which varies according to the grade of crude oil or feedstock delivered.

     Under each supply agreement, deemed margins and deemed costs are adjusted periodically by a formula primarily based on the rate of inflation. Because deemed operating costs and the slate of refined products deemed to be produced for a given barrel of crude oil or other feedstock do not necessarily reflect the actual costs and yields in any period, the actual refining margin we earn under the various supply agreements will vary depending on, among other things, the efficiency with which we conduct our operations during such period.

     These crude supply agreements contain force majeure provisions which excuse the performance by either party of its obligations under the agreement under specified circumstances. PDVSA has invoked the force majeure provisions and reduced the volume of crude oil supplied under the contracts at certain points during each of 2000, 2001 and 2002 for varying periods of time for a variety of reasons. As a result of these declarations of force majeure, we were required to obtain crude oil from alternative sources, which resulted in increased volatility in our operating margins. We were notified that effective March 6, 2003, PDVSA ended its declaration of force majeure under the crude supply agreements.

     The supply agreements provide that if the supplier does not supply us with the volume of crude oil and feedstock required under that agreement and that failure is not excused by force majeure, then the supplier must pay us the deemed margin, in the case of the Lake Charles supply agreement, and the deemed margin and the applicable fixed cost, in the case of the Corpus Christi supply agreement, for the amount of crude oil and feedstock not supplied. During 2000, 2001 and 2002, PDVSA did not deliver naphtha pursuant to certain contracts and has made or will make contractually specified payments in lieu thereof.

     Refined product purchases. We are required to purchase refined products to supplement the production of the Lake Charles, Corpus Christi and Lemont refineries in order to meet demand of our marketing network and to resolve logistical issues. The following table shows our purchases of refined products for the three years ended December 31, 2002.


                         CITGO REFINED PRODUCT PURCHASES

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                  -----------------------------------
                                                    2002         2001          2000
                                                  --------     --------      --------
                                                                 (MBPD)
     LIGHT FUELS
       Gasoline..........................              689          640           616
       Jet fuel..........................               61           74            81
       Diesel/#2 fuel....................              239          264           264
                                                  --------     --------      --------
          Total..........................              989          978           961
                                                  ========     ========      ========

         As of December 31, 2002, we purchased substantially all of the gasoline, diesel/#2 fuel, and jet fuel produced at the LYONDELL-CITGO refinery under a contract which extends through the year 2017. LYONDELL-CITGO was a major supplier in 2002 providing us with 114 MBPD of gasoline, 84 MBPD of diesel/#2 fuel, and 18 MBPD of jet fuel. See "-- Refining --LYONDELL-CITGO Refining LP."

         In October 1998, an affiliate of PDVSA acquired a 50% equity interest in HOVENSA, a joint venture that owns and operates a refinery in St. Croix, U.S. Virgin Islands. Under the related product sales agreement, we acquired approximately 100 MBPD of refined products from the refinery during 2002, approximately one-half of which was gasoline.

MARKETING

     Our major products are light fuels (including gasoline, jet fuel, and diesel fuel), industrial products and petrochemicals, asphalt, lubricants and waxes. The following table shows revenues and volumes of each of these product categories for the three years ended December 31, 2002.


                CITGO REFINED PRODUCT SALES REVENUES AND VOLUMES


                                                    YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                                                ------------------------------   ------------------------------
                                                  2002       2001       2000       2002       2001       2000
                                                --------   --------   --------   --------   --------   --------
                                                         (IN MILLIONS)               (GALLONS IN MILLIONS)
LIGHT FUELS
Gasoline ....................................   $ 11,758   $ 11,316   $ 12,447     15,026     13,585     13,648
Jet fuel ....................................      1,402      1,660      2,065      2,003      2,190      2,367
Diesel/#2 fuel ..............................      3,462      3,984      4,750      5,031      5,429      5,565
Asphalt .....................................        597        502        546        902        946        812
Petrochemicals and industrial products ......      1,485      1,490      1,763      2,190      2,297      2,404
Lubricants and waxes ........................        561        536        552        261        240        279
                                                --------   --------   --------   --------   --------   --------
     Total refined product sales ............   $ 19,265   $ 19,488   $ 22,123     25,413     24,687     25,075
                                                ========   ========   ========   ========   ========   ========


     Light Fuels. Gasoline sales accounted for 61% of our refined product sales in 2002, 58% in 2001 and 56% in 2000. We market CITGO branded gasoline through approximately 13,000 independently owned and operated CITGO branded retail outlets (including more than 11,000 branded retail outlets owned and operated by approximately 700 independent marketers and more than 2,000 7-ElevenTM convenience stores) located throughout the United States, primarily east of the Rocky Mountains. We purchase gasoline to supply our marketing network, as the gasoline production from the Lake Charles, Corpus Christi and Lemont refineries was only equivalent to approximately 54%, 55% and 62% of the volume of our branded gasoline sold in 2002, 2001 and 2000, respectively. See "-- Crude Oil and Refined Product Purchases -- Refined Product Purchases."

     The following table includes wholesale fuel sales, wholesale margin and marketing expenses relating to those sales.

                                                                            YEAR ENDED DECEMBER 31,
                                                                 ------------------------------------------
                                                                   2002             2001             2000
                                                                 --------         --------         --------
                                                                       (IN MILLIONS, EXCEPT AS NOTED)
     Wholesale fuel sales (gallons)                                13,758           13,500           13,441
     Wholesale marketing margin (1) (cents per gallon)                1.1(cents)       2.2(cents)       1.6(cents)
     Supply and marketing expenses                               $  112.5         $   94.3             69.8
     -----------

----------
     N/A:  Information not available

     (1) The wholesale marketing margin is equal to the net unit revenue for all wholesale sales less all unit acquisition costs including transportation, terminalling and additive costs and the cost of product. Internally produced products are acquired by wholesale marketing at spot market prices. Other product is acquired by wholesale marketing at various term and spot prices. Wholesale marketing margin is the weighted average margin on wholesale sales of gasoline, turbine fuel and diesel.


     Our strategy is to enhance the value of the CITGO brand by delivering quality products and services to the consumer through a large network of independently owned and operated CITGO branded retail locations. This enhancement is accomplished through a commitment to quality, dependability and excellent customer service to our independent marketers, which constitute our primary distribution channel.

     Sales to independent branded marketers typically are made under contracts that range from three to seven years. Sales to 7-ElevenTM convenience stores are made under a contract that extends through the year 2006. Under this contract, we arrange all transportation and delivery of motor fuels and handle all product ordering. We also act as processing agent for the purpose of facilitating and implementing orders and purchases from third-party suppliers. We receive a processing fee for such services.

     We market jet fuel directly to airline customers at 20 airports, including such major hub cities as Atlanta, Chicago, Dallas/Fort Worth and Miami.

     Our delivery of light fuels to our customers is accomplished in part through 55 refined product terminals located throughout our primary market territory. Of these terminals, 44 are wholly-owned by us and 11 are jointly owned. Twelve of our product terminals have waterborne docking facilities, which greatly enhance the flexibility of our logistical system. Refined product terminals owned or operated by us provide a total storage capacity of approximately 22 million barrels. Also, we have active exchange relationships with over 300 other refined product terminals, providing flexibility and timely response capability to meet distribution needs.

     Petrochemicals and Industrial Products. We sell petrochemicals in bulk to a variety of U.S. manufacturers as raw material for finished goods. The majority of our cumene production is sold to a joint venture phenol production plant in which we are a limited partner. The phenol plant produces phenol and acetone for sale primarily to the principal partner in the phenol plant for the production of plastics. Sulphur is sold to the U.S. and international fertilizer industries; cycle oils are sold for feedstock processing and blending; natural gas liquids are sold to the U.S. fuel and petrochemical industry; petroleum coke is sold primarily in international markets, through a joint venture, for use as kiln and boiler fuel; and residual fuel blendstocks are sold to a variety of fuel oil blenders.

     Asphalt. Our asphalt is generally marketed to independent paving contractors on the East and Gulf Coasts and in the Midwest of the United States for use in the construction and resurfacing of roadways. We deliver asphalt through three wholly-owned terminals and twenty-three leased terminals. Demand for asphalt peaks in the summer months.

     Lubricants and Waxes. We market many different types, grades and container sizes of lubricants and wax products, with the bulk of sales consisting of automotive oil and lubricants and industrial lubricants. Other major lubricant products include 2-cycle engine oil and automatic transmission fluid.


INTERNATIONAL OPERATIONS

     We, through our wholly-owned subsidiary, CITGO International Latin America, Inc. ("CILA"), are introducing the PDVSA and CITGO brands into various Latin American markets which will include wholesale and retail sales of lubricants, gasoline and distillates. Operations are in Puerto Rico, Mexico, Ecuador, Chile, and Brazil. However, CILA is reviewing and may revise its plans for these and other countries in Latin America.

PIPELINE OPERATIONS

     We own and operate a crude oil pipeline and three products pipeline systems. We also have equity interests in three crude oil pipeline companies and six refined product pipeline companies. Our pipeline interests provide us with access to substantial refinery feedstocks and reliable transportation to refined product markets, as well as cash flows from dividends. One of the refined product pipelines in which we have an interest, Colonial Pipeline, is the largest refined product pipeline in the United States, transporting refined products from the Gulf Coast to the mid-Atlantic and eastern seaboard states.

EMPLOYEES

     We and our subsidiaries have a total of approximately 4,300 employees, approximately 1,500 of whom are covered by union contracts. Most of the union employees are employed in refining operations. The remaining union employees are located primarily at a lubricant plant and various refined product terminals.

ENVIRONMENT AND SAFETY

ENVIRONMENT

     The U.S. refining industry is required to comply with increasingly stringent product specifications under the 1990 Clean Air Act Amendments for reformulated gasoline and low sulphur gasoline and diesel fuel that have necessitated additional capital and operating expenditures, and altered significantly the U.S. refining industry and the return realized on refinery investments. Also, regulatory interpretations by the U.S. EPA regarding "modifications" to refinery equipment under the New Source Review ("NSR") provisions of the Clean Air Act have created uncertainty about the extent to which additional capital and operating expenditures will be required and administrative penalties imposed.

     In addition, we are subject to various other federal, state and local environmental laws and regulations that may require us to take additional compliance actions and also actions to remediate the effects on the environment of prior disposal or release of petroleum, hazardous substances and other waste and/or pay for natural resource damages. Maintaining compliance with environmental laws and regulations could require significant capital expenditures and additional operating costs. Also, numerous other factors affect our plans with respect to environmental compliance and related expenditures. See "Forward Looking Statements."

     Our accounting policy establishes environmental reserves as probable site restoration and remediation obligations become reasonably capable of estimation. We believe the amounts provided in our consolidated financial statements, as prescribed by generally accepted accounting principles, are adequate in light of probable and estimable liabilities and obligations. However, we cannot assure that the actual amounts required to discharge alleged liabilities and obligations and to comply with applicable laws and regulations will not exceed amounts provided for or will not have a material adverse affect on our consolidated results of operations, financial condition and cash flows.

     In 1992, we reached an agreement with the Louisiana Department of Environmental Quality ("LDEQ"), to cease usage of certain surface impoundments at our Lake Charles refinery by 1994. A mutually acceptable closure plan was filed with the LDEQ in 1993. We and the former owner of the refinery are participating in the closure and sharing the related costs based on estimated contributions of waste and ownership periods. The remediation commenced in December 1993. In 1997, we presented a proposal to the LDEQ revising the 1993 closure plan. In 1998 and 2000, we submitted further revisions as requested by the LDEQ. The LDEQ issued an administrative order in June 2002 that addressed the requirements and schedule for proceeding to develop and implement the corrective action or closure plan for these surface impoundments and related waste units. Compliance with the terms of the administrative order has begun.

     The Texas Commission on Environmental Quality ("TCEQ"), formerly known as the Texas Natural Resources Conservation Commission, conducted a two-day multi-media investigation of the Corpus Christi refinery during 2002 and has issued a notice of enforcement to us identifying 31 items of alleged violations of Texas environmental regulations. We anticipate that penalties will be proposed with respect to these matters, but no amounts have yet been specified.

     In March 2003, the Texas Commission on Environmental Quality notified us about a proposed civil penalty for failure to maintain equipment upset records, to obtain authority for certain sulfur dioxide and hydrogen sulfide emissions, and to comply with certain air limitations at the Corpus Christi refinery during 2000-2001. We dispute these findings and intend to appeal the proposed civil penalty.

     In June 1999, we and numerous other industrial companies received notice from the U.S. EPA that the U.S. EPA believes that we and these other companies have contributed to contamination in the Calcasieu Estuary, in the proximity of Lake Charles, Calcasieu Parish, Louisiana and are potentially responsible parties ("PRPs") under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"). The U.S. EPA made a demand for payment of its past investigation costs from us and other PRPs and is conducting a remedial investigation/feasibility study, or RI/FS, under its CERCLA authority. We and other PRPs may be potentially responsible for the costs of the RI/FS, subsequent remedial actions and natural resource damages. We disagree with the U.S. EPA's allegations and intend to contest this matter.


     In January and July 2001, we received notices of violation ("NOVs") from the U.S. EPA alleging violations of the Federal Clean Air Act. The NOVs are an outgrowth of an industry-wide and multi-industry U.S. EPA enforcement initiative alleging that many refineries and electric utilities modified air emission sources without obtaining permits or installing new control equipment under the NSR provisions of the Clean Air Act. The NOVs followed inspections and formal information requests regarding our Lake Charles, Louisiana, Corpus Christi, Texas and the Lemont, Illinois refineries. Since mid-2002, we have been engaged in global settlement negotiations with the United States. The settlement negotiations have focused on different levels of air pollutant emission reductions and the merits of various types of control equipment to achieve those reductions. No settlement agreement, or agreement in principle, has been reached. Based primarily on the costs of control equipment reported by the United States and other petroleum companies and the types and number of emission control devices that have been agreed to in previous petroleum companies' NSR settlements, with the United States, we estimate that the capital costs of a settlement with the United States could range from $130 million to $200 million. Any such capital costs would be incurred over a period of years, anticipated to be from 2003 to 2008. Also, this cost estimate range, while based on current information and judgment, is dependent on a number of subjective factors, including the types of control devices installed, the emission limitations set for the units, the year the technology may be installed, and possible future operational changes. We also may be subject to possible penalties. If settlement discussions fail, we are prepared to contest the NOVs. If we are found to have violated the provisions cited in the NOVs, we estimate the capital expenditures and penalties that might result could range up to $290 million, to be incurred over a period of years.

     In June 1999, a NOV was issued by the U.S. EPA alleging violations of the National Emission Standards for Hazardous Air Pollutants regulations covering benzene emissions from wastewater treatment operations at our Lemont, Illinois refinery. We are in settlement discussions with the U.S. EPA. We believe this matter will be consolidated with the matters described in the previous paragraph.

     In June 2002, a Consolidated Compliance Order and Notice of Potential Penalty was issued by the LDEQ alleging violations of the Louisiana air quality regulations at the Lake Charles, Louisiana refinery. We are in settlement discussions with the LDEQ.

     Various regulatory authorities have the right to conduct, and from time to time do conduct, environmental compliance audits of our and our subsidiaries' facilities and operations. Those audits have the potential to reveal matters that those authorities believe represent non-compliance in one or more respects with regulatory requirements and for which those authorities may seek corrective actions and/or penalties in an administrative or judicial proceeding. Other than matters described above, based upon current information, we are not aware that any such audits or their findings have resulted in the filing of such a proceeding or is the subject of a threatened filing with respect to such a proceeding, nor do we believe that any such audit or their findings will have a material adverse effect on our future business and operating results.

     Conditions which require additional expenditures may exist with respect to our various sites including, but not limited to, our operating refinery complexes, former refinery sites, service stations and crude oil and petroleum product storage terminals. Based on currently available information, we cannot determine the amount of any such future expenditures.

     Increasingly stringent environmental regulatory provisions and obligations periodically require additional capital expenditures. During 2002, we spent approximately $148 million for environmental and regulatory capital improvements in our operations. Management currently estimates that we will spend approximately $1.3 billion for environmental and regulatory capital projects over the five-year period 2003-2007. These estimates may vary due to a variety of factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Forward Looking Statements."

SAFETY

     Due to the nature of petroleum refining and distribution, we are subject to stringent federal and state occupational health and safety laws and regulations. We maintain comprehensive safety, training and maintenance programs.

LEGAL PROCEEDINGS


     Various lawsuits and claims arising in the ordinary course of business are pending against us. We record accruals for potential losses when, in management's opinion, such losses are probable and reasonably estimable. If known lawsuits and claims were to be determined in a manner adverse to us, and in amounts greater than our accruals, then such determinations could have a material adverse effect on our results of operations in a given reporting period. The most significant lawsuits and claims are discussed below.

     A class action lawsuit brought by four former marketers of the UNO-VEN Company ("UNO-VEN") in U.S. District Court in Wisconsin against UNO-VEN alleging improper termination of the UNO-VEN Marketer Sales Agreement under the Petroleum Marketing Practices Act in connection with PDVMR's 1997 acquisition of Unocal's interest in UNO-VEN has resulted in the judge granting our motion for summary judgment. The plaintiffs appealed the summary judgment and the Seventh Circuit of the U.S. Court of Appeals has affirmed the judgment. The time for an appeal to the U.S. Supreme Court has expired, and therefore, this action is concluded.


     We settled a lawsuit against PDVMR and CITGO in Illinois state court which claimed damages as a result of PDVMR invoicing a partnership in which it is a partner, and an affiliate of the other partner of the partnership, allegedly excessive charges for electricity utilized by these entities' facilities located adjacent to the Lemont, Illinois refinery. The electricity supplier to the refinery is seeking recovery from us of alleged underpayments for electricity. We have denied all allegations and are pursuing our defenses.

     In May 1997, a fire occurred at our Corpus Christi refinery. Approximately seventeen related lawsuits were filed in federal and state courts in Corpus Christi, Texas against us on behalf of a number of individuals, currently estimated to be approximately 5,000, alleging property damages, personal injury and punitive damages. In September 2002, we reached an agreement to settle substantially all of the claims related to this incident for an amount that will not have a material financial impact on us.

     In September 2002, a state District Court in Corpus Christi, Texas ordered us to pay property owners and their attorneys approximately $6 million based on alleged settlement of class action property damage claims as a result of alleged air, soil and groundwater contamination from emissions released from our Corpus Christi, Texas refinery. We have appealed the ruling to the Texas Court of Appeals.

     Litigation is pending in federal court in Lake Charles, Louisiana against us by a number of current and former refinery employees and applicants asserting claims of racial discrimination in connection with our employment practices. A trial involving two plaintiffs resulted in verdicts for us. The court granted us summary judgment with respect to another group of plaintiffs' claims, which rulings were appealed and affirmed by the Fifth Circuit Court of Appeals. Trials of the remaining cases are set to begin in December 2003. We do not expect that the ultimate resolution of these cases will have an adverse material effect on our financial condition or results of operations.

     We are one of several refinery defendants to state and federal lawsuits in New York and state actions in Illinois and California alleging contamination of water supplies by methyl tertiary butyl ether ("MTBE"), a component of gasoline. Plaintiffs claim that MTBE is a defective product and that refiners failed to adequately warn customers and the public about risks associated with the use of MTBE in gasoline. These actions allege that MTBE poses public health risks and seek testing, damages and remediation of the alleged contamination. Plaintiffs filed putative class action lawsuits in federal courts in Illinois, California, Florida and New York. We were named as a defendant in all but the California case. The federal cases were all consolidated in a Multidistrict Litigation case in the United States District Court for the Southern District of New York ("MDL"). In July 2002, the court in the MDL case denied plaintiffs' motion for class certification. The California plaintiffs in the MDL action then dismissed their federal lawsuit and refiled in state court in California. Subsequently, the remaining MDL plaintiffs settled with us and our codefendants for an amount that does not have a material impact on our financial condition or results of operations. We anticipate a similar settlement of the California lawsuit. In August 2002, a New York state court judge handling two separate but related individual MTBE lawsuits dismissed the plaintiffs' product liability claims, leaving only traditional nuisance and trespass claims for leakage from underground storage tanks at gasoline stations near plaintiffs' water wells. Subsequently, a putative class action involving the same leaking underground storage tanks has been filed. We anticipate filing a motion to dismiss the product liability claims and will also oppose class certification. Also, in late October 2002, The County of Suffolk, New York, and the Suffolk County Water Authority filed suit in state court, claiming MTBE contamination of that county's water supply. The Illinois state action has been brought on behalf of a class of contaminated well owners in Illinois and a second class of all well owners within a defined distance of leaking underground storage tanks. The judge in the Illinois state court action is expected to hear plaintiffs' motion for class certification in that case sometime within the next year.

     In August 1999, the U.S. Department of Commerce rejected a petition filed by a group of independent oil producers to apply antidumping measures and countervailing duties against imports of crude oil from Venezuela, Iraq, Mexico and Saudi Arabia. The petitioners appealed this decision before the U.S. Court of International Trade based in New York. On September 19, 2000, the Court of International Trade remanded the case to the Department of Commerce with instructions to reconsider its August 1999 decision. The Department of Commerce was required to make a revised decision as to whether or not to initiate an investigation within 60 days. The Department of Commerce appealed to the U.S. Court of Appeals for the Federal Circuit, which dismissed the appeal as premature on July 31, 2001. The Department of Commerce issued its revised decision, which again rejected the petition, in August 2001. The revised decision was affirmed by the Court of International Trade on December 17, 2002. In February 2003, the independent oil producers appealed the Court of International Trade's decision.

     As of March 31, 2003, approximately 124 lawsuits are pending in state and federal courts, primarily in Louisiana and Texas arising from asbestos related illness, in which we are a named defendant. The cases were brought by former employees and contractor employees seeking damages for asbestos related illnesses allegedly resulting from exposure at refineries owned or operated by us in Lake Charles, Louisiana, Corpus Christi, Texas and Lemont, Illinois. In many of these cases, there are multiple defendants. In some cases, we are indemnified by or have the right to seek indemnification for losses and expenses that we may incur from prior owners of the refineries or employers of the claimants. We do not believe that the resolution of the cases will have an adverse material effect on our financial condition or results of operations.


                                   MANAGEMENT

         The following table sets forth the names and titles of our board of directors and executive officers:

                 Name                    Age                                    Position
  -----------------------------------    ---      -------------------------------------------------------------------------------
  Oswaldo Contreras Maza.............     47      President, Chief Executive Officer and Director
  W.A. DeVore........................     54      Senior Vice President, Marketing and Lubricants
  Eddie Humphrey.....................     54      Senior Vice President, Finance & Administration and Chief Financial Officer
  Adolph Lechtenberger...............     55      Senior Vice President, Refining and Petrochemicals
  Jerry Thompson.....................     53      Chief Operating Officer
  Peer L. Anderson...................     58      Vice President and General Counsel
  Bob Funk...........................     57      Vice President, Corporate Planning & Economics
  Bob Kostelnik......................     52      Vice President, Health, Safety, Security of Assets and Environmental Protection
  Terry Charles......................     56      General Auditor and Principal Auditing Officer
  Larry Krieg........................     52      Controller and Chief Accounting Officer
  Aires Barreto......................     58      Chairman, Board of Directors
  Eudomario Carruyo..................     53      Director
  Luis Davila........................     49      Director
  Ivan Hernandez.....................     63      Director
  William Padron.....................     45      Director
  Alfredo Riera......................     54      Director

OUR EXECUTIVE OFFICERS

OSWALDO CONTRERAS MAZA
PRESIDENT AND CHIEF EXECUTIVE OFFICER OF CITGO PETROLEUM CORPORATION

     Oswaldo Contreras joined CITGO in October 2000 as President and CEO. He also serves on the CITGO Board of Directors and is responsible for setting CITGO's course toward achieving our vision: "To be the World's Benchmark Energy Corporation." He is a Brigadier General in the Venezuelan army and graduated from the Venezuelan Military Academy in 1976 with a bachelors degree in military sciences and arts. In 1983, he graduated with a nuclear engineering degree from the University of Michigan. In 1992, he completed the Venezuelan Army's Command and General Staff Course. He went on to advanced studies in global planning at the Venezuelan Planning Institute (IVEPLAN), and, in 1998, he attended the United States Army War College in Pennsylvania.

     In his army career, he served as UN Military Observer, commander of an engineering battalion, Army Budget Director, Defense Budget Director and Army Information Technology Director. In February 1999, he was appointed Vice President of PDVSA with responsibility for human resources and shared services in Caracas. He recently headed the executive committee of the second Summit of Sovereigns, Heads of State and Government of the OPEC member countries.

     Contreras serves on the Board of Directors of INTESA, an information technology consulting service for Latin American organizations, Venezuelan American Association of the United States and the Indian Nations Council of Boy Scouts of America. He is a trustee of The Philbrook Museum of Art and a vice president of the Muscular Dystrophy Association, of which CITGO is a national sponsor.

W.A. DEVORE
SENIOR VICE PRESIDENT, MARKETING AND LUBRICANTS

     W.A. DeVore joined CITGO Petroleum in November 1997 and served as Senior Vice President, Supply, Marketing and Lubricants until July 2002. Since July 2002, he has served as Senior Vice President, Marketing and Lubricants. His responsibilities include the domestic and international marketing and sales of light oils and lubricants, and terminal operations. He is a graduate of West Texas A&M University with a bachelor of science in chemistry. DeVore had 30 years experience in the petroleum industry prior to joining CITGO. Previously, he served as Marketing Vice President of The UNO-VEN Company from 1995 to 1997. Prior to that, he held positions in marketing and chemicals general management at Phillips Petroleum Company. He began his career in the petroleum industry with Phillips Petroleum in 1967.

EDDIE HUMPHREY
SENIOR VICE PRESIDENT FINANCE & ADMINISTRATION AND CHIEF FINANCIAL OFFICER

     Eddie Humphrey joined CITGO in 1978. From May 1992 to May 2001, he served as CITGO's Treasurer. From May 2001 to August 2002, he served as CITGO's Vice President and Chief Financial Officer. Since August 2002, he has served as Senior Vice President and Chief Financial Officer. He is responsible for the Corporate Controllers group, Bank Operations, Treasurers group, Human Resources, Information Security, Information Technology, Health, Safety and Environmental Excellence, Insurance and Risk, Budgets and Performance Analysis, Tax and Administrative Services. Humphrey previously served as the Company's Treasurer and Corporate Controller. Prior to joining CITGO, Humphrey received his bachelors degree in Finance from Oklahoma State University and holds a masters of business administration from the University of Tulsa.

ADOLPH LECHTENBERGER
SENIOR VICE PRESIDENT, REFINING AND PETROCHEMICALS

     Adolph Lechtenberger joined CITGO in 1991 with the integration of the Champlin organization. From February 1996 to May 2000 he served as Vice President, Lake Charles Manufacturing Complex. Since May 1999, he has served as Senior Vice President, Refining and Petrochemicals. His current responsibilities include the Lake Charles Manufacturing Complex, the Corpus Christi Refinery, the Lemont Refinery, the Petrochemicals business unit, as well as CITGO's interest in the Lyondell-CITGO joint venture in Houston. Lechtenberger is a graduate of the University of Arkansas with a bachelor of science in chemical engineering and holds a master of science in chemical engineering from the University of Colorado.

     He joined Champlin as Operations Manager in 1990 and was named General Manager Refining in 1991. Prior to joining Champlin, Lechtenberger was employed by Exxon Company, USA for 19 years. During his 19-year career with Exxon Company, USA, he held positions in the Benicia Refinery, Colony Shale Project, Carter Mining Company, Exxon Refining Headquarters, Billings Refinery and the Baton Rouge Refinery.

JERRY THOMPSON
CHIEF OPERATING OFFICER

     Jerry Thompson joined CITGO in 1971. He became Vice President of Refining for CITGO in 1987, Vice President of Corporate Planning & Economics in 1994, Vice President Supply and Logistics in 1995, Vice President, Development & Technological Excellence in 1998, and in 1999 was named a Senior Vice President. From January 2002 through March 2002 he served as Senior Vice President of Supply and Distribution and in April 2003 he was named Chief Operating Officer. He is responsible for the supply, refining, trading and distribution of all crude, intermediate feedstocks and refined products for the Asphalt, Light Oils, Lubes and Petrochemicals business units. In addition, Thompson is responsible for CITGO's Centers of Excellence. He also chairs the Short Term Operating Committee. He is a graduate of Colorado School of Mines with a degree in chemical and petroleum refining engineering. He began his career at the Lake Charles, Louisiana, refinery as a process engineer and advanced through several technical and operations supervisory and management positions.

PEER L. ANDERSON
VICE PRESIDENT AND GENERAL COUNSEL

     Peer L. Anderson joined CITGO in September 1986 and has served as Vice President and General Counsel since then. His responsibilities include supervising the legal department, and he serves as Corporate Secretary for CITGO's Board of Directors. He holds a bachelor of arts degree and a juris doctorate from the University of Oklahoma and a master of laws degree from George Washington University.

     He previously served as Director, Corporate Legal Services for Reading & Bates Corporation from 1977 to 1986, as an attorney with Cities Service Company from 1973 to 1977 and with the U.S. Army Judge Advocate General's Corps from 1969 to 1973.

BOB FUNK
VICE PRESIDENT, CORPORATE PLANNING & ECONOMICS

     Bob Funk joined CITGO in 1968. He has served in various staff and technical positions at the Lake Charles Manufacturing Complex and the Tulsa headquarters. Since the formation of CITGO Petroleum Corporation in 1983, he has served as General Manager Lube Operations, General Manager Facilities Planning and General Manager Business Planning and Economics. Since

November 1996 he has served as our Vice President, Corporate Planning & Economics. He is responsible for all budgeting and planning activities for the company including preparation of annual operating and capital budgets, the Long Range Plan and Corporate Performance Measures. He holds a bachelor of science degree in chemical engineering from the University of Kansas.

BOB KOSTELNIK
VICE PRESIDENT, HEALTH, SAFETY, SECURITY OF ASSETS AND ENVIRONMENTAL PROTECTION

     Bob Kostelnik, joined CITGO in 1992. Since October 2002 he has served as CITGO's Vice President, Health, Safety, Security of Assets and Environmental Protection. He is responsible for overseeing CITGO's health and safety activities as well as asset security and environmental protection. Prior to being named to his current position, Kostelnik was Vice President and General Manager of CITGO's Corpus Christi refinery. He is a graduate of the University of Missouri at Rolla with a bachelor of science in mechanical engineering.

     He has served as General Manager Operations at the Lake Charles Manufacturing Complex, with operations and maintenance responsibility for the Lake Charles Refinery and the CITGO lubricants and wax plant. He has ten years of service at CITGO and a total of almost 30 years in the refining industry.

TERRY CHARLES
GENERAL AUDITOR AND PRINCIPAL AUDITING OFFICER

     Terry Charles serves as the General Auditor and Principal Auditing Officer of CITGO. He has the responsibility of directing a continuous and comprehensive program of audits of CITGO to evaluate its operating, administrative and financial controls and to test the adequacy of its operating and accounting systems.

     Prior to his CITGO career, he was the General Manager of Discontinued Operations for Cities Service Company, and he was involved in the original creation of CITGO, and instrumental in the negotiations and sale of CITGO to The Southland Corporation. Upon the sale in 1983, he became the Corporate Controller and Chief Accounting Officer for CITGO and remained so until being appointed the General Auditor in September 1988.

     Mr. Charles graduated from Oklahoma State University with a bachelors degree in accounting. After graduating, he began his business career with Arthur Young & Company, Certified Public Accountants, in Tulsa. After approximately one year with Arthur Young, he took a leave of absence and spent almost 5 years in the United States Navy as a Naval Flight Officer, returning for several more years at Arthur Young before beginning his career with CITGO/Cities Service. He has been with CITGO/Cities Service for 29 years.

LARRY KRIEG
CONTROLLER AND CHIEF ACCOUNTING OFFICER

     Larry Krieg joined CITGO in 1984. Since June 2001 he has served as Controller and Chief Accounting Officer. He is responsible for all corporate accounting functions including business unit accounting support as well as internal and external financial reporting. Mr. Krieg previously served as manager of accounting functions in supply and logistics, Lake Charles refinery operations and lubricant operations. He has also served as Manager, Internal Audit. Krieg received his bachelors degree in Accounting from Oklahoma State University. He is a Certified Public Accountant and Certified Internal Auditor.

OUR BOARD OF DIRECTORS

     In addition to Mr. Contreras, who is our President and Chief Executive Officer, the following people serve on our board of directors:

AIRES BARRETO

     Aires Barreto has served as our director and as Chairman of our Board of Directors since January 2003. He previously served as our director from February 1999 to April 2001.

     He received a masters degree in hydrocarbons economics and administration from Loughborough University, England in 1968. Barreto is a chemical engineer who graduated from the Instituto Quimico Sarria, Spain in 1966 and received a bachelors degree in chemistry from the University of Bombay, India in 1963. He joined Compania Shell de Venezuela in 1974, where he held several technical and supervisory positions, mainly at the Cardon refinery.


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     Since September 1982 Barreto has served in various positions with PDVSA including Refining Planning Manager at the Maraven refinery, Manufacturing Manager at the Cardon refinery, Planning Manager of Intevep, General Manager Refining, Petrochemicals, and Technology of Intevep, Manufacture Planning Manager, Corporate Topics Manager, Director of Pequiven and PDVSA Vice President.

EUDOMARIO CARRUYO

     Eudomario Carruyo has served as our director since January 2003. Since January 2003, he has served as the Executive Director of Corporate Finance of PDVSA. From April 1999 to December 2002, he served as Statutory Auditor of PDVSA. He received a bachelors degree in public accounting from Universidad del Zulia in 1972. Carruyo has 36 years of experience in the Venezuelan oil industry.

     Carruyo worked at Palmaven for six years and served as member of the board of directors. He was also a board member for several Palmaven joint ventures and held several other positions in the company. Prior to Palmaven, Carruyo worked for Corpoven, which is another PDVSA affiliate, where he held several high-level managerial positions, including Corporate Treasurer, Corporate Comptroller, Corporate Budget and Economic Evaluations Manager, Corporate Manager of Accounting, Finance Manager, and Cost Manager.

LUIS DAVILA

     Luis Davila has served as our director since May 2001. He has been Corporate Comptroller, Treasurer and C.F.O. of PDVSA, and since January 2003 he has served as Executive Director of International Business and Finance for PDVSA. In addition to his service on CITGO's Board of Directors, he is also a member of the board for several other PDVSA international affiliates. He holds a bachelors degree in political science and administration from the Central University of Venezuela and two masters degrees from American University in Washington D.C., one in financial sciences (MSc.) and the other in public administration (M.P.A.).

     Davila joined Petroleos de Venezuela in 1982 and has held several financial supervisory and managerial positions. He has also served as Principal Director and Vice President of PDVSA Finance, Vice President of PDV America, President of PDV USA, Director at NYNAS Petroleum and Director of Interven, Deltaven, Propernyn NV, PDV Insurance Company and Proesca.

IVAN HERNANDEZ

     Ivan Hernandez has served as our director since January 2003. He started his oil industry career with Creole Petroleum Corporation in 1957 and held several technical and supervisory positions in the Amuay refinery. In 1976, Hernandez was assigned to the Benicia refinery in California. He returned to Amuay a year later to manage the specialties and crude oil logistics departments. In 1980, he joined the team in charge of carrying out Amuay's deep conversion upgrade project.

     In 1987, he was assigned to the refining department of Champlin Petroleum in Texas. Hernandez returned to Venezuela and was appointed Deputy Manager of the Amuay refinery in 1992 and General Manager in 1994. After the integration of the Amuay and Cardon refineries in 1997, Hernandez became the first General Manager of the Paraguana refining center, the largest refining complex in the world.

WILLIAM PADRON

     William Padron has served as our director since January 2003. He holds a degree in chemical engineering from Villanova University in Pennsylvania. He began his career in the oil industry in 1979 at Lagoven, S.A., where he occupied several technical and management positions.


     After transferring from Lagoven, S.A. in 1988, Padron held various positions at PDVSA affiliates, PDVSA's Corporate Center and PDVSA's Office of the President, including assignments in human resources, supply, finance, strategic and corporate planning, and corporate topics. Since 2001, Padron has served as Deputy General Manager of Operadora Cerro Negro, S.A., in charge of PDVSA and other joint venture participants' assets used for the production and upgrading of Venezuelan extra heavy crude oil from the Orinoco tar belt.

ALFREDO RIERA

     Alfredo Riera has served as our director since May 2002. He graduated from the University of Tulsa with a degree in mechanical engineering. He also holds a masters in business administration from Carabobo University in Venezuela and has attended management programs and courses at Tulsa, Harvard and the University of Georgia. He has more than 30 years of experience in the oil industry,


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


having started his career at Mobil. Since 1977, he has held a number of administrative and managerial positions in the petrochemical and petroleum industry in strategic planning, new project development, operations management, technical maintenance, and implementation planning. Also, he has served as Director of Petrochemical Joint Ventures and Petroleum Companies and as President of BITOR, an affiliate of PDVSA.



                           RELATED PARTY TRANSACTIONS

     We have entered into several transactions with PDVSA or affiliates of PDVSA, including crude oil and feedstock supply agreements, agreements for the purchase of refined products and transportation agreements. Under these agreements, we purchased approximately $3.3 billion of crude oil, feedstocks and refined products at market related prices from PDVSA in 2002. At December 31, 2002, $262 million was included in our current payable to affiliates as a result of its transactions with PDVSA. At December 31, 2002, we had approximately $90 million in accounts payable related to crude oil deliveries from PDVSA for which we had not received invoices.

     Most of the crude oil and feedstocks purchased by us from PDVSA are delivered on tankers owned by PDV Marina, S.A., a wholly-owned subsidiary of PDVSA. In 2002, 56% of the PDVSA contract crude oil delivered to the Lake Charles and Corpus Christi refineries was delivered on tankers operated by this PDVSA subsidiary.

     LYONDELL-CITGO owns and operates a 265 MBPD refinery in Houston, Texas. LYONDELL-CITGO was formed in 1993 by subsidiaries of us and Lyondell ("the Owners"). The heavy crude oil processed by the Houston refinery is supplied by PDVSA under a long-term crude oil supply agreement through the year 2017. Under this agreement, LYONDELL-CITGO purchased approximately $1.3 billion of crude oil and feedstocks at market related prices from PDVSA in 2002. We purchase substantially all of the gasoline, diesel and jet fuel produced at the Houston refinery under a long-term contract. (See consolidated financial statements of CITGO, which are attached as an appendix to this prospectus). Various disputes exist between LYONDELL-CITGO and the partners and their affiliates concerning the interpretation of these and other agreements between the parties relating to the operation of the refinery.

     Our participation interest in LYONDELL-CITGO was approximately 41% at December 31, 2002, in accordance with agreements between the Owners concerning such interest. We held a note receivable from LYONDELL-CITGO of $35 million at December 31, 2002. The note bears interest at market rates which were approximately 2.4% at December 31, 2002, and is due in December 2004.

     On December 11, 2002, LYONDELL-CITGO completed a refinancing of its working capital revolver and its $450 million term bank loan. The new term loan and working capital revolver will mature in June 2004.

     We account for our investment in LYONDELL-CITGO using the equity method of accounting and records our share of the net earnings of LYONDELL-CITGO based on allocations of income agreed to by the Owners. Cash distributions are allocated to the owners based on participation interest.

     In October 1998 an affiliate of PDVSA acquired a 50% equity interest in HOVENSA and has the right under a product sales agreement to assign periodically to us, or other related parties, its option to purchase 50% of the refined products produced by HOVENSA (less a certain portion of such products that HOVENSA will market directly in the local and Caribbean markets). In addition, under the product sales agreement, the PDVSA affiliate has appointed us as its agent in designating which of its affiliates shall from time to time take deliveries of the refined products available to it. The product sales agreement will be in effect for the life of the joint venture, subject to termination events based on default or mutual agreement (See consolidated financial statements of CITGO, which are attached as an appendix to this prospectus). Pursuant to the above arrangement, we acquired approximately 100 MBPD of refined products from the refinery during 2002, approximately one-half of which was gasoline.

     The refined product purchase agreements with LYONDELL-CITGO and HOVENSA incorporate various formula prices based on published market prices and other factors. Such purchases totaled $3.5 billion for 2002. At December 31, 2002, $110 million was included in payables to affiliates as a result of these transactions.

     We had refined product, feedstock, crude oil and other product sales of $277 million to affiliates, including LYONDELL-CITGO and Mount Vernon Phenol Plant Partnership, in 2002. At December 31, 2002, $94 million was included in due from affiliates as a result of these and related transactions.

     We have guaranteed approximately $66 million of debt of certain affiliates, including $10 million related to HOVENSA and $51 million related to PDV Texas, Inc. (See consolidated financial statements of CITGO, which are attached as an appendix to this prospectus.)


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


     Under a separate guarantee of rent agreement, PDVSA has guaranteed payment of rent, stipulated loss value and termination value due under the lease of the Corpus Christi Refinery West Plant facilities. (See consolidated financial statements of CITGO, which are attached as an appendix to this prospectus.)

     In August 2002, three affiliates entered into agreements to advance excess cash to us from time to time under demand notes for amounts of up to a maximum of $10 million with PDV Texas, Inc., $30 million with PDV America and $10 million with PDV Holding. The notes bear interest at rates equivalent to 30-day LIBOR plus 0.875% payable quarterly. Amounts outstanding on these notes at December 31, 2002 were $5 million, $30 million and $4 million from PDV Texas, PDV America and PDV Holding, respectively, and are included in payables to affiliates in our consolidated balance sheet. On February 27, 2003, we repaid $5 million to PDV Texas, $20.5 million to PDV America and $4 million to PDV Holding.

     We and PDV Holding are parties to a tax allocation agreement that is designed to provide PDV Holding with sufficient cash to pay its consolidated income tax liabilities. PDV Holding appointed us as its agent to handle the payment of such liabilities on its behalf. As such, we calculate the taxes due, allocate the payment among the members according to the agreement and bill each member accordingly. Each member records its amounts due or payable to us in a related party payable account. At December 31, 2002, we had net related party receivables related to federal income taxes of $25 million.


                               THE EXCHANGE OFFER

     The following is a summary of the exchange offer relating to the outstanding notes. As a summary, it does not contain all of the information you might find useful. For further information, you should read the registration rights agreement and the form of letter of transmittal, copies of which have been filed as exhibits to the registration statement. The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     EXCHANGE OFFER REGISTRATION STATEMENT. We sold the outstanding notes to Credit Suisse First Boston LLC, J.P. Morgan Securities Inc., BNY Capital Markets, Inc., SG Cowen Securities Corporation, SunTrust Capital Markets, Inc., Mizuho International plc and BNP Paribas Securities Corp., or the "initial purchasers," on February 27, 2003. The initial purchasers have advised us that they subsequently resold the outstanding notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act and to no-U.S. persons in reliance on Regulation S under the Securities Act. As a condition to the offerings of the outstanding notes, we entered into a registration rights agreement dated February 27, 2003, pursuant to which we agreed, for the benefit of all holders of the outstanding notes, at our own expense, to use our reasonable best efforts to consummate the exchange offer within 220 days after the initial issue date of the outstanding notes.

     Further, we agreed to keep the exchange offer open for acceptance for not less than 30 nor more than 40 business days, such 40th day being the "Consummation Deadline." For each outstanding note validly tendered pursuant to the exchange offer and not withdrawn, the holder of that note will receive an exchange note having a principal amount equal to that of the tendered outstanding note. Interest on each exchange note will accrue from the last date on which interest was paid on the tendered outstanding note in exchange therefor or, if no interest was paid on that outstanding note, from the issue date.

     TRANSFERABILITY. We issued the outstanding notes on February 27, 2003 in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws. Accordingly, the outstanding notes may not be offered or sold in the United States unless registered or pursuant to an applicable exemption under the Securities Act and applicable state securities laws. Based on no-action letters issued by the staff of the SEC with respect to similar transactions, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by holders of notes who are not our affiliates without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

     o any exchange notes to be received by the holder were acquired in the ordinary course of the holder's business;

     o at the time of the commencement of the exchange offer, the holder has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes;

     o the holder is not an "affiliate" of ours, as defined in Rule 405 under the Securities Act; and

     o the holder did not purchase the outstanding notes directly from us to resell pursuant to 144A or another available exemption.

     However, we have not sought a no-action letter with respect to the exchange offer and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer. Any holder who tenders its outstanding notes in the exchange offer with any intention of participating in a distribution of exchange notes (1) cannot rely on the interpretation by the staff


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


of the SEC, (2) will not be able to validly tender outstanding notes in the exchange offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions.

     Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those notes were acquired by such broker dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

     SHELF REGISTRATION STATEMENT. In the event that:

     (1) applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer; or

     (2) for any other reason we do not consummate the exchange offer within 220 days after the date of original issue of the outstanding notes; or

     (3) an initial purchaser shall notify us following consummation of the exchange offer that outstanding notes held by it are not eligible to be exchanged for exchange notes in the exchange offer; or

     (4) certain holders are prohibited by law or SEC policy from participating in the exchange offer or may not resell the exchange notes acquired by them in the exchange offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

     (1) promptly file a shelf registration statement with the SEC covering resales of the outstanding notes or the exchange notes, as the case may be;

     (2) (A) in the case of clause (1) above, use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 180th day after the date of original issue of the outstanding notes and (B) in the case of clause (2), (3) or (4) above, use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 90th day after the date on which the shelf registration statement is required to be filed; and

     (3) keep the shelf registration statement effective until the earliest of
(A) the time when the notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the date of original issue of the outstanding notes and (C) the date on which all outstanding notes registered thereunder are disposed of in accordance therewith.

     We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the outstanding notes or the exchange notes, as the case may be. A holder selling outstanding notes or exchange notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to applicable civil liability provisions under the Securities Act in connection with sales of that kind and will be bound by the provisions of the registration rights agreement that are applicable to that holder, including specified indemnification obligations. A holder will not be permitted to sell notes pursuant to the shelf registration statement unless the holder has returned to us a completed and signed notice electing to be included and furnishing the holder's name and other information required to be included in the related prospectus.

     SPECIAL INTEREST.

     We will pay additional cash interest on the outstanding notes and exchange notes, subject to certain exceptions,

     (1) if we fail to file an exchange offer registration statement with the SEC on or prior to the 90th day after the date of original issue of the outstanding notes,

     (2) if the exchange offer registration statement is not declared effective by the SEC on or prior to the 180th day after the date of original issue of the outstanding notes or, if obligated to file a shelf registration statement pursuant to clause 2(A) above, a shelf registration statement is not declared effective by the SEC on or prior to the 180th day after the date of original issue of the outstanding notes,

     (3) if the exchange offer is not consummated on or before the 40th day after the exchange offer registration statement is declared effective,

     (4) if obligated to file the shelf registration statement pursuant to clause 2(B) above, we fail to file the shelf registration statement with the SEC on or prior to the 30th day, or the "shelf filing date," after the date on which the obligation to file a shelf registration statement arises,

     (5) if obligated to file a shelf registration statement pursuant to clause 2(B) above, the shelf registration statement is not declared effective on or prior to the 90th day after the shelf filing date, or

     (6) after the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable, subject to certain exceptions.

The rate of additional interest will accrue on the principal amount of the outstanding notes and the exchange notes, in addition to the stated interest on the outstanding notes and the exchange notes, from and including the date on which an event referred to in clauses (1) through (6) above shall occur, each event being a "registration default," to the date on which all such events have been cured or if earlier, the date on which the outstanding notes may first be resold in reliance on Rule 144(k). The additional interest will accrue at a rate of 0.25% per annum for the first 90 day period immediately following the occurrence of such registration default and shall increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured up to a maximum additional interest rate of 1.0%.

TERMS OF THE EXCHANGE OFFER

     Upon satisfaction or waiver of all the conditions of the exchange offer, we will accept any and all outstanding notes properly tendered and not validly withdrawn prior to the expiration date and will promptly issue the exchange notes. See "-- Conditions to the Exchange Offer" and "-- Procedures for Tendering Outstanding Notes." We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. As of the date of this prospectus, there are $550,000,000 aggregate principal amount of outstanding notes. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

     The exchange notes are identical to the outstanding notes except for the elimination of certain transfer restrictions and registration rights pertaining to the outstanding notes. The exchange notes will evidence the same debt as the outstanding notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the outstanding notes were issued and will be deemed one issue of notes, together with the outstanding notes.

     This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the outstanding notes. Holders of outstanding notes do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

     For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes when, and if, we have given oral or written notice thereof to the exchange agent. The exchange agent will act as our agent for the purpose of distributing the appropriate exchange notes from us to the tendering holders. If we do not accept any tendered outstanding notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return the unaccepted outstanding notes, without expense, to the tendering holder thereof promptly after the expiration date.

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, except as set forth below under "-- Transfer Taxes," transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "expiration date" shall mean 5:00 p.m., New York City time, on ____________, 2003, for the exchange offer unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent by oral or written notice and each appropriate registered holder by means of press release or other public announcement of any extension, in each case, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion,

     o    to delay accepting any outstanding notes,

     o    to extend the exchange offer,

     o to terminate the exchange offer and not accept any outstanding notes if each condition set forth below under "-- Conditions to the Exchange Offer" shall not have been satisfied or waived by us, or

     o    to amend the terms of the exchange offer in any manner.

     We will notify the exchange agent of any delay, extension, termination or amendment by oral or written notice. We will also notify each registered holder of any amendment. We will give to the exchange agent written confirmation of any oral notice.

EXCHANGE DATE

     As soon as practicable after the close of the exchange offer, we will accept for exchange all outstanding notes properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date in accordance with the terms of this prospectus and the letter of transmittal.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the exchange offer or any extension of the exchange offer, and subject to our obligations under the registration rights agreement, we

     o    shall not be required to accept any outstanding notes for exchange,

     o shall not be required to issue exchange notes in exchange for any outstanding notes and

     o    may terminate or amend the exchange offer

if, at any time before the acceptance of outstanding notes for exchange, any of the following events shall occur:

     o any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer;

     o any law, statute, rule or regulation is proposed, adopted or enacted which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

     o any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

     o the exchange offer will violate any applicable law or any applicable interpretation of the staff of the SEC.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of those conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights, and those rights shall be deemed ongoing rights that may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any tendered outstanding notes, if at such time any stop order shall be threatened by the SEC or be in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture for the notes under the Trust Indenture Act of 1939, as amended.

     The exchange offer is not conditioned on any minimum aggregate principal amount of outstanding notes being tendered for exchange.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Any outstanding notes not tendered pursuant to the exchange offer will remain outstanding and will continue to be entitled to the benefits of the indenture and continue to accrue interest. The outstanding notes will remain "restricted securities" within the meaning of the Securities Act. Accordingly, prior to the date that is one year after the later of the issue date and the last date on which we or any of our affiliates was the owner of the outstanding notes, the outstanding notes may be resold only:

     o    to us;


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


     o to a person who the seller reasonably believes is a "qualified institutional buyer" purchasing for its own account or for the account of another "qualified institutional buyer" in compliance with the resale limitations of Rule 144A;

     o pursuant to the limitations on resale provided by Rule 144 under the Securities Act;

     o pursuant to the resale provisions of Rule 904 of Regulation S under the Securities Act;

     o pursuant to an effective registration statement under the Securities Act; or

     o pursuant to any other available exemption from the registration requirements of the Securities Act,

subject, in each of the foregoing cases, to compliance with applicable state securities laws. As a result, the liquidity of the market for non-tendered outstanding notes could be adversely affected upon completion of the exchange offer.

FEES AND EXPENSES

     We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

     Expenses incurred in connection with the exchange offer will be paid by us. Such expenses include, among others, the fees and expenses of the trustee and the exchange agent, accounting and legal fees, printing costs and other miscellaneous fees and expenses.

ACCOUNTING TREATMENT

     We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer as additional interest expense over the term of the exchange notes.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

     The tender of outstanding notes pursuant to any of the procedures set forth in this prospectus and in the letter of transmittal will constitute a binding agreement between the tendering holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. The tender of outstanding notes will constitute an agreement to deliver good and marketable title to all tendered outstanding notes prior to the expiration date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

     Except as provided in "-- Guaranteed Delivery Procedures," unless the outstanding notes being tendered are deposited by you with the exchange agent prior to the expiration date and are accompanied by a properly completed and duly executed letter of transmittal, we may, at our option, reject the tender. Issuance of exchange notes will be made only against deposit of tendered outstanding notes and delivery of all other required documents. Notwithstanding the foregoing, The Depository Trust Company, or "DTC," participants tendering through its Automated Tender Offer Program, or "ATOP," will be deemed to have made valid delivery where the exchange agent receives an agent's message, as defined below, prior to the expiration date.

     Accordingly, to properly tender outstanding notes, the following procedures must be followed:

     NOTES HELD THROUGH A CUSTODIAN. Each beneficial owner holding outstanding notes through a DTC participant must instruct the DTC participant to cause its outstanding notes to be tendered in accordance with the procedures set forth in this prospectus.

     NOTES HELD THROUGH DTC. Pursuant to an authorization given by DTC to the DTC participants, each DTC participant holding outstanding notes through DTC must

     o electronically transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the exchange agent's account at DTC and send an agent's message to the exchange agent for its acceptance, or

     o comply with the guaranteed delivery procedures set forth below and in a notice of guaranteed delivery. See "-- Guaranteed Delivery Procedures."

     Promptly after the date of this prospectus, the exchange agent will establish an account at DTC for purposes of the exchange offer with respect to outstanding notes held through DTC. Any financial institution that is a DTC participant may make book-entry delivery of interests in outstanding notes into the exchange agent's account through ATOP. However, although delivery of interests in the outstanding notes may be effected through book-entry transfer into the exchange agent's account through ATOP, an agent's message in connection with such book-entry transfer, and any other required documents, must be, in any case, transmitted to and received by the exchange agent at its address set forth under "-- Exchange Agent," or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the expiration date. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

     The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each DTC participant tendering through ATOP that that DTC participant has received a letter of transmittal and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such DTC participants.

     Cede & Co., as the holder of the global note, will tender a portion of the global note equal to the aggregate principal amount due at the stated maturity for which instructions to tender are given by DTC participants.

     By tendering, each holder and each DTC participant will represent to us that, among other things:

     o    it is not our affiliate;

     o it is not a broker-dealer tendering outstanding notes acquired directly from us for its own account;

     o    it is acquiring the exchange notes in its ordinary course of business;
          and

     o it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

     Unless waived by us, we will not accept any alternative, conditional, irregular or contingent tenders. By transmitting an acceptance through ATOP, each tendering holder waives any right to receive any notice of the acceptance for purchase of its outstanding notes.

     We will resolve all questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered outstanding notes, and that determination will be final and binding. We reserve the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition to the exchange offer and any irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as we shall determine. We, along with the exchange agent, shall be under no duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until those irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

LETTERS OF TRANSMITTAL AND OUTSTANDING NOTES MUST BE SENT ONLY TO THE EXCHANGE AGENT. DO NOT SEND LETTERS OF TRANSMITTAL OR OUTSTANDING NOTES TO US OR DTC.

     The method of delivery of outstanding notes, letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance through ATOP, is at the election and risk of the persons tendering and delivering acceptances or letters of transmittal and, except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent prior to the expiration date.

GUARANTEED DELIVERY PROCEDURES

     DTC participants holding outstanding notes through DTC who wish to cause their outstanding notes to be tendered, but who cannot transmit their acceptances through ATOP prior to the expiration date, may cause a tender to be effected if:

     o guaranteed delivery is made by or through a firm or other entity identified in Rule 17Ad-15 under the Exchange Act, including the following, which we call "eligible institutions":

          o    a bank;

          o a broker, dealer, municipal securities dealer, municipal securities

          o broker, government securities dealer or government securities broker;

          o    a credit union;

          o a national securities exchange, registered securities association or clearing agency; or

          o a savings institution that is a participant in a Securities Transfer Association recognized program;

     o prior to the expiration date, the exchange agent receives from any of the above institutions a properly completed and duly executed notice of guaranteed delivery, by mail, hand delivery, facsimile transmission or overnight courier, substantially in the form provided with this prospectus; and

     o book-entry confirmation and an agent's message in connection therewith are received by the exchange agent within three New York Stock Exchange trading days after the date of the execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of outstanding notes, or any portion of your outstanding notes, in integral multiples of $1,000 principal amount due at the stated maturity, at any time prior to 5:00 p.m., New York City time, on the expiration date. Any outstanding notes properly withdrawn will be deemed to be not validly tendered for purposes of the exchange offer.

     DTC participants holding outstanding notes who have transmitted their acceptances through ATOP may, prior to 5:00 p.m., New York City time, on the expiration date, withdraw the instruction given thereby by delivering to the exchange agent, at its address set forth under "-- Exchange Agent," a written, telegraphic or facsimile notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC participant, the principal amount of outstanding notes to which such withdrawal relates and the signature of the DTC participant. Receipt of such written notice of withdrawal by the exchange agent effectuates a withdrawal.

     A withdrawal of a tender of outstanding notes by a DTC participant or a holder, as the case may be, may be rescinded only by a new transmission of an acceptance through ATOP or execution and delivery of a new letter of transmittal, as the case may be, in accordance with the procedures described herein.

     A withdrawal of an instruction must be executed by a DTC participant in the same manner as the person's name appears on its transmission through ATOP to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A DTC participant may withdraw an instruction only if that withdrawal complies with the provisions of this prospectus.

EXCHANGE AGENT

     The Bank of New York will act as exchange agent for the exchange offer.

     You should direct all executed letters of transmittal to the exchange agent at one of the addresses set forth below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for copies of the notice of guaranteed delivery to the exchange agent, addressed as follows:

     By registered or certified mail:

            The Bank of New York
            Corporate Trust Operations
            Reorganization Unit
            101 Barclay Street - 7 East
            New York, New York 10286
            Attn:  Enrique Lopez

     By hand/overnight courier:

            The Bank of New York
            Corporate Trust Services Window, Ground Level
            101 Barclay Street
            New York, New York 10286
            Attn:  Enrique Lopez

     By facsimile (eligible institutions only):

            (212) 298-1915

     By telephone inquiries:

            (212) 815-2742

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

TRANSFER TAXES

     Holders of outstanding notes who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

OTHER

     Participation in the exchange offer is voluntary. You should carefully consider whether to accept the exchange offer. You should consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.


                        DESCRIPTION OF THE EXCHANGE NOTES

     The Outstanding Notes were issued and the exchange notes, the "Exchange Notes," will be issued under an Indenture, or the "Indenture," dated as of February 27, 2003 between us and The Bank of New York, as Trustee. We refer to the Outstanding Notes, the Exchange Notes, and any other notes issued under the Indenture as the "Notes." The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

     Certain terms used in this description are defined under the subheading "-- Certain Definitions." In this description, the word "Company" refers only to CITGO Petroleum Corporation and not to any of its subsidiaries.

     The following description is only a summary of the material provisions of the Exchange Notes and the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of the Exchange Notes. You may request a copy of the Indenture at our address set forth under the heading "Where You Can Find More Information."

     The terms of the Exchange Notes are identical in all material respects to the terms of the Outstanding Notes, except that the transfer restrictions and registration rights relating to the Outstanding Notes do not apply to the Exchange Notes. If we do not complete the exchange offer by October 5, 2003, holders of Outstanding Notes that have complied with their obligations under the registration rights agreement will be entitled to additional interest in an amount equal to a rate of 0.25% per annum for the first 90-day period immediately following the occurrence of a registration default, and such rate will increase by an addition 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the Outstanding Notes.

BRIEF DESCRIPTION OF THE EXCHANGE NOTES

     The Exchange Notes:

o    will be unsecured senior obligations of the Company; and

o will be senior in right of payment to any Subordinated Obligations of the Company.

PRINCIPAL, MATURITY AND INTEREST

     The Company will issue the Exchange Notes initially with a maximum aggregate principal amount of $550 million. The Company will issue the Exchange Notes in denominations of $1,000 principal amount and any integral multiple of $1,000. The Exchange Notes will mature on February 1, 2011. Subject to our compliance with the covenant described under the subheading "-- Certain Covenants -- Limitation on Indebtedness," we are entitled to, without the consent of the holders, issue more Notes under the Indenture on the same terms and conditions and with the same CUSIP numbers as the Notes in an unlimited aggregate principal amount (the "Additional Notes"). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Exchange Notes," references to the Notes include any Additional Notes actually issued.

     Interest on the Exchange Notes will accrue at the rate of 11 3/8% per annum and will be payable semiannually in arrears on February 1 and August 1, commencing on . We will make each interest payment to the holders of record of the Exchange Notes on the immediately preceding January 15 or July 15, as the case may be. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

     Interest on the Exchange Notes will accrue from the most recent interest payment date to which interest has been paid on the Outstanding Notes or, if no interest has been paid, February 27, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

     Except as set forth below, we will not be entitled to redeem the Exchange Notes prior to their stated maturity.

     On and after February 1, 2007, we may at our option redeem all or a portion of the Exchange Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 1 of the following years:

                                                     REDEMPTION
                              YEAR                     PRICE
                      ---------------------          ----------
                      2007                              105.688%
                      2008                              102.843%
                      2009 and thereafter               100.000%

     Prior to February 1, 2006, we may at our option on one or more occasions redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount of not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 111.375%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings subsequent to the Issue Date; provided, however, that

     (1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

     (2) each such redemption occurs within 60 days after the date of the related Equity Offering.

     Prior to February 1, 2007, we may at our option redeem all, but not less than all, of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date.

     "Applicable Premium" means, with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on February 1, 2007 (such redemption price being described in the second paragraph of this "-- Optional Redemption" section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through February 1, 2007, computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

     "Adjusted Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after February 1, 2007, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to February 1, 2007, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to February 1, 2007.

     "Comparable Treasury Price" means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

     "Quotation Agent" means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

     "Reference Treasury Dealer" means Credit Suisse First Boston LLC and its successors and assigns, and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City Time, on the third Business Day immediately preceding such redemption date.

SELECTION AND NOTICE OF REDEMPTION

     If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

     We will redeem Notes of $1,000 principal amount or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.

     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

     We are not required to make any mandatory redemption or sinking fund payments with respect to the Exchange Notes. However, under certain circumstances, we may be required to offer to purchase Exchange Notes as described under the captions "-- Change of Control" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock." We may at any time and from time to time purchase Exchange Notes in the open market or otherwise.

RANKING

SENIOR INDEBTEDNESS VERSUS EXCHANGE NOTES

     The indebtedness evidenced by these Exchange Notes will be unsecured and will rank pari passu in right of payment to the Senior Indebtedness of the Company, including the Outstanding Notes. As of December 31, 2002, on an as adjusted basis to give effect to the issuance of the Outstanding Notes and the use of a portion of the net proceeds therefrom for the repurchase of certain of our indebtedness and for general corporate purposes, and also to give effect to the funding of loans under the New Credit Agreement, the

Company would have had $1,764.9 million of Senior Indebtedness outstanding and would have had $545.0 million of total undrawn commitments available under its credit agreements and, as further adjusted to give effect to the application of a portion of the net proceeds from the issuance of the Outstanding Notes to the payment of a dividend to PDV America, the Company would have had $1,861.4 million of Senior Indebtedness outstanding and would have had $448.5 million of total undrawn commitments available under its credit agreements. Secured debt and other secured obligations of the Company will be effectively senior to the Exchange Notes to the extent of the value of the assets securing such debt or other obligations. Our obligations to the lenders under the New Credit Agreement are secured by a pledge of the limited liability company interests of the Pledged Entities that own our equity interests in the Explorer Pipeline and the Colonial Pipeline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." We will also be able to incur additional secured debt to the extent permitted by the Indenture. See "-- Certain Covenants -- Limitation on Liens" and "-- Certain Investment Grade Covenants -- Restrictions on Secured Indebtedness."

LIABILITIES OF SUBSIDIARIES VERSUS EXCHANGE NOTES

     A substantial portion of our operations are conducted through our subsidiaries. Claims of creditors of such subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of the Company's creditors, including holders of the Exchange Notes. Accordingly, the Exchange Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our subsidiaries.

     At December 31, 2002, the total liabilities of our subsidiaries (excluding intercompany liabilities) were approximately $1,052 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock by certain of our subsidiaries, such limitations are subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "-- Certain Covenants -- Limitation on Indebtedness."

BOOK-ENTRY, DELIVERY AND FORM

     The Exchange Notes will be represented by one or more global notes in registered form without interest coupons, or the "Global Exchange Notes." The Global Exchange Notes will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. So long as DTC or its nominee is the registered owner of a Global Exchange Note, DTC or such nominee will be considered the sole record owner or "Holder" of the Notes represented by the Global Exchange Note for all purposes under the Indenture and the Notes.

     Each person owning a beneficial interest in a Global Exchange Note must rely on the procedures of DTC and on the procedures of the DTC participants to exercise any rights of a Holder of Notes.

     Under current industry practice, in the event that we request any action of Holders of Notes, or in the event that an owner of a beneficial interest in a Global Exchange Note desires to take any action that DTC, as Holder of such Global Exchange Note, is entitled to take, DTC would authorize the DTC participants to take such action and the DTC participants would authorize persons owning through such DTC participants to take that action or would otherwise act upon the instruction of those persons. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those Notes.

     Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for Exchange Notes in certificated form except in the limited circumstances described below. See "-- Exchange of Global Exchange Notes for Certificated Exchange Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Exchange Notes will not be entitled to receive physical delivery of Exchange Notes in certificated form.

     Transfers of beneficial interests in the Global Exchange Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (as defined below and including, if applicable, those of the Euroclear System, or "Euroclear," and Clearstream Banking, S.A., or "Clearstream," which may change from time to time.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations, or collectively, the "Participants," and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, or collectively, the "Indirect Participants." Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised us that, pursuant to procedures established by it:

     (1) upon deposit of the Global Exchange Notes, DTC will credit the accounts of Participants designated by the Participants depositing the Global Exchange Notes with portions of the principal amount of the Global Exchange Notes; and

     (2) ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC, with respect to the Participants, or by the Participants and the Indirect Participants, with respect to other owners of beneficial interests in the Global Exchange Notes.

     Investors in the Global Exchange Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not Participants may hold their interests therein indirectly through organizations, including Euroclear and Clearstream, that are Participants in such system. All interests in a Global Exchange Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to those Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Exchange Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF AN INTEREST IN THE GLOBAL EXCHANGE NOTES WILL NOT HAVE EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Exchange Notes, are registered as the owners of the Exchange Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company nor the Trustee or any agent of the Company or the Trustee has or will have any responsibility or liability for:

     (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Exchange Notes; or

     (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practices, will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.


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


     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Exchange Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder of Exchange Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC reserves the right to exchange the Global Exchange Notes for legended Exchange Notes in certificated form, and to distribute such Exchange Notes to its Participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL EXCHANGE NOTES FOR CERTIFICATED EXCHANGE NOTES

     A Global Exchange Note is exchangeable for Certificated Exchange Notes if:

     (1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Exchange Notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

     (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Exchange Notes; or

     (3) there has occurred and is continuing an Event of Default with respect to the Exchange Notes.

     In addition, beneficial interests in a Global Exchange Note may be exchanged for Certificated Exchange Notes under prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Exchange Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary, in accordance with its customary procedures.

SAME DAY SETTLEMENT AND PAYMENT

     The Company will make payments in respect of the Exchange Notes represented by the Global Exchange Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Exchange Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Exchange Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The Exchange Notes represented by the Global Exchange Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in those Exchange Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Exchange Notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Exchange Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Exchange Note by or through a Euroclear or Clearstream participant to a Participant in DTC will


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


be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     "Change of Control" means any of the following events:

     (1) prior to the first public offering of common stock of the Company, the Permitted Holder ceases to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, or any direct or indirect transfer of securities or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holder shall be deemed to beneficially own any Voting Stock of a Person (the "specified person") held by any other Person (the "parent entity") so long as the Permitted Holder beneficially owns (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

     (2) after the first public offering of common stock of the Company, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holder, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holder beneficially owns (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holder beneficially owns (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

     (3) individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company, was (A) approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (B) approved by the Permitted Holder at a time when the Permitted Holder held, directly or indirectly, a majority in the aggregate of the total voting power of the Voting Stock of the Company) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

     (4) the adoption of a plan relating to the liquidation or dissolution of the Company; or

     (5) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holder or (ii) a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Exchange Notes and a Subsidiary of the transferor of such assets;

provided, however, that none of the events set forth above under paragraphs (1) through (5) of the definition of "Change of Control" shall constitute a Change of Control if, immediately following the consummation of any such event and after giving effect thereto, the Exchange Notes have an Investment Grade Rating.

     Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

     (1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

     (2) the circumstances and relevant facts regarding such Change of Control;

     (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

     (4) the instructions, as determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

     The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness," "-- Certain Covenants -- Limitation on Liens," "-- Certain Covenants -- Limitation on Sale/Leaseback Transactions," each of which is applicable only prior to an Investment Grade Rating Event, and in the covenants described under "-- Certain Investment Grade Covenants -- Restrictions on Secured Indebtedness" and "-- Certain Investment Grade Covenants -- Restrictions on Sale/Leaseback Transactions," each of which is applicable following an Investment Grade Rating Event. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

     Our Credit Agreements outstanding on the Issue Date provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder, which in turn could constitute an Event of Default under the Indenture. In the event a Change of Control occurs at a time when we are prohibited by our Credit Agreements or other agreements from purchasing Notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under our Credit Agreements outstanding on the Issue Date.

     Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

     The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, those summarized below. Upon the occurrence of an Investment Grade Rating Event, each of the covenants (except for clause (1) of "-- Merger and Consolidation" and "-- SEC Reports") described below will cease to apply to us and our Restricted Subsidiaries. Instead, each of the covenants described under "-- Certain Investment Grade Covenants" will apply to us after the occurrence of an Investment Grade Rating Event.

LIMITATION ON INDEBTEDNESS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors, if any, will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.0 to 1. The Company will cause each Restricted Subsidiary that Incurs any Indebtedness pursuant to this paragraph
(a) or paragraphs (b)(12) or (b)(17) of this covenant to execute and deliver to the Trustee, no later than the date of such Incurrence, a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Exchange Notes on the same terms and conditions as those set forth in the Indenture.

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following
Indebtedness:

     (1) Indebtedness Incurred by the Company pursuant to the Three-Year Credit Agreement or the 364-Day Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $520 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" and (B) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries;

     (2) Indebtedness Incurred by the Company pursuant to the New Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (2) and then outstanding does not exceed $200 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock;"

     (3) Indebtedness Incurred by CITGO Puerto Rico and the Company pursuant to the CITGO Puerto Rico Credit Agreement; provided, however, that the aggregate principal amount of all Indebtedness Incurred by CITGO Puerto Rico and the Company (without duplication in the case of the Company's Guarantee of CITGO Puerto Rico's Indebtedness thereunder) pursuant to the CITGO Puerto Rico Credit Agreement does not exceed $25 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock;"

     (4) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Exchange Notes;

     (5) the Outstanding Notes and the Exchange Notes (other than any Additional Notes);

     (6) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (3), (4) or (5) of this covenant);

     (7) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;


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


     (8) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (5), (6) or (7) or this clause (8); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause
(7), such Refinancing Indebtedness shall be Incurred only by such Subsidiary or the Company;

     (9) Hedging Obligations entered into in the ordinary course of business to purchase any raw material, hydrocarbon, refined product or other commodity or to hedge risks with respect to the Company's or a Restricted Subsidiary's interest rate, currency, hydrocarbon or refined products therefrom or commodity exposure and not for speculative purposes;

     (10) obligations in respect of tender, performance, government contract, bid and surety or appeal bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

     (11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

     (12) Guarantees by Subsidiary Guarantors of Indebtedness of the Company or any Restricted Subsidiary permitted to be Incurred under the Indenture and Liens created by Subsidiary Guarantors that constitute Indebtedness securing Indebtedness of the Company or any Restricted Subsidiary permitted to be Incurred under the Indenture;

     (13) Indebtedness of a Receivables Subsidiary Incurred pursuant to a Qualified Receivables Transaction;

     (14) Indebtedness of Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by any other clause of this paragraph (b)), does not exceed the greater of (A) $125 million and (B) 5% of Consolidated Net Worth;

     (15) Guarantees by the Pledged Entities of Indebtedness of the Company Incurred pursuant to clause (2) above;

     (16) Guarantees by the Company of Indebtedness of Restricted Subsidiaries Incurred pursuant to clause (14) above; and

     (17) Indebtedness of the Company or any Subsidiary Guarantor in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and the Subsidiary Guarantors outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (16) above or paragraph (a)), does not exceed $75 million.

     (c) Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary Guarantor to, Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or such Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Exchange Notes or the Subsidiary Guaranty of such Subsidiary Guarantor, as the case may be, to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with this covenant:

     (1) any Indebtedness remaining outstanding under the Three-Year Credit Agreement, the 364-Day Credit Agreement or the CITGO Puerto Rico Credit Agreement after the application of the net proceeds from the sale of the Outstanding Notes will be treated as Incurred on the Issue Date under clause (1) or (3), as applicable, of paragraph (b) above;

     (2) any Indebtedness Incurred or outstanding under the New Credit Agreement on the Issue Date will be treated as Incurred on the Issue Date under clause (2) of paragraph (b) above;

     (3) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

     (4) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

LIMITATION ON RESTRICTED PAYMENTS

     (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

     (1) a Default shall have occurred and be continuing (or would result therefrom);

     (2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;"

     (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

     (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter ending on December 31, 2002, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

     (B) 100% of the aggregate net proceeds, including cash and the fair market value of property other than cash (as determined in good faith by the Board of Directors of the Company and evidenced by a board resolution) received by the Company from the issuance or sale of, or as a capital contribution in respect of, its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to, or contribution by, a Subsidiary of the Company and other than an issuance or sale to, or contribution by, an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

     (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

     (D) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary;

     (4) after giving pro forma effect to such Restricted Payment, the Company would not have Available Liquidity in excess of $250 million, and on the date the Company or such Restricted Subsidiary makes such Restricted Payment, the Chief Financial Officer of the Company shall deliver to the Trustee a certificate to the effect that the Company is in compliance with this paragraph
(4); or

     (5) the aggregate amount of such Restricted Payment and all other Restricted Payments made since the beginning of the Reference Period would exceed the Free Cash Flow during the Reference Period.

     (b) The preceding provisions will not prohibit:

     (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from or on behalf of one or more of its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

     (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of such Person which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded from the calculation of the amount of Restricted Payments;


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     (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

     (4) so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $5 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded from the calculation of the amount of Restricted Payments;

     (5) dividends or advances to PDV America, the proceeds of which are used by PDV America to repay its 7 7/8% Senior Notes Due 2003; provided that (A) the aggregate amount of such dividends or advances shall not exceed $500 million,
(B) such dividends or advances shall only be declared and paid, as applicable, on or after the seventh day immediately prior to the maturity date of the 7 7/8% Senior Notes Due 2003 of PDV America, (C) on the date of payment of any such dividends or advances, the Chief Financial Officer of the Company shall have delivered to the Trustee a certificate to the effect that immediately after giving pro forma effect to such dividends or advances the Company will have Available Liquidity in excess of $350 million and (D) such dividends or advances shall be excluded from the calculation of the amount of Restricted Payments; or

     (6) other Restricted Payments in an aggregate amount not to exceed $25 million; provided, however, that such Restricted Payments shall be excluded from the calculation of the amount of Restricted Payments.

LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

     (1) with respect to clauses (a), (b) and (c),

     (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Credit Agreements (other than the New Credit Agreement);

     (ii) (A) any encumbrance or restriction pursuant to the New Credit Agreement that is substantially similar to, and no less favorable to the Exchange Noteholders than, encumbrances or restrictions in effect at or entered into on the Issue Date pursuant to the Credit Agreements (other than the New Credit Agreement), (B) any encumbrance or restriction on the ability of the Pledged Entities to pay dividends, make distributions, loans or advances, or transfer assets to the Company imposed pursuant to the New Credit Agreement and
(C) Liens on the Capital Stock of the Pledged Entities imposed pursuant to the New Credit Agreement;

     (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

     (iv) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of clause (1) of this covenant or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or
(iii) of clause (1) of this covenant or this clause (iv); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Exchange Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

     (v) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;


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


     (vi) any encumbrance or restriction arising under any applicable law, rule, regulation or order;

     (vii) any encumbrance or restriction pursuant to any merger agreement, stock purchase agreement, asset sale agreement or similar agreement limiting the transfer of properties and assets subject to such agreement or distributions of assets subject to such agreement pending consummation of the transactions contemplated thereby;

     (viii) any encumbrance or restriction applicable to a Receivables Subsidiary; and

     (2) with respect to clause (c) only,

     (A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

     (B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

     (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

     (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition;

     (2) other than with respect to any assets contributed by the Company or a Restricted Subsidiary to a joint venture formed by the Company or such Restricted Subsidiary, respectively, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; provided, however, that the 75% limitation also will not apply to any disposition of assets in exchange for assets used in a Related Business, or a combination of such assets and cash or cash equivalents, in each case having a fair market value comparable to the fair market value of the assets disposed of by the Company or a Restricted Subsidiary; provided further, however, that in any such exchange of the Company's or a Restricted Subsidiary's assets with a fair market value in excess of $20 million, the Company must obtain an opinion or report from an Independent Qualified Party confirming that the assets, and cash and cash equivalents, if any, received in such exchange have a fair market value at least equal to the assets so exchanged; and

     (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

     (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

     (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

     (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Exchange Notes (and to holders of other Senior Indebtedness of the Company designated by the Company) to purchase Exchange Notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

     provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all

Asset Dispositions which is not applied in accordance with this covenant exceeds $20 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

     (1) the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

     (2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

     (b) In the event of an Asset Disposition that requires the purchase of Exchange Notes (and other Senior Indebtedness of the Company) pursuant to clause
(a)(3)(C) above, the Company will purchase Exchange Notes tendered pursuant to an offer by the Company for the Exchange Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Exchange Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Exchange Notes (and other Senior Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $20 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

     (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

LIMITATION ON AFFILIATE TRANSACTIONS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

     (1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

     (2) if such Affiliate Transaction involves an amount in excess of $10 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; provided, however, that in the event that at the time such Affiliate Transaction is entered into or permitted to exist no director of the Company is disinterested with respect to such Affiliate Transaction, the Board of Directors of the Company shall have received with respect to such Affiliate Transaction the opinion referred to in paragraph (3) below; and

     (3) if such Affiliate Transaction involves an amount in excess of $20 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

     (b) The provisions of the preceding paragraph (a) will not prohibit:

     (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "-- Limitation on Restricted Payments;"


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


     (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

     (3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $5 million in the aggregate outstanding at any one time;

     (4) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

     (5) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

     (6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

     (7) any agreement in effect on the Issue Date and described in the offering circular under which the outstanding notes were issued or in any of the SEC filings of the Company incorporated by reference in the offering circular under which the outstanding notes were issued or any amendments, renewals, extensions or substitutions of any such agreement (so long as such amendments, renewals, extensions or substitutions are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby;

     (8) any transactions with the Permitted Holder or any of its Affiliates involving the purchase or sale of hydrocarbons, or refined products therefrom, in the ordinary course of business, so long as such transactions are priced based on industry accepted benchmark prices and the pricing of such transactions is no worse to the Company or any Restricted Subsidiary, as applicable, than the pricing of comparable transactions with unrelated third parties; and

     (9) any Intercompany Trade Arrangements.

LIMITATION ON LIENS

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the "Initial Lien") of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Exchange Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured; provided, however, that the Company or any Restricted Subsidiary will be entitled to Incur other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this proviso does not exceed 5% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto; provided, further, however, that the aggregate amount of outstanding Indebtedness secured by Liens on assets of Restricted Subsidiaries pursuant to the foregoing proviso shall in no event exceed the greater of (A) $125 million and (B) 5% of Consolidated Net Worth.

     Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

LIMITATION ON SALE/LEASEBACK TRANSACTIONS

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/ Leaseback Transaction with respect to any property unless:

     (1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Exchange Notes pursuant to the covenant described under "-- Limitation on Liens;"

     (2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors of the Company) of such property; and

     (3) the Company applies the proceeds of such transaction in compliance with the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock."


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


MERGER AND CONSOLIDATION

     The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

     (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Exchange Notes and the Indenture;

     (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

     (3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" and

     (4) immediately after giving pro forma effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction;

provided, however, that clauses (3) and (4) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

     For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

LIMITATION ON ISSUANCE OF GUARANTEES OF INDEBTEDNESS

     The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or create any Lien to secure the payment of any Indebtedness of the Company or any other Restricted Subsidiary unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee or security of the payment of the Exchange Notes by such Restricted Subsidiary; provided, however, that the following Guarantees and Liens will not require a Restricted Subsidiary to execute and deliver such a supplemental indenture: (i) any Guarantee by any Pledged Entity of Indebtedness Incurred under the New Credit Agreement or (ii) any Lien created by any Restricted Subsidiary to secure Indebtedness Incurred pursuant to clause (b)(1) or (b)(3) under "-- Limitation on Indebtedness." If the Indebtedness to be Guaranteed or secured is subordinated to the Notes, the Guarantee or security of such Indebtedness will be subordinated to the Guarantee or security of the Notes to the same extent as the Indebtedness to be Guaranteed or secured is subordinated to the Notes. Notwithstanding the foregoing, any such Guarantee or security by a Restricted Subsidiary of the Notes will provide by its terms that it will be automatically and unconditionally released and discharged upon either:

     (1) the release or discharge of such Guarantee or security of payment of such other Indebtedness, except a discharge by or as a result of payment under such Guarantee or security,

     (2) any sale (including by way of merger or consolidation), exchange or transfer, to any Person not an Affiliate of ours, of all of the Capital Stock owned by the Company and its Restricted Subsidiaries of, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture, or

     (3) the designation by the Company of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Indenture.


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


BUSINESS ACTIVITIES OF PLEDGED ENTITIES

     So long as there are Liens on the equity interests of the Pledged Entities to secure, or the Pledged Entities have otherwise secured, Indebtedness Incurred pursuant to clause (b)(2) under "-- Limitations on Indebtedness," the Company shall not permit any of the Pledged Entities to engage in any business or activity other than the ownership, directly or indirectly, of, in the case of CITGO Pipeline I, the Company's equity interests in the Colonial Pipeline, and in the case of CITGO Pipeline II, the Company's equity interests in the Explorer Pipeline and, in each case, activities incidental thereto. So long as there are Liens on the equity interests of the Pledged Entities to secure, or the Pledged Entities have otherwise secured, Indebtedness Incurred pursuant to clause (b)(2) under "-- Limitations on Indebtedness," the Company shall not permit the Pledged Entities to own or acquire any assets (other than, in case of CITGO Pipeline I, all the equity interests in the Colonial Pipeline and in the case of CITGO Pipeline II, all the equity interests in the Explorer Pipeline and, in each case, cash incidental to their permitted activities).

SEC REPORTS

     Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filings) and provide the Trustee and Exchange Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections.

     At any time that any of the Company's Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

CERTAIN INVESTMENT GRADE COVENANTS

     If an Investment Grade Rating Event occurs, each of the covenants (except for clause (1) of "-- Merger and Consolidation" and "-- SEC Reports") described above under "-- Certain Covenants" will cease to apply to us and our Restricted Subsidiaries. Instead, the Indenture contains the following covenants, each of which will apply to us only upon and after the occurrence of an Investment Grade Rating Event.

RESTRICTIONS ON SECURED INDEBTEDNESS

     If the Company or any Restricted Subsidiary Incurs any Indebtedness secured by a Lien (other than a Permitted Lien) on any Principal Property or on any share of stock or Indebtedness of a Restricted Subsidiary, the Company or such Restricted Subsidiary will secure the Exchange Notes equally and ratable with (or, at the Company's option, prior to) such secured Indebtedness so long as such Indebtedness is so secured, unless the aggregate amount of all such secured Indebtedness, together with all Attributable Debt of the Company and the Restricted Subsidiaries with respect to any Sale/Leaseback Transactions involving Principal Properties (with the exception of such transactions which are excluded as described in clauses (1) through (5) under "-- Restrictions on Sale/Leaseback Transactions" below), would not exceed 10% of Consolidated Net Tangible Assets.

RESTRICTIONS ON SALE/LEASEBACK TRANSACTIONS

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt with respect to such transaction plus all secured Indebtedness of the Company and the Restricted Subsidiaries (with the exception of Indebtedness secured by Permitted Liens) would not exceed 10% of Consolidated Net Tangible Assets. This restriction shall not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction, any Sale/Leaseback Transaction if:

     (1) the lease is for a period, including renewal rights, not in excess of three years;

     (2) the sale of the Principal Property is made within 270 days after its acquisition, construction or improvements;

     (3) the lease secures or relates to industrial revenue or pollution control bonds;

     (4) the transaction is between us and a Restricted Subsidiary; or

     (5) the Company, within 270 days after the sale is completed, applies to the retirement of its Indebtedness or that of a Restricted Subsidiary, or to the purchase of other property which will constitute a Principal Property, an amount not less than the greater of:

     (A) the net proceeds of the sale of the Principal Property leased or

     (B) the fair market value (as determined by us in good faith) of the Principal Property leased.

     The amount to be applied to the retirement of Indebtedness shall be reduced by:

     (i) the principal amount of any of the Company's debentures or notes (including the Exchange Notes) or those of a Restricted Subsidiary surrendered within 270 days after such sale to the applicable trustee for retirement and cancelation;

     (ii) the principal amount of Indebtedness, other than the items referred to in the preceding clause (i), voluntarily retired by the Company or a Restricted Subsidiary within 270 days after such sale; and

     (iii) associated transaction expenses.

EVENTS OF DEFAULT

     Each of the following is an Event of Default:

     (1) a default in the payment of interest on the Notes when due, continued for 30 days;

     (2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

     (3) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above;

     (4) the failure by the Company to comply for 30 days after notice with any of its obligations, if then applicable, in the covenants described above under "-- Change of Control" (other than a failure to purchase Exchange Notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Exchange Notes), "-- Limitation on Affiliate Transactions," "-- Limitation on Liens," "-- Limitation on Sale/Leaseback Transactions," "-- Limitation on Issuance of Guarantees of Indebtedness," "-- Business Activities of Pledged Entities" or "-- SEC Reports" or under "-- Certain Investment Grade Covenants;"

     (5) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

     (6) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $35 million (the "cross acceleration provision");

     (7) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions");

     (8) any judgment or decree for the payment of money in excess of $35 million is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

     (9) any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of the Indenture or such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company in writing of the default and the Company does not cure such default within the time specified after receipt of such notice, provided, however, that in the case of a default under clause (4) constituting a failure to comply with the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," the Holders of at least 12.5% in principal amount of the outstanding Notes may effectuate such written notice.


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


     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable, provided, however, that, if such Event of Default results from a failure to comply with the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," the Holders of at least 12.5% in principal amount of Notes may make the foregoing declaration. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

     (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

     (2) Holders of at least 25% (or 12.5% in the case of a failure to comply with the covenant described under "--Certain Covenants -- Limitation on Restricted Payments") in principal amount of the Notes have requested the Trustee to pursue the remedy;

     (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

     (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

     (5) holders of a majority in principal amount of the Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

     If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default within 90 days after it occurs, provided, however, that, if such Default constitutes a failure to comply with the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," the Trustee must mail to each Holder of the Notes notice of such Default within 40 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

     (1) reduce the amount of Notes whose holders must consent to an amendment;

     (2) reduce the rate of or extend the time for payment of interest on any Note;

     (3) reduce the principal of or change the Stated Maturity of any Note;

     (4) change the provisions applicable to the redemption of any Note as described under "-- Optional Redemption" above;


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


     (5) make any Note payable in money other than that stated in the Note;

     (6) impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Exchange Notes;

     (7) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions;

     (8) make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

     (9) make any change in any Subsidiary Guaranty that would adversely affect the Noteholders.

     Notwithstanding the preceding, without the consent of any Holder of the Notes, the Company, the Subsidiary Guarantors, if any, and the Trustee may amend the Indenture:

     (1) to cure any ambiguity, omission, defect or inconsistency;

     (2) to provide for the assumption by a successor Person of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

     (3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the
Code);

     (4) to add Guarantees with respect to the Notes, including Subsidiary Guaranties, or to secure the Notes;

     (5) to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

     (6) to make any change that does not adversely affect the rights of any Holder of the Notes; or

     (7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The Exchange Notes will be issued in registered form and will be transferable only upon the surrender of the Exchange Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     At any time, we may terminate all our obligations under the Exchange Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer of the Exchange Notes, to replace mutilated, destroyed, lost or stolen Exchange Notes and to maintain a registrar and paying agent in respect of the Exchange Notes.

     In addition, at any time we may terminate our obligations under "-- Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation") and "-- Certain Investment Grade Covenants," the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Events of Default" above and the limitations contained in clauses (3) and (4) under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").


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


     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Exchange Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Exchange Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "-- Events of Default" above or because of the failure of the Company to comply with clause (3) or (4) under "-- Certain Covenants -- Merger and Consolidation" above.

     In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Exchange Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Exchange Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     The Bank of New York is to be the Trustee under the Indenture. We have appointed The Bank of New York as Registrar and Paying Agent with regard to the Exchange Notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company will have any liability for any obligations of the Company under the Exchange Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

     The Indenture and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means:

     (1) any property, plant or equipment used in a Related Business;

     (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

     (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.


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


     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

     (1) any shares of Capital Stock, or other ownership interests, of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

     (2) substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

     (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3) above,

     (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

     (B) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, (x) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "-- Certain Covenants -- Merger and Consolidation;"

     (C) a disposition, whether in a single transaction or a series of related transactions, of assets with a fair market value of less than $10 million;

     (D) sales pursuant to a Qualified Receivables Transaction of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary (in the case of a sale by the Company or any of its Restricted Subsidiaries) or any other Person (in the case of a sale by a Receivables Subsidiary), in each case, for the fair market value thereof, including cash in an amount at least equal to 90% of the fair market value thereof as determined in accordance with GAAP;

     (E) sales by the Company or any Restricted Subsidiary of hydrocarbons or refined products therefrom that the Company or any Restricted Subsidiary had previously acquired from the Permitted Holder or any of its Subsidiaries pursuant to an arrangement between the Company and the Permitted Holder providing for the resale by the Company or any Restricted Subsidiary of the Permitted Holder's products for a customary fee;

     (F) sales by the Company or any Restricted Subsidiary of inventory at fair market value for cash consideration to the extent such cash consideration is applied by the Company or such Restricted Subsidiary within 20 days of such sale to acquire hydrocarbons or refined products; and

     (G) a disposition of cash or Temporary Cash Investments.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Exchange Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby with be determined in accordance with the definition of "Capital Lease Obligation."

     "Available Liquidity" with respect to the Company means, at any time, the sum of (w) committed lines of credit that may be readily drawn by the Company,
(x) funds readily available to the Company pursuant to an accounts receivable facility permitted by


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


clause (b)(13) under "-- Certain Covenants -- Limitation on Indebtedness" and
(y) unrestricted cash on the consolidated balance sheet of the Company held by the Company or any Restricted Subsidiary; provided, however, that any cash of any Restricted Subsidiary shall be deemed to be unrestricted for purposes of this definition only to the extent that such Restricted Subsidiary is not, at the applicable time, subject to any material restrictions, directly or indirectly, on its ability to dividend or distribute such cash to the Company.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

     (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

     (2) the sum of all such payments.

     "Board of Directors" with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under "-- Certain Covenants -- Limitation on Liens," a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "CITGO Pipeline I" means CITGO Pipeline Holding I, LLC, a Delaware limited liability company that holds the Company's equity interests in the Colonial Pipeline.

     "CITGO Pipeline II" means CITGO Pipeline Holding II, LLC, a Delaware limited liability company that holds the Company's equity interests in the Explorer Pipeline.

     "CITGO Puerto Rico" means CITGO International Puerto Rico Company, a Puerto Rican civil partnership and an indirect wholly owned subsidiary of the Company.

     "CITGO Puerto Rico Credit Agreement" means the 364-day credit agreement entered into as of May 28, 2002, among CITGO Puerto Rico, the lenders referred to therein and Mizuho Corporation Bank Limited as Administrative Agent, together with the related documents thereto (including the revolving loan facility, note purchase or placement facility, letter of credit facility or other arrangement for the extension of credit thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such credit agreement or a successor credit agreement, whether by the same or any other lender or group of lenders.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commodity Agreement" means any commodity or raw material futures contract, commodity or raw materials option, or any other agreement designed to protect against or manage exposure to fluctuations in commodity or raw materials prices, other than hydrocarbons.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:


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


     (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

     (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

     (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

     (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made a Material Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Material Investment or acquisition occurred on the first day of such period; and

     (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

     (1) interest component of Capital Lease Obligations;

     (2) amortization of debt discount;

     (3) capitalized interest;

     (4) non-cash interest expense;

     (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

     (6) net payments pursuant to Hedging Obligations arising from Interest Rate Agreements or Currency Agreements;


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


     (7) dividends accrued in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the Chief Financial Officer of the Company in good faith); and

     (8) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary, other than pursuant to Ordinary Course Guarantees.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

     (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

     (A) subject to the exclusion contained in clause (3) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) below) less, for purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, the aggregate amount of Investments in LCR made pursuant to clause (13) of the definition of "Permitted Investments;" and

     (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

     (2) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

     (A) subject to the exclusion contained in clause (3) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

     (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

     (3) any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

     (4) extraordinary gains or losses;

     (5) the cumulative effect of a change in accounting principles; and

     (6) the tax effect of any of the items described in clauses (1) through (5) above;

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Consolidated Net Tangible Assets" as of any date of determination, means the consolidated total assets of the Company and its Restricted Subsidiaries determined in accordance with GAAP, less the sum of

     (1) all current liabilities and current liability items; and


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     (2) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

     (1) the par or stated value of all outstanding Capital Stock of the Company plus

     (2) paid-in capital or capital surplus relating to such Capital Stock plus

     (3) any retained earnings or earned surplus

less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Credit Agreements" means

     (1) the Three-Year Credit Agreement;

     (2) the 364-Day Credit Agreement;

     (3) the CITGO Puerto Rico Credit Agreement; and

     (4) the New Credit Agreement.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement designed to protect against or manage exposure to fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

     (1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

     (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

     (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

on or prior to the first anniversary of the Stated Maturity of the Exchange Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Exchange Notes shall not constitute Disqualified Stock if:

     (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Exchange Notes and described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "-- Change of Control;" and

     (2) any such requirement only becomes operative after compliance with such terms applicable to the Exchange Notes, including the purchase of any Exchange Notes tendered pursuant thereto.

     The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.


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


     "EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

     (1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

     (2) Consolidated Interest Expense;

     (3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period but including amortization of prepaid turnaround costs); and

         (4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Equity Offering" means (i) any primary public offering or private placement to any Person of Capital Stock (other than Disqualified Stock) of the Company or (ii) any cash capital contribution received by the Company from any holder of Capital Stock of the Company and which is accounted for as additional Capital Stock equity (other than Disqualified Stock).

     "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

     "Free Cash Flow" for any period means EBITDA less the following:

     (1) all cash payments with respect to income taxes of the Company and its Restricted Subsidiaries;

     (2) all cash payments with respect to Consolidated Interest Expense; and

     (3) all cash capital expenditures of the Company and its Restricted Subsidiaries;

     in each case for such period.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

     (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

     (2) statements and pronouncements of the Financial Accounting Standards Board; and

     (3) such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

     (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business or any subordination of claims. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement, Hydrocarbon Agreement or Commodity Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Hydrocarbon Agreement" means any purchase or hedging agreement of hydrocarbons or refined products therefrom, future contract or option, or any other agreement designed to protect against or manage exposure to fluctuations in the price of hydrocarbons or refined products therefrom.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun has a corresponding meaning. Solely for purposes of determining compliance with "-- Certain Covenants -- Limitation on Indebtedness:"

     (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

     (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

     (3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

     (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

     (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

     (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

     (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations covered in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

     (5) the amount of all obligations of such Person that arise prior to the first anniversary of the Stated Maturity of the Exchange Notes with respect to the redemption, repayment or other repurchase of any Capital Stock of such Person or any Subsidiary of such Person or that are determined by the value of such Capital Stock, the amount of such obligations to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

     (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

     (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

     (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date (but excluding penalties, indemnities and costs); provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

     "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing in the United States of the Company's choice; provided, however, that in each case such firm is not an Affiliate of the Company.

     "Intercompany Trade Arrangements" means transactions between the Company and the Permitted Holder pursuant to which the Permitted Holder sells hydrocarbons to the Company in the ordinary course of business and the Company thereafter transfers the related trade payable to one or more of its shareholders pending payment thereof and subsequently dividends or otherwise transfers funds to such shareholder in an amount equal to such trade payable, which amount is used by such shareholder to discharge such trade payable.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement (including caps, swaps, floors, collars and similar arrangements) designed to protect against or manage exposure to fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

     For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments":

     (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

     (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

     "Investment Grade Rating" means:

     (1) a Moody's rating of Baa3 or higher and an S&P rating of at least BB+ or

     (2) a Moody's rating of Ba1 or higher and an S&P rating of at least BBB-;

provided, however, that if (i) either Moody's or S&P changes its rating system, such ratings will be the equivalent ratings after such changes or (ii) if S&P or Moody's or both shall not make a rating of the Exchange Notes publicly available, the references above to S&P or Moody's or both, as the case may be,


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


shall be to a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company and the references to the ratings categories above shall be to the corresponding rating categories of such rating agency or rating agencies, as the case may be.

     "Investment Grade Rating Event" means the first day on which the Exchange Notes are assigned an Investment Grade Rating.

     "Issue Date" means February 27, 2003.

     "LCR" means Lyondell-CITGO Refining LP, a Delaware limited partnership.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

     "Lenders" has the meaning specified in each Credit Agreement.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Material Investment" means an Investment which has, at the time such Investment is made and without giving effect to subsequent changes in value, a fair value in excess of $5 million.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

     (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

     (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

     (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

     (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "New Credit Agreement" means the credit agreement that the Company entered into on February 27, 2003 and which is described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," together with the related documents thereto (including the term loan or revolving loan facility, note purchase or placement facility, letter of credit facility or other arrangement for the extension of credit thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such credit agreement or a successor credit agreement, whether by the same or any other lender or group of lenders.

     "Obligations" means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.


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


     "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Ordinary Course Guarantees" means Guarantees issued by the Company or any Restricted Subsidiary in the ordinary course of business with respect to Indebtedness of any distributor or customer of the Company's or any Restricted Subsidiary's products in an amount which, when taken together with the amount of all other outstanding Ordinary Course Guarantees, does not exceed $35 million.

     "Outstanding Notes" means the notes 113/8% Senior Notes due 2011 of the Company issued on February 27, 2003.

     "Permitted Holder" means Petroleos de Venezuela, SA, a corporation organized in Venezuela and its wholly owned Subsidiaries.

     "PDV America" means PDV America, Inc., a Delaware corporation.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

     (1) the Company, a Restricted Subsidiary, a government or any agency or political subdivision thereof holding Indebtedness of the Company or a Restricted Subsidiary in a principal amount equal to, and Incurred by the Company or such Restricted Subsidiary to provide credit support for, such Person's issuance of industrial revenue or similar tax-exempt bonds for the benefit of the Company or such Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

     (2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

     (3) cash and Temporary Cash Investments;

     (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

     (5) payroll, travel, entertainment, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

     (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

     (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock;"

     (9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

     (10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

     (11) any Person to the extent such Investments consist of Hedging Obligations otherwise not prohibited under the covenant described under "-- Certain Covenants -- Limitation on Indebtedness;"

     (12) any Person to the extent such Investments are in existence on the Issue Date;

     (13) LCR to the extent such Investments do not exceed, in the aggregate, the aggregate amount of cash dividends distributed after the Issue Date by LCR to the Company; provided, however, that such cash dividends have not previously served as the basis for a Restricted Payment made pursuant to the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments;"

     (14) LCR to the extent such Investments do not exceed $25 million in the aggregate outstanding at any time; and

     (15) Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (15) and then outstanding, do not exceed $75 million.

     "Permitted Liens" means, with respect to any Person:

     (1) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

     (2) Liens imposed by law, such as carriers', warehousemen's, materialmen's and mechanics' Liens, in each case for sums which are not overdue by a period of more than 45 days or which are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

     (3) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

     (4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

     (5) Liens incidental to the normal conduct of the business of such Person or any of its Subsidiaries or the ownership of its properties or the conduct of the ordinary course of its business, including (A) zoning restrictions, easements, rights of way, reservations, restrictions on the use of real property and other minor irregularities of title, (B) rights of lessees under leases, (C) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of such Person or any of its Subsidiaries on deposit with or in the possession of such banks, (D) Liens to secure the performance of statutory obligations, tenders, bids, leases, progress payments, performance or return-of-money bonds, performance or other similar bonds or other obligations of a similar nature incurred in the ordinary course of business; (E) Liens required by any contract or statute in order to permit such Person or any of its Subsidiaries to perform any contract or subcontract made by it with or pursuant to the requirements of a governmental entity, and
(F) "first purchaser" Liens on crude oil, in each case which are not incurred in connection with the Incurrence of Indebtedness and which do not in the aggregate impair the use and operation of the assets to which they relate in the conduct of the business of such Person and its Subsidiaries taken as a whole;

     (6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

     (7) Liens to secure Indebtedness Incurred pursuant to clause (b)(1) or
(b)(3) under "-- Certain Covenants -- Limitation on Indebtedness;"


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     (8) Liens on the Capital Stock of the Pledged Entities to secure
Indebtedness Incurred pursuant to clause (b)(2) under "-- Certain Covenants -- Limitation on Indebtedness;"

     (9) Liens existing on the Issue Date;

     (10) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

     (11) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

     (12) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary;

     (13) Liens securing Hedging Obligations permitted to be Incurred under the Indenture;

     (14) customary Liens incurred by the Company or any Restricted Subsidiary and resulting from a Qualified Receivables Transaction;

     (15) Liens on properties securing all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof;

     (16) Liens on pipeline or pipeline facilities which arise out of operation of law;

     (17) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

     (18) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other agreements which are customary in a Related Business; and

     (19) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (9) or (11); provided, however, that:

     (A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

     (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (9) or
(11), at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clause (6), (9) or (11) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock." For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Pledged Entities" means CITGO Pipeline I and CITGO Pipeline II.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.


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     "principal" of an Exchange Note means the principal of the Exchange Note plus the premium, if any, payable on the Exchange Note which is due or overdue or is to become due at the relevant time.

     "Principal Property" means:

     (1) any refinery and related pipelines, terminalling and processing equipment or

     (2) any other real property or marketing assets or related group of our assets having a fair market value in excess of $20 million.

     "Qualified Receivables Transaction" means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the accounts receivable of the Company or any of its Restricted Subsidiaries subject to all Qualified Receivables Transactions and outstanding on the date any such accounts receivable are transferred by the Company or a Restricted Subsidiary have, together with the accounts receivable transferred on such date, a balance that does not exceed in the aggregate the greater of (A) $400,000,000 and (B) 5% of net sales of the Company and its Restricted Subsidiaries during the four fiscal quarter period ending on the last day of the most recent fiscal quarter for which the Company has issued consolidated financial statements.

     "Receivables Subsidiary" means a Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is Guaranteed by the Company or any of its Restricted Subsidiaries (but excluding customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any of its Restricted Subsidiaries in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Company or any of its Restricted Subsidiaries (other than accounts receivable and interests therein and related assets as provided in the definition of "Qualified Receivables Transaction"), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither the Company nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.

     "Reference Period" means, with respect to any Restricted Payment, the period consisting of the most recent consecutive fiscal quarters (not to exceed
4) of the Company commencing no earlier than January 1, 2003, and ending at least 45 days prior to the date such Restricted Payment is made.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

     (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

     (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;


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


     (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

     (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Exchange Notes, such Refinancing Indebtedness is subordinated in right of payment to the Exchange Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business in which the Company was engaged on the Issue Date and any business related, ancillary or complementary to any business of the Company in which the Company was engaged on the Issue Date.

     "Restricted Payment" with respect to any Person means:

     (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

     (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

     (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

     (4) the making of any Investment (other than a Permitted Investment) in any Person.

Notwithstanding the foregoing, Intercompany Trade Arrangements shall not be included in the definition of "Restricted Payment."

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

     "SEC" means the U.S. Securities and Exchange Commission.

     "Securities Act" means the U.S. Securities Act of 1933, as amended.

     "Senior Indebtedness" means with respect to any Person:

     (1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

     (2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the Exchange Notes; provided, however, that Senior Indebtedness shall not include:

     (1) any obligation of such Person to the Company or any Subsidiary of the Company;

     (2) any liability for Federal, state, local or other taxes owed or owing by such Person;

     (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

     (4) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

     (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means, with respect to any Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Exchange Notes or a Subsidiary Guaranty of such person, as the case may be, pursuant to a written agreement to that effect.

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

     (1) such Person;

     (2) such Person and one or more Subsidiaries of such Person; or

     (3) one or more Subsidiaries of such Person.

     "Subsidiary Guarantor" means any Restricted Subsidiary of the Company if and so long as such Restricted Subsidiary guarantees payment of the Exchange Notes on the terms and conditions set forth in the Indenture. As of the Issue Date there will be no Subsidiary Guarantors.

     "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Exchange Notes.

     "Temporary Cash Investments" means any of the following:

     (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

     (2) investments in demand and time deposit accounts, certificates of deposit, eurodollar time deposits and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

     (4) investments in commercial paper, maturing not more than 360 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P; and

     (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A2" by Moody's;

provided, however, that if S&P or Moody's or both shall not make ratings of commercial paper of the type referred to in clause (4) above or securities of the type referred to in clause (5) above publicly available, the references in clause (4) or (5) or both, as the case may be, to S&P or Moody's or both, as the case may be, shall be to a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company and the references to the ratings categories in clause (4) or (5) or both, as the case may be, shall be to the corresponding rating categories of such rating agency or rating agencies, as the case may be.

     "364-Day Credit Agreement" means the 364-day credit agreement entered into as of December 11, 2002, among the Company, the lenders referred to therein and Bank of America, N.A. as Administrative Agent together with the related documents thereto (including the revolving loan facility, note purchase or placement facility, letter of credit facility or other arrangement for the extension of credit thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such credit agreement or a successor credit agreement, whether by the same or any other lender or group of lenders.

     "Three-Year Credit Agreement" means the three-year credit agreement entered into as of December 11, 2002, among the Company, the lenders referred to therein and Bank of America, N.A. as Administrative Agent, together with the related documents thereto (including the revolving loan facility, note purchase or placement facility, letter of credit facility or other arrangement for the extension of credit thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such credit agreement or a successor credit agreement, whether by the same or any other lender or group of lenders.

     "Trustee" means The Bank of New York until a successor replaces it and, thereafter, means the successor.

     "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

     "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "Unrestricted Subsidiary" means:

     (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

     (2) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or an Unrestricted Subsidiary; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments."

     The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing.


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


     Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.


                SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of exchange notes by beneficial owners thereof, or exchange noteholders. It deals only with exchange notes acquired in the exchange offer upon surrender of outstanding notes acquired by the exchanging noteholder upon original issuance. Furthermore, it deals only with noteholders that acquire and hold the exchange notes as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, real estate investment trusts, regulated investment companies, tax exempt entities, financial institutions, insurance companies, persons holding the notes as a part of a hedging or conversion transaction or a straddle, or investors whose "functional currency" is not the United States dollar. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and Treasury Regulations, changes to any of which subsequent to the date of this offering circular may affect the tax consequences described herein, possibly with retroactive effect. Holders considering exchanging outstanding notes for exchange notes should consult their own tax advisors concerning the federal income tax consequences of holding the exchange notes in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. The tax consequences of any Additional Notes may differ from the tax consequences described herein.

     As used herein, the term "U.S. Holder" means a beneficial owner of an exchange note who or which is, for United States federal income tax purposes, a citizen or resident of the United States, a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), or an estate or trust treated as a United States person under section 7701(a)(30) of the Code. The term "Non-U.S. Holder" means any beneficial owner of an exchange note that is not a U.S. Holder. If a partnership holds exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding exchange notes should consult their tax advisors.

TREATMENT OF EXCHANGES UNDER EXCHANGE OFFER

     The exchange of the outstanding notes for exchange notes will not be a taxable event for United States federal income tax purposes. An exchange noteholder will not recognize any taxable gain or loss as a result of exchanging outstanding notes for exchange notes, and the holder will have the same tax basis and holding period in the exchange notes as the holder had in the outstanding notes immediately before exchange.

U.S. HOLDERS

INTEREST

     Interest on the exchange notes will be taxed to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes.

AMORTIZABLE BOND PREMIUM

     If a U.S. Holder purchases an exchange note in a secondary market transaction for an amount in excess of, in general, the note's principal amount, such U.S. Holder will be considered to have purchased such note with "amortizable bond premium" equal in amount to such excess. Generally, a U.S. Holder may elect to amortize such premium as an offset to interest income, using a constant yield method. The premium amortization is calculated assuming that we will exercise redemption rights in a manner that maximizes the U.S. Holder's yield. A U.S. Holder that elects to amortize bond premium must reduce its tax basis in the exchange note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made and may be revoked only with the consent of the Internal Revenue Service (the "IRS").

MARKET DISCOUNT

     If a U.S. Holder acquires an exchange note in a secondary market transaction for an amount that is less than, in general, the exchange note's principal amount, the amount of such difference is treated as "market discount" for federal income tax purposes, unless such difference is considered to be de minimis as described in section 1278(a)(2)(C) of the Code. Under the market discount rules of the Code, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, an exchange note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In general, the amount of market discount that has accrued is determined on a ratable basis although in certain circumstances an election may be made to accrue market discount on a constant interest basis. A U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry exchange notes with market discount. A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of the IRS. A U.S. Holder's tax basis in an exchange note will be increased by the amount of market discount included in such U.S. Holder's income under such election. U.S. Holders of exchange notes with market discount are urged to consult their tax advisors as to the tax consequences of ownership and disposition of the exchange notes.

DISPOSITION OF NOTES

     A U.S. Holder who disposes of an exchange note by sale, exchange for other property, or payment by us, will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other disposition (not including any amount attributable to accrued but unpaid interest) and the U.S. Holder's adjusted tax basis in the exchange note. Any amount attributable to accrued but unpaid interest will be treated as a payment of interest and taxed in the manner described above under "Summary of U.S. Federal Income Tax Considerations -- U.S. Holders -- Interest." Any amount attributable to accrued market discount that has not previously been included in income will be taxed in the manner described above under "Summary of U.S. Federal Income Tax Considerations -- U.S. Holders -- Market Discount." In general, the U.S. Holder's adjusted tax basis in an exchange note will be equal to the purchase price of the exchange note paid by the U.S. Holder (excluding any amount attributable to accrued but unpaid interest) increased by the amount of market discount previously included in the U.S. Holder's income with respect to the exchange note and reduced by any bond premium used to offset interest income as described above under "Summary of U.S. Federal Income Tax Considerations -- U.S. Holders -- Amortizable Bond Premium."

     Gain or loss realized on the sale, exchange or retirement of an exchange note generally will be capital gain or loss (subject to the market discount rules described above under "Summary of U.S. Federal Income Tax Considerations -- U.S. Holders -- Market Discount"), and will be long-term capital gain or loss if at the time of sale, exchange or retirement the exchange note has been held for more than one year. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

NON-U.S. HOLDERS

INTEREST AND DISPOSITION OF NOTES

     Subject to the discussion below concerning backup withholding, principal and interest payments made on, and gains from the sale, exchange or other disposition of, an exchange note will not be subject to the withholding of federal income tax, provided that, in the case of interest,

     o the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of voting stock of the issuer,

     o the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to the issuer through stock ownership,

     o    the Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, and

     o the certification requirements under section 871(h) or section 881(c) of the Code and the Treasury Regulations thereunder, summarized below, are met.


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     Sections 871(h) and 881(c) of the Code and Treasury Regulations thereunder require that, in order to obtain the exemption from withholding described above, either

     o the beneficial owner of the exchange note must certify, under penalties of perjury, to the withholding agent that such owner is a Non-U.S. Holder and must provide such owner's name, address and United States taxpayer identification number, if any, and otherwise satisfy documentary evidence requirements,

     o a financial institution that holds customers' securities in the ordinary course of business and holds an exchange note must certify to the withholding agent that appropriate certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and generally furnish the withholding agent with a copy thereof, or

     o the Non-U.S. Holder must provide such certification to a "qualified intermediary" or a "withholding foreign partnership" and certain other conditions must be met.

     A Non-U.S. Holder may give the certification described above on IRS Form W-8BEN, which generally is effective for the remainder of the year of signature plus three full calendar years, unless a change in circumstances make any information on the form incorrect. Special rules apply to foreign partnerships. In general, the foreign partnership will be required to provide a properly executed IRS Form W-8IMY and attach thereto an appropriate certification from each partner. Partners in foreign partnerships are urged to consult their tax advisors.

     Even if a Non-U.S. Holder does not meet the above requirements, interest payments will not be subject to the withholding of federal income tax if the Non-U.S. Holder certifies that either (i) an applicable tax treaty exempts, or provides for a reduction in, withholding or (ii) interest paid on an exchange note is effectively connected with the holder's trade or business in the U.S. and therefore is not subject to withholding (as described in greater detail below).

     If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on an exchange note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from withholding of federal income tax, will generally be subject to regular federal income tax on such interest in the same manner as if he or she were a U.S. Holder. In lieu of providing an IRS Form W-8BEN, such a Non-U.S. Holder will be required to provide the withholding agent with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to branch profits tax equal to 30%, or such lower rate as may be provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

     A Non-U.S. Holder will not be subject to federal income tax on any gain realized on the sale, exchange or disposition of an exchange note (except to the extent that such gain is attributable to accrued but unpaid interest) unless the gain is effectively connected with such holder's trade or business in the United States or, if the holder is an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or disposition and certain other conditions are met. The branch profits tax described above may apply to gain effectively connected with a United States trade or business of a foreign corporation.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     U.S. Holders. Information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales before maturity by, certain non-corporate U.S. Holders. In addition, backup withholding is required unless a U.S. Holder furnishes a correct taxpayer identification number (which for an individual is the Social Security Number) and certifies, under penalties of perjury, that he or she is not subject to backup withholding on an IRS Form W-9 and otherwise complies with applicable requirements of the backup withholding rules. The current rate of backup withholding is 30% of the amount paid, which is scheduled to be reduced in increments to 28% in 2006 and increased to 31% in 2011. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Any amounts withheld under the backup withholding rules may be allowed as a credit against the U.S. Holder's federal income tax liability, provided that the required information is furnished to the IRS.

     Non-U.S. Holders. Backup withholding tax does not apply to payments of interest and principal made to, and the proceeds of sales before maturity by, a Non-U.S. Holder if such Non-U.S. Holder certifies (on Form IRS W-8BEN or other appropriate form) its Non-U.S. Holder status. However, information reporting on IRS Form 1042-S will generally apply to payments of interest. Information reporting may also apply to payments made outside the United States, and payments on the sale, exchange, redemption, retirement or other disposition of a debt security effected outside the United States, if payment is made by a payor that is, for federal income tax purposes,

     o    a United States person,

     o    a controlled foreign corporation,

     o    a United States branch of a foreign bank or foreign insurance company,

     o a foreign partnership controlled by United States persons or engaged in a United States trade or business, or

     o a foreign person, 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period,

unless such payor has in its records documentary evidence that the beneficial owner is not a U.S. Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules may be allowed as a credit against an exchange noteholder's federal income tax liability, provided that the required information is furnished to the IRS.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS CONSIDERING EXCHANGING OUTSTANDING NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.


                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until _________________, 200__, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, we will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the Holders of the Securities) other than commissions or concessions of any broker or dealers and will indemnify the Holders of the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the exchange notes offered hereby will be passed upon for us by Sidley Austin Brown & Wood, Chicago, Illinois.


                                     EXPERTS

     The financial statements of CITGO Petroleum Corporation as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, which report expresses an unqualified opinion and includes an explanatory paragraph referring to the retroactive restatement of the financial statements to give effect to the January 1, 2002 contribution by PDV America of VPHI stock to us, which has been accounted for in a manner similar to "pooling of interests" accounting, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of LYONDELL-CITGO Refining LP as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC. These reports include as exhibits copies of material documents and agreements described in this prospectus, including our supply agreements with PDVSA. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet on the SEC's web site at http://www.sec.gov. You can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You may also obtain these reports at no cost by writing us at CITGO Petroleum Corporation, One Warren Place, 6100 South Yale Avenue, Tulsa, Oklahoma 74136, Attention:
Corporate Secretary (telephone: (918) 495-5540).

                  Until ______________, 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                      PAGE NO.
                                                                      --------
   Audited Financial Statements of CITGO Petroleum Corporation
     Independent Auditors' Report...................................     F-2
     Consolidated Balance Sheets as of December 31, 2002 and
        2001........................................................     F-3
     Consolidated Statements of Income and Comprehensive
        Income -- Each of the Three Years in the Period Ended
        December 31, 2002...........................................     F-4
     Consolidated Statements of Shareholder's Equity -- Each
        of the Three Years in the Period Ended December 31,
        2002........................................................     F-5
     Consolidated Statements of Cash Flows -- Each of the
        Three Years in the Period Ended December 31, 2002...........     F-6
     Notes to Consolidated Financial Statements -- Each of the
        Three Years in the Period Ended December 31, 2002...........     F-8


   Audited Financial Statements of LYONDELL-CITGO Refining LP
     Report of Independent Accountants..............................     F-37
     Statements of Income for the Years Ended December 31,
        2002, 2001 and 2000.........................................     F-38
     Balance Sheets as of December 31, 2002 and 2001................     F-39
     Statements of Cash Flows for the Years Ended December 31,
        2002, 2001 and 2000.........................................     F-40
     Statements of Partners' Capital................................     F-41
     Notes to Financial Statements..................................     F-42

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of CITGO Petroleum Corporation:

We have audited the accompanying consolidated balance sheets of CITGO Petroleum Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CITGO Petroleum Corporation and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17, the accompanying consolidated financial statements for 2001 and 2000 have been restated to give retroactive effect to the January 1, 2002 merger of CITGO Petroleum Corporation and VPHI Midwest, Inc., which has been accounted for in a manner similar to "pooling-of-interests" accounting.

DELOITTE & TOUCHE LLP

Tulsa, Oklahoma
February 14, 2003

CITGO PETROLEUM CORPORATION

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS)

                                                                                              DECEMBER 31,
                                                                                  ----------------------------------
                                                                                      2002                 2001
                                                                                                       (AS RESTATED
                                                                                                      - SEE NOTE 17)
                                                                                  ----------------------------------
ASSETS

CURRENT ASSETS:
 Cash and cash equivalents                                                        $    33,025           $   104,362
 Accounts receivable, net                                                             905,178               913,068
 Due from affiliates                                                                   93,615                64,923
 Inventories                                                                        1,090,915             1,109,346
 Prepaid expenses and other                                                            64,767                95,334
                                                                                  -----------           -----------
    Total current assets                                                            2,187,500             2,287,033

PROPERTY, PLANT AND EQUIPMENT - Net                                                 3,750,166             3,292,469

RESTRICTED CASH                                                                        23,486                     -

INVESTMENTS IN AFFILIATES                                                             716,469               700,701

OTHER ASSETS                                                                          309,291               228,906
                                                                                  -----------           -----------

                                                                                  $ 6,986,912           $ 6,509,109
                                                                                  ===========           ===========

LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
 Accounts payable                                                                     830,769               616,854
 Payables to affiliates                                                               417,634               265,517
 Taxes other than income                                                              229,072               219,699
 Other                                                                                308,198               300,484
 Current portion of long-term debt                                                    190,664               107,864
 Current portion of capital lease obligation                                           22,713                20,358
                                                                                  -----------           -----------
    Total current liabilities                                                       1,999,050             1,530,776

LONG-TERM DEBT                                                                      1,109,861             1,303,692

CAPITAL LEASE OBLIGATION                                                               24,251                46,964

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS                                           247,762               218,706

OTHER NONCURRENT LIABILITIES                                                          211,950               217,121

DEFERRED INCOME TAXES                                                                 834,880               767,338

MINORITY INTEREST                                                                           -                23,176

COMMITMENTS AND CONTINGENCIES (Note 14)

SHAREHOLDER'S EQUITY:
 Common stock - $1.00 par value, 1,000 shares authorized, issued and outstanding            1                     1
 Additional capital                                                                 1,659,698             1,659,698
 Retained earnings                                                                    925,114               745,102
 Accumulated other comprehensive loss                                                 (25,655)               (3,465)
                                                                                  -----------           -----------
    Total shareholder's equity                                                      2,559,158             2,401,336
                                                                                  -----------           -----------
                                                                                  $ 6,986,912           $ 6,509,109
                                                                                  ===========           ===========

See notes to consolidated financial statements.

CITGO PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2002
(DOLLARS IN THOUSANDS)

                                                                                   2002               2001               2000
                                                                                                    (AS RESTATED - SEE NOTE 17)
REVENUES:
 Net sales                                                                     $ 19,080,845       $ 19,343,263       $ 21,941,263
 Sales to affiliates                                                                277,477            257,905            215,965
                                                                               ------------       ------------       ------------
                                                                                 19,358,322         19,601,168         22,157,228

 Equity in earnings of affiliates                                                   101,326            108,915             58,728
 Insurance recoveries                                                               406,570             52,868                  -
 Other income (expense), net                                                        (19,735)           (58,103)           (26,011)
                                                                               ------------       ------------       ------------
                                                                                 19,846,483         19,704,848         22,189,945
                                                                               ------------       ------------       ------------

COST OF SALES AND EXPENSES:
 Cost of sales and operating expenses (including purchases of
  $6,779,798, $6,558,203 and $8,676,970 from affiliates)                         19,211,316         18,734,652         21,370,315
 Selling, general and administrative expenses                                       284,871            292,127            226,601
 Interest expense, excluding capital lease                                           67,394             69,164             85,565
 Capital lease interest charge                                                        7,017              9,128             11,019
 Minority interest                                                                        -              1,971              1,808
                                                                               ------------       ------------       ------------
                                                                                 19,570,598         19,107,042         21,695,308
                                                                               ------------       ------------       ------------

INCOME BEFORE INCOME TAXES AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                          275,885            597,806            494,637

INCOME TAXES                                                                         95,873            206,222            182,627
                                                                               ------------       ------------       ------------

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE                                                           180,012            391,584            312,010

CUMULATIVE EFFECT, ACCOUNTING FOR DERIVATIVES,
  NET OF RELATED INCOME TAXES OF $7,977                                                   -             13,600                  -
                                                                               ------------       ------------       ------------

NET INCOME                                                                          180,012            405,184            312,010

OTHER COMPREHENSIVE INCOME (LOSS):
 Cash flow hedges:
  Cumulative effect, accounting for derivatives, net of related
   income taxes of $(850)                                                                 -             (1,450)                 -
  Less: reclassification adjustment for derivative losses included in
   net income, net of related income taxes of $182 in 2002 and $265 in 2001             310                469                  -
                                                                               ------------       ------------       ------------

                                                                                        310               (981)                 -
 Foreign currency translation loss, net of related
   income taxes of $(78)                                                               (172)                 -                  -

 Minimum pension liability adjustment, net of deferred taxes of $12,835 in
   2002, $69 in 2001 and $(499) in 2000                                             (22,328)              (119)               849
                                                                               ------------       ------------       ------------

    Total other comprehensive (loss) income                                         (22,190)            (1,100)               849
                                                                               ------------       ------------       ------------

COMPREHENSIVE INCOME                                                           $    157,822       $    404,084       $    312,859
                                                                               ============       ============       ============

See notes to consolidated financial statements.

CITGO PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2002
(DOLLARS AND SHARES IN THOUSANDS)

                                    COMMON STOCK
                                   ---------------    ADDITIONAL       RATAINED
                                   SHARES   AMOUNT     CAPITAL         EARNINGS
BALANCE, JANUARY 1, 2000
  (As restated - See Note 17)          1    $    1    $1,667,305      $  721,020

Net income                             -         -             -         312,010

Other comprehensive income             -         -             -               -

Tax allocation agreement
  amendment                            -         -        (7,607)         10,788

Dividend paid                          -         -             -        (225,000)
                                    ----    ------    ----------      ----------

BALANCE, DECEMBER 31, 2000
  (As restated - See Note 17)          1         1     1,659,698         818,818

Net income                             -         -             -         405,184

Other comprehensive loss               -         -             -               -

Dividend paid                          -         -             -        (478,900)
                                    ----    ------    ----------      ----------

BALANCE, DECEMBER 31, 2001
  (As restated - See Note 17)          1         1     1,659,698         745,102

Net income                             -         -             -         180,012

Other comprehensive (loss) income      -         -             -               -
                                    ----    ------    ----------      ----------
BALANCE, DECEMBER 31, 2002             1    $    1    $1,659,698      $  925,114
                                    ====    ======    ==========      ==========

                                                       ACCUMULATED OTHER
                                                   COMPREHENSIVE INCOME (LOSS)
                                    ---------------------------------------------------------
                                       MINIMUM         FOREIGN          CASH                         TOTAL
                                       PENSION         CURRENCY         FLOW                      SHAREHOLDER'S
                                      LIABILITY      TRANSLATION       HEDGES        TOTAL           EQUITY
BALANCE, JANUARY 1, 2000
  (As restated - See Note 17)       $    (3,214)       $     -        $     -     $   (3,214)      $ 2,385,112

Net income                                    -              -              -              -           312,010

Other comprehensive income                  849              -              -            849               849

Tax allocation agreement
  amendment                                   -              -              -              -             3,181

Dividend paid                                 -              -              -              -          (225,000)
                                    -----------        -------        -------     ----------       -----------

BALANCE, DECEMBER 31, 2000
  (As restated - See Note 17)            (2,365)             -              -         (2,365)        2,476,152

Net income                                    -              -              -              -           405,184

Other comprehensive loss                   (119)             -           (981)        (1,100)           (1,100)

Dividend paid                                 -              -              -             --          (478,900)
                                    -----------        -------        -------     ----------       -----------

BALANCE, DECEMBER 31, 2001
  (As restated - See Note 17)            (2,484)             -           (981)        (3,465)        2,401,336

Net income                                    -              -              -              -           180,012

Other comprehensive (loss) income       (22,328)          (172)           310        (22,190)          (22,190)
                                    -----------        -------        -------     ----------       -----------
BALANCE, DECEMBER 31, 2002          $   (24,812)       $  (172)       $  (671)    $  (25,655)      $ 2,559,158
                                    ===========        =======        =======     ==========       ===========

See notes to consolidated financial statements.

CITGO PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2002
(DOLLARS IN THOUSANDS)

                                                                             2002            2001            2000
                                                                                          (AS RESTATED - SEE NOTE 17)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                                $ 180,012       $ 405,184       $ 312,010
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization                                              298,686         288,882         290,450
  Provision for losses on accounts receivable                                 17,458           6,239           1,651
  Loss on sale of investments                                                      -               -               1
  Deferred income taxes                                                       37,642         115,025          52,945
  Distributions in excess of equity in earnings of affiliates                 22,313          44,521          68,196
  Other adjustments                                                            3,992          24,680          26,260
  Changes in operating assets and liabilities:
   Accounts receivable and due from affiliates                               (40,009)        427,771        (348,229)
   Inventories                                                                18,431          42,960         (58,142)
   Prepaid expenses and other current assets                                  62,465         (84,280)            550
   Accounts payable and other current liabilities                            315,266        (625,313)        512,753
   Other assets                                                             (128,466)        (90,984)        (52,550)
   Other liabilities                                                          30,483          29,802          (2,609)
                                                                           ---------       ---------       ---------
    Total adjustments                                                        638,261         179,303         491,276
                                                                           ---------       ---------       ---------
    Net cash provided by operating activities                                818,273         584,487         803,286
                                                                           ---------       ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures                                                       (711,834)       (253,465)       (122,049)
 Proceeds from sales of property, plant and equipment                            919           3,866           4,491
 (Increase) decrease in restricted cash                                      (23,486)              -           3,015
 Investments in LYONDELL-CITGO Refining LP                                   (32,000)        (31,800)        (17,600)
 Loans to LYONDELL-CITGO Refining LP                                               -               -          (7,024)
 Investments in and advances to other affiliates                             (22,484)        (11,435)        (14,500)
                                                                           ---------       ---------       ---------
    Net cash used in investing activities                                   (788,885)       (292,834)       (153,667)
                                                                           ---------       ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net (repayments of) proceeds from short-term bank loans                           -         (37,500)         21,500
 Net (repayments of) proceeds from revolving bank loans                     (112,200)        391,500        (462,000)
 Proceeds from loans from affiliates                                          39,000               -               -
 Payments on private placement senior notes                                  (11,364)        (39,935)        (39,935)
 Payments of master shelf agreement notes                                    (25,000)              -               -
 Payments on taxable bonds                                                   (31,000)        (28,000)              -
 Proceeds from issuance of tax-exempt bonds                                   68,502          28,000               -
 Payments of capital lease obligations                                       (20,358)        (26,649)         (7,954)
 Repayments of other debt                                                     (8,305)        (14,845)        (14,179)
 Dividends paid                                                                    -        (478,900)       (225,000)
                                                                           ---------       ---------       ---------
    Net cash used in financing activities                                   (100,725)       (206,329)       (727,568)
                                                                           =========       =========       =========

                                                                     (Continued)

CITGO PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2002
(DOLLARS IN THOUSANDS)

                                                                     2002            2001           2000
                                                                                  (AS RESTATED - SEE NOTE 17)
(DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS                                                      $ (71,337)      $  85,324      $ (77,949)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                       104,362          19,038         96,987
                                                                   ---------       ---------      ---------

CASH AND CASH EQUIVALENTS, END OF PERIOD                           $  33,025       $ 104,362      $  19,038
                                                                   =========       =========      =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the period for:
    Interest, net of amounts capitalized                           $  72,970       $  83,972      $  92,080
                                                                   =========       =========      =========

    Income taxes, net of refunds of $50,733 in 2002                $ (45,745)      $ 296,979      $  60,501
                                                                   =========       =========      =========
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING
  ACTIVITIES:
  Tax allocation agreement amendment                               $       -       $       -      $   3,181
                                                                   =========       =========      =========

See notes to consolidated financial statements.                      (Concluded)

CITGO PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AS RESTATED - SEE NOTE 17) EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2002

1.       SIGNIFICANT ACCOUNTING POLICIES

         DESCRIPTION OF BUSINESS - CITGO Petroleum Corporation ("CITGO") is a subsidiary of PDV America, Inc. ("PDV America"), an indirect wholly owned subsidiary of Petroleos de Venezuela, S.A. ("PDVSA"), the national oil company of the Bolivarian Republic of Venezuela.

         CITGO manufactures or refines and markets quality transportation fuels as well as lubricants, refined waxes, petrochemicals, asphalt and other industrial products. CITGO owns and operates three modern, highly complex crude oil refineries (Lake Charles, Louisiana, Corpus Christi, Texas, and Lemont, Illinois) and two asphalt refineries (Paulsboro, New Jersey, and Savannah, Georgia) with a combined aggregate rated crude oil refining capacity of 756 thousand barrels per day ("MBPD"). CITGO also owns a minority interest in LYONDELL-CITGO Refining LP, a limited partnership (formerly a limited liability company) that owns and operates a refinery in Houston, Texas, with a rated crude oil refining capacity of 265 MBPD. CITGO's consolidated financial statements also include accounts relating to a lubricant and wax plant, pipelines, and equity interests in pipeline companies and petroleum storage terminals.

         CITGO's transportation fuel customers include primarily CITGO branded wholesale marketers, convenience stores and airlines located mainly east of the Rocky Mountains. Asphalt is generally marketed to independent paving contractors on the East and Gulf Coasts and the Midwest of the United States. Lubricants are sold principally in the United States to independent marketers, mass marketers and industrial customers. Petrochemical feedstocks and industrial products are sold to various manufacturers and industrial companies throughout the United States. Petroleum coke is sold primarily in international markets. CITGO is also engaged in an effort to sell lubricants, gasoline and distillates in various Latin American markets.

         PRINCIPLES OF CONSOLIDATION - The condensed consolidated financial statements include the accounts of CITGO and its subsidiaries including VPHI Midwest, Inc. ("VPHI" - See Note 17 "Change in Reporting Entity") and its wholly owned subsidiary, PDV Midwest Refining, L.L.C. ("PDVMR"), and Cit-Con Oil Corporation ("Cit-Con"), which was 65 percent owned by CITGO through December 31, 2001 (collectively referred to as the "Company"). On January 1, 2002, CITGO acquired the outstanding 35 percent interest in Cit-Con from Conoco, Inc. The principal asset of Cit-Con is a lubricants and wax plant in Lake Charles, Louisiana. This transaction did not have a material effect on the consolidated financial position or results of operations of the Company. The legal entity, Cit-Con Oil Corporation, was dissolved effective April 1, 2002. All subsidiaries are wholly owned. All material intercompany transactions and accounts have been eliminated.

         The Company's investments in less than majority-owned affiliates are accounted for by the equity method. The excess of the carrying value of the investments over the equity in the underlying net assets of the affiliates is amortized on a straight-line basis over 40 years, which is based upon the estimated useful lives of the affiliates' assets.

         ESTIMATES, RISKS AND UNCERTAINTIES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CITGO's operations can be influenced by domestic and international political, legislative, regulatory and legal environments. In addition, significant changes in the prices or availability of crude oil and refined products could have a significant impact on CITGO's results of operations for any particular year.

         IMPAIRMENT OF LONG-LIVED ASSETS - The Company periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the separately identifiable anticipated undiscounted net cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated net cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for disposal costs.

         REVENUE RECOGNITION - Revenue from sales of products is recognized upon transfer of title, based upon the terms of delivery.

         SUPPLY AND MARKETING ACTIVITIES - The Company engages in the buying and selling of crude oil to supply its refineries. The net results of this activity are recorded in cost of sales. The Company also engages in the buying and selling of refined products to facilitate the marketing of its refined products. The results of this activity are recorded in cost of sales and sales.

         Refined product exchange transactions that do not involve the payment or receipt of cash are not accounted for as purchases or sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the Company's last-in, first-out ("LIFO") inventory method. Exchanges that are settled through payment or receipt of cash are accounted for as purchases or sales.

         EXCISE TAXES - The Company collects excise taxes on sales of gasoline and other motor fuels. Excise taxes of approximately $3.2 billion, $3.3 billion, and $3.2 billion were collected from customers and paid to various governmental entities in 2002, 2001, and 2000, respectively. Excise taxes are not included in sales.

         CASH AND CASH EQUIVALENTS - Cash and cash equivalents consist of highly liquid short-term investments and bank deposits with initial maturities of three months or less.

         INVENTORIES - Crude oil and refined product inventories are stated at the lower of cost or market and cost is determined using the LIFO method. Materials and supplies are valued using the average cost method.

         PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment is reported at cost, less accumulated depreciation. Depreciation is based upon the estimated useful lives of the related assets using the straight-line method. Depreciable lives are generally as follows: buildings and leaseholds - 10 to 24 years; machinery and equipment - 5 to 24 years; and vehicles - 3 to 10 years.

         Upon disposal or retirement of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income.

         The Company capitalizes interest on projects when construction entails major expenditures over extended time periods. Such interest is allocated to property, plant and equipment and amortized over the estimated useful lives of the related assets. Interest capitalized totaled $4 million, $2 million, and $4 million, during 2002, 2001, and 2000, respectively.

         RESTRICTED CASH - The Company has restricted cash of $23 million at December 31, 2002 consisting of highly liquid investments held in trust accounts in accordance with tax exempt revenue bonds due 2032. Funds are released solely for financing the qualified capital expenditures as defined in the bond agreement.

         COMMODITY AND INTEREST RATE DERIVATIVES - The Company enters into petroleum futures contracts, options and other over-the-counter commodity derivatives, primarily to reduce its inventory purchase and product sale exposure to market risk. In the normal course of business, the Company also enters into certain petroleum commodity forward purchase and sale contracts, which qualify as derivatives. The Company also enters into various interest rate swap agreements to manage its risk related to interest rate change on its debt.

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). In June 2000, Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133," was issued. The statement, as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives, at fair value, as either assets or liabilities in the statement of financial position with an offset either to shareholder's equity and comprehensive income or income depending upon the classification of the derivative. The Company adopted SFAS No. 133 on January 1, 2001. Certain of the derivative instruments identified at January 1, 2001 under the provisions of SFAS No. 133 had been previously designated in hedging relationships that addressed the variable cash flow exposure of forecasted transactions; under the transition provisions of SFAS No. 133, on January 1, 2001 the Company recorded an after-tax, cumulative-effect-type transition charge of $1.5 million to accumulated other comprehensive income related to these derivatives. Certain of the derivative instruments identified at January 1, 2001, under the provisions of SFAS No. 133 had been previously designated in hedging relationships that addressed the fair value of certain forward purchase and sale commitments; under the transition provisions of SFAS No. 133, on January 1, 2001 the Company recorded fair value adjustments to the subject derivatives and related commitments resulting in the recording of a net after-tax, cumulative-effect-type transition charge of $0.2 million to net income. The remaining derivatives identified at January 1, 2001 under the provisions of SFAS No. 133, consisting of certain forward purchases and sales, had not previously been considered derivatives under accounting principles generally accepted in the United States of America; under the transition provisions of SFAS No. 133, on January 1, 2001 the Company recorded an after-tax, cumulative-effect-type benefit of $13.8 million to net income related to these derivatives. The Company did not elect prospective hedge accounting for derivatives existing at the date of adoption of SFAS No. 133.

         Effective January 1, 2001, fair values of derivatives are recorded in other current assets or other current liabilities, as applicable, and changes in the fair value of derivatives not designated in hedging relationships are recorded in income. Effective January 1, 2001, the Company's policy is to elect hedge accounting only under limited circumstances involving derivatives with initial terms of 90 days or greater and notional amounts of $25 million or greater.

         Prior to January 1, 2001, gains or losses on contracts which qualified as hedges were recognized when the related inventory was sold or the hedged transaction was consummated. Changes in the market value of commodity derivatives which were not hedges were recorded as gains or losses in the period in which they occurred. Additionally, prior to January 1, 2001, premiums paid for purchased interest rate swap agreements were amortized to interest expense over the terms of the agreements. Unamortized premiums were included in other assets. The interest rate differentials received or paid by the Company related to these agreements were recognized as adjustments to interest expense over the term of the agreements.

         REFINERY MAINTENANCE - Costs of major refinery turnaround maintenance are charged to operations over the estimated period between turnarounds. Turnaround periods range approximately from one to seven years. Unamortized costs are included in other assets. Amortization of refinery turnaround costs is included in depreciation and amortization expense. Amortization was $75 million, $69 million, and $68 million for 2002, 2001, and 2000, respectively. Ordinary maintenance is expensed as incurred.

         The American Institute of Certified Public Accountants has issued a "Statement of Position" exposure draft on cost capitalization that is expected to require companies to expense the non-capital portion of major maintenance costs as incurred. The statement is expected to require that any existing unamortized deferred non-capital major maintenance costs be expensed immediately. The exposure draft indicates that this change will be required to be adopted for fiscal years beginning after June 15, 2003, and that the effect of expensing existing unamortized deferred non-capital major maintenance costs will be reported as a cumulative effect of an accounting change in the consolidated statement of income. Currently, the AICPA is discussing the future of this exposure draft with the FASB. The final accounting requirements and timing of required adoption are not known at this time. At December 31, 2002, the Company had included turnaround costs of $210 million in other assets. Company management has not determined the amount, if any, of these costs that could be capitalized under the provisions of the exposure draft.

         ENVIRONMENTAL EXPENDITURES - Environmental expenditures that relate to current or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated. Environmental liabilities are not discounted to their present value and are recorded without consideration of potential recoveries from third parties. Subsequent adjustments to estimates, to the extent required, may be made as more refined information becomes available.

         INCOME TAXES - The Company is included in the consolidated U.S. federal income tax return filed by PDV Holding, Inc., the direct parent of PDV America. The Company's current and deferred income tax expense has been computed on a stand-alone basis using an asset and liability approach.

         NEW ACCOUNTING STANDARDS - In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") which is fully effective in fiscal years beginning after December 15, 2001, although certain provisions of SFAS No. 142 are applicable to goodwill and other intangible assets acquired in transactions completed after June 30, 2001. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and requires that goodwill and intangibles with an indefinite life no longer be amortized but instead be periodically reviewed for impairment. The adoption of SFAS No. 142 did not materially impact the Company's financial position or results of operations.

         On January 1, 2003 the Company adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143) which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. The Company has identified certain asset retirement obligations that are within the scope of the standard, including obligations imposed by certain state laws pertaining to closure and/or removal of storage tanks, contractual removal obligations included in certain easement and right-of-way agreements associated with the Company's pipeline operations, and contractual removal obligations relating to a refinery processing unit located within a third-party entity's facility. The Company cannot currently determine a reasonable estimate of the fair value of its asset retirement obligations due to the fact that the related assets have indeterminate useful lives which preclude development of assumptions about the potential timing of settlement dates. Such obligations will be recognized in the period in which sufficient information exists to estimate a range or potential settlement dates. Accordingly, the adoption of SFAS No. 143 did not impact the Company's financial position or results of operations.

         In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") which addresses financial accounting and reporting for the impairment or disposal of long-lived assets by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively; therefore, the adoption of SFAS No. 144 did not impact the Company's financial position or results of operations.

         In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations it has undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. (See Note 14.)

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." FIN 46 defines variable interest entities and how an enterprise should assess its interests in a variable interest entity to decide whether to consolidate that entity. The interpretation requires certain minimum disclosures with respect to variable interest entities in which an enterprise holds significant variable interest but which it does not consolidate. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period, and it applies to nonpublic enterprises as of the end of the applicable annual period. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The Company has not determined the impact on its financial position or results of operations that may result from the application of FIN 46.

2.       RECENT DEVELOPMENTS

         CITGO's ultimate parent is PDVSA, the national oil company of the Bolivarian Republic of Venezuela and its largest supplier of crude oil. The Company has long-term crude oil supply agreements with PDVSA for a portion of the crude oil requirements for the Company's Lake Charles, Corpus Christi, Paulsboro and Savannah refineries.

         A nation-wide work stoppage by opponents of President Hugo Chavez began in Venezuela on December 2, 2002, and has disrupted most activity in that country, including the operations of PDVSA. A significant number of PDVSA's employees abandoned their jobs during the month of December. PDVSA also informed the Company that its production of crude oil and natural gas, as well as the export of crude oil and refined petroleum products, were severely affected by these events in December. Subsequently, the production and export of crude oil has been progressively increasing. PDVSA has reported that some employees are returning to work.

         The Company continues to be able to locate and purchase adequate crude oil, albeit at higher prices than under the contracts with PDVSA, to maintain normal operations at its refineries and to meet its refined products commitments to its customers. In December 2002, the Company received approximately 61 percent of the crude oil volumes that it received from PDVSA in December 2001. In January 2003, the Company received approximately 94 percent of the crude oil volumes that it received from PDVSA in January 2002. Historically, the Company purchased approximately 50 percent of its total crude oil requirements from PDVSA. At December 31, 2002, the Company had approximately $90 million in accounts payable related to crude oil deliveries from PDVSA for which CITGO had not received invoices. The reduction in supply from PDVSA and the purchase of crude oil from alternative sources has had the effect of increasing CITGO's crude oil cost and decreasing its gross margin and profit margin from what they would have been had the crude oil been purchased under its long-term crude oil supply contracts with PDVSA.

         The Company's liquidity has been adversely affected recently as a result of events directly and indirectly associated with the disruption in its Venezuelan crude oil supply from PDVSA. During this supply disruption, the Company has been successful in covering any shortfall with spot market purchases, but those purchases generally require payment fifteen days sooner than would be the case for comparable deliveries under its supply agreements with PDVSA. This shortening of the Company's payment cycle has increased its cash needs and reduced its liquidity. Also, a number of trade creditors have sought to tighten credit payment terms on purchases that the Company makes from them. That tightening, if adopted by all creditors, would increase the Company's cash needs and reduce its liquidity.

         In addition, all three major rating agencies lowered the Company's debt ratings based upon, among other things, concerns regarding the supply disruption. This downgrading caused a termination event under its existing accounts receivable sale facility, which ultimately led to the repurchase of $125 million in accounts receivable and cancellation of the facility on January 31, 2003. That facility had a maximum size of $225 million of which $125 million was used at the time of repurchase. The Company received a letter of commitment from another lender on February 6, 2003 to replace the cancelled facility. (See Note 6.)

         Additionally, effective following the debt rating downgrade, the Company's uncommitted, unsecured, short-term borrowing capacity is no longer available.

         Also, letter of credit providers for $76 million of the Company's outstanding letters of credit have indicated that they will not renew such letters of credit. These letters of credit support approximately

         $75 million of tax-exempt bond issues that were issued previously for the Company's benefit. The Company has an additional $231 million of letters of credit outstanding that back or support other bond issues that it has issued through governmental entities, which are subject to renewal during 2003. The Company has not received notice from the issuers of these additional letters of credit indicating an intention not to renew. The Company is working on replacing the letters of credit that will not be renewed with letters of credit issued under its revolving credit facilities. The Company is also considering arranging for the redemption of certain tax-exempt bonds and the issuance of new tax-exempt bonds that would not require letter of credit support.

         Operating cash flow represents a primary source for meeting the Company's liquidity requirements; however, the termination of its accounts receivable sale facility, the possibility of additional tightened payment terms and the possible need to replace non-renewing letters of credit has prompted the Company to examine alternative arrangements to supplement and improve its liquidity. CITGO management believes that the Company has adequate liquidity from existing sources to support its operations for the foreseeable future.

         The Company is currently preparing a bond offering of approximately $550 million. However, the Company currently expects to use the net proceeds for general corporate purposes. The Company may dividend up to $500 million of the net proceeds to PDV America to provide funds for the repayment of PDV America's 7 7/8% Senior notes due August 1, 2003 if permitted under the indenture governing the proposed notes to make such a dividend.

3.       REFINERY AGREEMENTS

         An affiliate of PDVSA acquired a 50 percent equity interest in a refinery in Chalmette, Louisiana ("Chalmette") in October 1997, and assigned to CITGO its option to purchase up to 50 percent of the refined products produced at the refinery through December 31, 2000 (Note 5). CITGO exercised this option during 2000, and acquired approximately 67 MBPD of refined products from the refinery, approximately one-half of which was gasoline. The affiliate did not assign this option to CITGO for 2001 or 2002.

         In October 1998, an affiliate of PDVSA acquired a 50 percent equity interest in a joint venture that owns and operates a refinery in St. Croix, U.S. Virgin Islands ("HOVENSA") and has the right under a product sales agreement to assign periodically to CITGO, or other related parties, its option to purchase 50 percent of the refined products produced by HOVENSA (less a certain portion of such products that HOVENSA will market directly in the local and Caribbean markets). In addition, under the product sales agreement, the PDVSA affiliate has appointed CITGO as its agent in designating which of its affiliates shall from time to time take deliveries of the refined products available to it. The product sales agreement will be in effect for the life of the joint venture, subject to termination events based on default or mutual agreement (Note 5). Pursuant to the above arrangement, CITGO acquired approximately 100 MBPD, 106 MBPD, and 125 MBPD of refined products from HOVENSA during 2002, 2001, and 2000, respectively, approximately one-half of which was gasoline.

4.       INVESTMENT IN LYONDELL-CITGO REFINING LP

         LYONDELL-CITGO Refining LP ("LYONDELL-CITGO") owns and operates a 265 MBPD refinery in Houston, Texas and is owned by subsidiaries of CITGO (41.25%) and Lyondell Chemical Company (58.75%) ("the Owners"). This refinery processes heavy crude oil supplied by PDVSA under a long-term supply contract that expires in 2017. CITGO purchases substantially all of the gasoline, diesel and jet fuel produced at the refinery under a long-term contract (Note 5).

         At various times since April 1998, PDVSA, pursuant to its contractual rights, declared force majeure and reduced deliveries of crude oil to LYONDELL-CITGO; this required LYONDELL-CITGO to obtain alternative sources of crude oil supply in replacement, which resulted in lower operating margins. Most recently, LYONDELL-CITGO received notice of force majeure from PDVSA in December 2002. Crude oil was purchased in the spot market to replace the volume not delivered under the contract during December 2002. By February 2003, crude oil deliveries had returned to contract volumes.

         As of December 31, 2002, CITGO has outstanding loans to LYONDELL-CITGO of $35 million. The notes bear interest at market rates, which were approximately 2.4 percent, 2.2 percent, and 6.9 percent at December 31, 2002, 2001 and 2000. Principal and interest are due in December 2004. Accordingly, these notes are included in other assets in the accompanying consolidated balance sheets.

         CITGO accounts for its investment in LYONDELL-CITGO using the equity method of accounting and records its share of the net earnings of LYONDELL-CITGO based on allocations of income agreed to by the Owners which differs from participation interests. Cash distributions are allocated to the Owners based on participation interest. Information on CITGO's investment in LYONDELL-CITGO follows:

                                                                             DECEMBER 31,
                                                               ------------------------------------------
                                                                  2002            2001            2000
                                                                            (000's OMITTED)
Carrying value of investment                                   $  518,279      $  507,940      $  518,333
Notes receivable                                                   35,278          35,278          35,278
Participation interest                                                 41%             41%             41%
Equity in net income                                           $   77,902      $   73,983      $   41,478
Cash distributions received                                        88,663         116,177         100,972

Summary of LYONDELL-CITGO's financial position:

 Current assets                                                $  357,000      $  227,000      $  310,000
 Noncurrent assets                                              1,400,000       1,434,000       1,386,000
 Current liabilities:
  Debt                                                                  -          50,000         470,000
  Distributions payable to partners                               181,000          29,000          16,000
  Other                                                           333,000         298,000         381,000
 Noncurrent liabilities (including debt of
  $450,000 at December 31, 2002 and 2001
  and $-0- at December 31, 2000)                                  840,000         776,000         321,000
 Partners' capital                                                403,000         508,000         508,000

Summary of operating results:
 Revenue                                                       $3,392,000      $3,284,000      $4,075,000
 Gross profit                                                     299,000         317,000         250,000
 Net income                                                       213,000         203,000         128,000

On December 11, 2002, LYONDELL-CITGO completed a refinancing of its working capital revolver and its term bank loan. The new term loan and working capital revolver will mature in June 2004.

5.       RELATED PARTY TRANSACTIONS

         The Company purchases approximately one-half of the crude oil processed in its refineries from subsidiaries of PDVSA under long-term supply agreements. These supply agreements extend through the year 2006 for the Lake Charles refinery, 2010 for the Paulsboro refinery, 2012 for the Corpus Christi refinery and 2013 for the Savannah refinery. The Company purchased $3.3 billion, $3.0 billion, and $3.2 billion of crude oil, feedstocks and other products from wholly owned subsidiaries of PDVSA in 2002, 2001, and 2000, respectively, under these and other purchase agreements.

         At various times since April 1998, PDVSA deliveries of crude oil to CITGO were less than contractual base volumes due to PDVSA's declaration of force majeure pursuant to all four long-term crude oil supply contracts described above. Under a force majeure declaration, PDVSA may reduce the amount of crude oil that it would otherwise be required to supply under these agreements. When PDVSA reduces its delivery of crude oil under these crude oil supply agreements, CITGO may obtain alternative sources of crude oil which may result in increased crude costs or increase its purchases of refined products. As a result, the Company was required to obtain alternative sources of crude oil. See Note 2 for a description of events that led to further disruptions of supplies in December 2002.

         During 2002, 2001 and 2000, PDVSA did not deliver naphtha pursuant to certain contracts and has made or will make contractually specified payments in lieu thereof.

         The crude oil supply contracts generally incorporate formula prices based on the market value of a number of refined products deemed to be produced from each particular crude oil, less (i) certain deemed refining costs adjustable for inflation; (ii) certain actual costs, including transportation charges, import duties and taxes; and (iii) a deemed margin, which varies according to the grade of crude oil. At December 31, 2002 and 2001, $262 million and $185 million, respectively, were included in payables to affiliates as a result of these transactions. At December 31, 2002, the Company had approximately $90 million in accounts payable related to crude oil deliveries from PDVSA for which CITGO had not received invoices.

         The Company also purchases refined products from various other affiliates including LYONDELL-CITGO, HOVENSA and Chalmette, under long-term contracts. These agreements incorporate various formula prices based on published market prices and other factors. Such purchases totaled $3.5 billion, $3.4 billion, and $5.3 billion for 2002, 2001, and 2000, respectively. At December 31, 2002 and 2001, $110 million and $73 million, respectively, were included in payables to affiliates as a result of these transactions.

         The Company had refined product, feedstock, and other product sales to affiliates, primarily at market-related prices, of $277 million, $248 million, and $205 million in 2002, 2001, and 2000, respectively. At December 31, 2002 and 2001, $94 million and $64 million, respectively, was included in due from affiliates as a result of these and related transactions.

         Under a separate guarantee of rent agreement, PDVSA has guaranteed payment of rent, stipulated loss value and terminating value due under the lease of the Corpus Christi refinery facilities described in Note
         15. The Company has also guaranteed debt of certain affiliates (Note
         14).

         In August 2002, three affiliates entered into agreements to advance excess cash to CITGO from time to time under demand notes for amounts of up to a maximum of $10 million with PDV Texas, Inc. ("PDV Texas"), $30 million with PDV America and $10 million with PDV Holding, Inc. ("PDV Holding"). The notes bear interest at rates equivalent to 30-day LIBOR plus .875% payable quarterly. Amounts outstanding on these notes at December 31, 2002 were $5 million, $30 million and $4 million from PDV

         Texas, PDV America and PDV Holding, respectively and are included in payables to affiliates in the accompanying consolidated balance sheet.

         The Company and PDV Holding are parties to a tax allocation agreement that is designed to provide PDV Holding with sufficient cash to pay its consolidated income tax liabilities. PDV Holding appointed CITGO as its agent to handle the payment of such liabilities on its behalf. As such, CITGO calculates the taxes due, allocates the payments among the members according to the agreement and bills each member accordingly. Each member records its amounts due or payable to CITGO in a related party payable account. At December 31, 2002 and 2001, CITGO had net related party receivables related to federal income taxes of $25 million and $23 million, respectively.

         Prior to the formation of PDV Holding as the common parent in the 1997 tax year, the Company and PDV America were parties to a tax allocation agreement. In 1998, $8 million due from CITGO to PDV America under this agreement for the 1997 tax year was classified as a noncash contribution of capital. In 1999, $11 million due from PDV America to CITGO under this agreement for the 1998 tax year was classified as a noncash dividend. Amendment No. 2 to the Tax Allocation Agreement was executed during 2000; this amendment eliminated the provisions of the agreement that provided for these noncash contribution and dividend classifications effective with the 1997 tax year. Consequently, the classifications made in the prior two years were reversed in 2000. In the event that CITGO should cease to be part of the consolidated federal income tax group, any amounts included in shareholder's equity under this agreement are required to be settled between the parties in cash (net $2 million payable to PDV America at December 31, 2002 and
         2001).

         At December 31, 2002, CITGO has federal income taxes payable of $20 million included in other current liabilities. At December 31, 2001, CITGO had income tax prepayments of $76 million included in prepaid expenses.

6.       ACCOUNTS RECEIVABLE

                                                                   2002            2001
                                                                    (000's OMITTED)
Trade                                                           $ 766,824       $ 718,319
Credit card                                                       116,246         121,334
Other                                                              39,313          87,195
                                                                ---------       ---------
                                                                  922,383         926,848
Allowance for uncollectible accounts                              (17,205)        (13,780)
                                                                ---------       ---------

                                                                $ 905,178       $ 913,068
                                                                =========       =========

        Sales are made on account, based on pre-approved unsecured credit terms established by CITGO management. The Company also has a proprietary credit card program which allows commercial customers to purchase fuel at CITGO branded outlets. Allowances for uncollectible accounts are established based on several factors that include, but are not limited to, analysis of specific customers, historical trends, current economic conditions and other information.

        The Company has a limited purpose consolidated subsidiary, CITGO Funding Corporation, which established a non-recourse agreement to sell trade accounts receivable to independent third parties. Under the terms of the agreement, new receivables were added to the pool as collections (administered by CITGO) reduced previously sold receivables. The amount sold at any one time under the trade accounts receivable sales agreement was limited to a maximum of $225 million (increased from $125 million through an amendment in April
         2000).

         In January 2003, CITGO's debt rating was lowered based upon, among other things, concerns regarding the supply disruption of crude oil from Venezuela. This downgrade caused a termination event under the trade accounts receivable sales agreement, which ultimately led to the repurchase of $125 million in accounts receivable and cancellation of the facility on January 31, 2003.

         On February 6, 2003, the Company received a letter of commitment from another lender to replace the cancelled facility. Under the terms of the proposed agreement, new receivables will be added to the pool as collections (administered by CITGO) reduce previously sold receivables. The amount sold at any one time will be limited to a maximum of $200 million.

         Fees and expenses of $3.3 million, $7.6 million, and $16 million related to the agreements were recorded as other expense during the years ended December 31, 2002, 2001 and 2000, respectively. In 2000, the Company realized a gain of $5 million resulting from the reversal of the allowance for uncollectible accounts related to certain receivables sold.

7.      INVENTORIES

                                   2002            2001
                                    (000's OMITTED)
Refined product                $  781,495      $  836,683
Crude oil                         221,422         193,319
Materials and supplies             87,998          79,344
                               ----------      ----------

                               $1,090,915      $1,109,346
                               ==========      ==========

         At December 31, 2002 and 2001, estimated net market values exceeded historical cost by approximately $572 million and $174 million, respectively.

         The reduction of hydrocarbon LIFO inventory quantities resulted in a liquidation of prior years' LIFO layers and decreased cost of goods sold by $29 million in 2002.

8.       PROPERTY, PLANT AND EQUIPMENT

                                                                  2002             2001
                                                                     (000's OMITTED)
Land                                                          $   138,156      $   137,927
Buildings and leaseholds                                          431,899          470,465
Machinery and equipment                                         4,532,889        3,951,191
Vehicles                                                           24,597           23,866
Construction in process                                           384,869          219,938
                                                              -----------      -----------
                                                                5,512,410        4,803,387
Accumulated depreciation and amortization                      (1,762,244)      (1,510,918)
                                                              -----------      -----------

                                                              $ 3,750,166      $ 3,292,469
                                                              ===========      ===========

         Depreciation expense for 2002, 2001, and 2000 was $223 million, $220 million, and $222 million, respectively.

         Other income (expense) includes gains and losses on disposals and retirements of property, plant and equipment. Such net losses were approximately $5 million, $24 million, and $11 million in 2002, 2001, and 2000, respectively.

9.       INVESTMENTS IN AFFILIATES

         In addition to LYONDELL-CITGO, the Company's investments in affiliates consist of equity interests of 6.8 percent to 50 percent in joint interest pipelines and terminals, including a 15.79 percent interest in Colonial Pipeline Company; a 49.5 percent partnership interest in Nelson Industrial Steam Company ("NISCO"), which is a qualified cogeneration facility; a 49 percent partnership interest in Mount Vernon Phenol Plant; and a 25 percent interest in The Needle Coker Company. The carrying value of these investments exceeded the Company's equity in the underlying net assets by approximately $137.6 million and $139 million at December 31, 2002 and 2001, respectively.

         At December 31, 2002 and 2001, NISCO had a partnership deficit. CITGO's share of this deficit, as a general partner, was $34.0 million and $39.5 million at December 31, 2002 and 2001, respectively, which is included in other noncurrent liabilities in the accompanying consolidated balance sheets.

         Information on the Company's investments, including LYONDELL-CITGO, follows:

                                                                           DECEMBER 31,
                                                               ----------------------------------
                                                                 2002         2001         2000
                                                                         (000's OMITTED)
Company's investments in affiliates
    (excluding NISCO)                                          $716,469     $700,701     $712,560
Company's equity in net income of affiliates                    101,326      108,915       58,728
Dividends and distributions received from affiliates            123,639      153,435      126,600

         Selected financial information provided by the affiliates is summarized as follows:

                                                                     DECEMBER 31,
                                                       ----------------------------------------
                                                          2002           2001           2000
                                                                  (000's OMITTED)
Summary of financial position:
  Current assets                                       $  740,019     $  566,204     $  638,297
  Noncurrent assets                                     3,396,209      3,288,950      3,005,582
  Current liabilities (including debt of $52,417,
     $685,089 and $729,806 at December 31,
     2002, 2001, and 2000, respectively)                  846,623      1,240,391      1,336,989
  Noncurrent liabilities (including debt of
     $2,185,502, $1,460,196 and $1,274,069
     at December 31, 2002, 2001, and 2000,
     respectively)                                      2,863,505      2,082,573      1,874,465

Summary of operating results:
  Revenues                                             $4,906,397     $4,603,136     $5,221,382
  Gross profit                                            879,907        781,630        700,317
  Net income                                              449,779        397,501        325,489

10.      SHORT-TERM BANK LOANS

         As of December 31, 2002, the Company has established $90 million of uncommitted, unsecured, short-term borrowing facilities with various banks. Interest rates on these facilities are determined daily based upon the federal funds' interest rates, and maturity options vary up to 30 days. The weighted average interest rates actually incurred in 2002, 2001, and 2000 were 2.5 percent, 2.3 percent, and 6.4 percent, respectively. The Company had no borrowings outstanding under these facilities at December 31, 2002 and 2001.

         As of January 13, 2003, following a debt rating downgrade, this uncommitted, unsecured, short-term borrowing capacity is no longer available.

11.      LONG-TERM DEBT AND FINANCING ARRANGEMENTS

                                                                       2002            2001
                                                                         (000's OMITTED)
Revolving bank loans                                               $   279,300      $   391,500

Senior Notes $200 million face amount, due 2006 with
   interest rate of 7.875%                                             199,898          199,867

Private Placement Senior Notes, due 2003 to 2006 with an
   interest rate of 9.30%                                               45,455           56,819

Master Shelf Agreement Senior Notes, due 2003 to
   2009 with interest rates from 7.17% to 8.94%                        235,000          260,000

Tax-Exempt Bonds, due 2004 to 2032 with variable
   and fixed interest rates                                            425,872          357,370

Taxable Bonds, due 2026 to 2028 with variable interest rates           115,000          146,000
                                                                   -----------      -----------

                                                                     1,300,525        1,411,556
Current portion of long-term debt                                     (190,664)        (107,864)
                                                                   -----------      -----------

                                                                   $ 1,109,861      $ 1,303,692
                                                                   ===========      ===========

         REVOLVING BANK LOANS - The Company's credit agreements with various banks consist of (i) a $260 million, three-year, revolving bank loan maturing in December 2005; (ii) a $260 million, 364-day, revolving bank loan maturing in December 2003; and (iii) a $25 million, 364-day, revolving bank loan maturing in May 2003, all of which are unsecured and have various interest rate options. Interest rates on the revolving bank loans ranged from 2.4 percent to 2.5 percent at December 31, 2002; $279 million was outstanding under these credit agreements at December 31, 2002.

         SHELF REGISTRATION - SENIOR NOTES - In April 1996, the Company filed a registration statement with the Securities and Exchange Commission relating to the shelf registration of $600 million of debt securities that may be offered and sold from time to time. In May 1996, the registration became effective and CITGO sold a tranche of debt securities with an aggregate offering price of $200 million. On October 28, 1997, the Company entered into a Selling Agency Agreement with Salomon Brothers Inc. and Chase Securities Inc. providing for the sale of up to an additional $235 million in aggregate principal amount of notes in tranches from time to time by the Company under the shelf registration. No amounts were sold under this agreement as of December 31, 2002.

         PRIVATE PLACEMENT - At December 31, 2002, the Company has outstanding approximately $45 million of privately placed, unsecured Senior Notes. Principal amounts are payable in annual installments in November and interest is payable semiannually in May and November.

         MASTER SHELF AGREEMENT - At December 31, 2002, the Company has outstanding $235 million of privately-placed senior notes under an unsecured Master Shelf Agreement with an insurance company. The notes have various fixed interest rates and maturities.

         COVENANTS - The various debt agreements above contain certain covenants that, depending upon the level of the Company's capitalization and earnings, could impose limitations on the Company's ability to pay dividends, incur additional debt, place liens on property, and sell fixed assets. The Company's debt instruments described above do not contain any covenants that trigger prepayment or increased costs as a result of a change in its debt ratings. The Company was in compliance with the debt covenants at December 31, 2002.

         TAX-EXEMPT BONDS - At December 31, 2002, through state entities, CITGO has outstanding $49.8 million of industrial development bonds for certain Lake Charles port facilities and pollution control equipment and $356.2 million of environmental revenue bonds to finance a portion of the Company's environmental facilities at its Lake Charles and Corpus Christi refineries and at the LYONDELL-CITGO refinery. The bonds bear interest at various fixed and floating rates, which ranged from
         2.1 percent to 8.0 percent at December 31, 2002 and ranged from 2.5 percent to 6.0 percent at December 31, 2001. Additional credit support for the variable rate bonds is provided through letters of credit.

         PDVMR has issued $19.9 million of variable rate pollution control bonds, with interest currently paid monthly. The bonds have one payment at maturity in the year 2008 to retire the principal, and principal and interest payments are guaranteed by a $20.3 million letter of credit.

         TAXABLE BONDS - At December 31, 2002, through state entities, the Company has outstanding $115 million of taxable environmental revenue bonds to finance a portion of the Company's environmental facilities at its Lake Charles refinery and at the LYONDELL-CITGO refinery. Such bonds are secured by letters of credit and have floating interest rates (2.5 percent at December 31, 2002 and 3.1 percent at December 31,
         2001). At the option of the Company and upon the occurrence of certain specified conditions, all or any portion of such taxable bonds may be converted to tax-exempt bonds. During 2002, 2001 and 2000, $31 million, $28 million and $0 of originally issued taxable bonds were converted to tax-exempt bonds.

         DEBT MATURITIES - Future maturities of long-term debt as of December 31, 2002, are: 2003 - $190.7 million, 2004 - $47.2 million, 2005 -
         $161.3 million, 2006 - $251.2 million, 2007 - $61.8 million and $588.3 million thereafter.

         INTEREST RATE SWAP AGREEMENTS - The Company has entered into the following interest rate swap agreements to reduce the impact of interest rate changes on its variable interest rate debt:

                                                                 NOTIONAL PRINCIPAL AMOUNT
                                                                 -------------------------
                                 EXPIRATION         FIXED RATE     2002              2001
VARIABLE RATE INDEX                 DATE               PAID           (000's OMITTED)
    J.J. Kenny                  February 2005          5.30%     $12,000           $12,000
    J.J. Kenny                  February 2006          5.27%      15,000            15,000
    J.J. Kenny                  February 2007          5.49%      15,000            15,000
                                                                 -------           -------

                                                                 $42,000           $42,000
                                                                 =======           =======

         Interest expense includes $0.6 million in 2000 related to the net settlements on these agreements. Effective January 1, 2001, changes in the fair value of these agreements are recorded in other income (expense). The fair value of these agreements at December 31, 2002, based on the estimated amount that CITGO would receive or pay to terminate the agreements as of that date and taking into account current interest rates, was a loss of $3.5 million, the offset of which is recorded in the balance sheet caption other current liabilities.

12.      EMPLOYEE BENEFIT PLANS

         EMPLOYEE SAVINGS - CITGO sponsors three qualified defined contribution retirement and savings plans covering substantially all eligible salaried and hourly employees. Participants make voluntary contributions to the plans and CITGO makes contributions, including matching of employee contributions, based on plan provisions. CITGO expensed $23 million, $20 million and $17 million related to its contributions to these plans in 2002, 2001 and 2000, respectively.

         PENSION BENEFITS - CITGO sponsors three qualified noncontributory defined benefit pension plans, two covering eligible hourly employees and one covering eligible salaried employees. CITGO also sponsors three nonqualified defined benefit plans for certain eligible employees. The qualified plans' assets include corporate securities, shares in a fixed income mutual fund, two collective funds and a short-term investment fund. The nonqualified plans are not funded.

         CITGO's policy is to fund the qualified pension plans in accordance with applicable laws and regulations and not to exceed the tax deductible limits. The nonqualified plans are funded as necessary to pay retiree benefits. The plan benefits for each of the qualified pension plans are primarily based on an employee's years of plan service and compensation as defined by each plan.

         POSTRETIREMENT BENEFITS OTHER THAN PENSIONS - In addition to pension benefits, CITGO also provides certain health care and life insurance benefits for eligible salaried and hourly employees at retirement. These benefits are subject to deductibles, copayment provisions and other limitations and are primarily funded on a pay-as-you-go basis. CITGO reserves the right to change or to terminate the benefits at any time.

         The following sets forth the changes in benefit obligations and plan assets for the CITGO pension and postretirement plans for the years ended December 31, 2002 and 2001, and the funded status of such plans reconciled with amounts reported in the Company's consolidated balance sheets:

                                                               PENSION BENEFITS                      OTHER BENEFITS
                                                          ---------------------------         ---------------------------
                                                            2002              2001               2002              2001
                                                              (000s OMITTED)                          (000s OMITTED)
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year                   $ 336,917         $ 288,188         $ 260,696         $ 206,276
Service cost                                                 17,171            15,680             7,191             5,754
Interest cost                                                24,007            21,798            18,603            15,708
Plan vesting changes                                             30                 -                 -                 -
Actuarial loss                                               27,371            23,130            55,654            40,556
Benefits paid                                               (11,670)          (11,879)           (7,993)           (7,598)
                                                          ---------         ---------         ---------         ---------

Benefit obligation at end of year                           393,826           336,917           334,151           260,696
                                                          ---------         ---------         ---------         ---------

CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year              263,953           272,889             1,115             1,053
Actual return on plan assets                                (20,666)          (10,185)               67                62
Employer contribution                                         9,182            13,128             7,993             7,598
Benefits paid                                               (11,670)          (11,879)           (7,993)           (7,598)
                                                          ---------         ---------         ---------         ---------

Fair value of plan assets at end of year                    240,799           263,953             1,182             1,115
                                                          ---------         ---------         ---------         ---------

Funded status                                              (153,027)          (72,965)         (332,969)         (259,581)
Unrecognized net actuarial loss (gain)                       69,184            (1,991)           75,206            30,840
Unrecognized prior service cost                               1,972             2,293                 -                 -
Net gain at date of adoption                                   (207)             (475)                -                 -
                                                          ---------         ---------         ---------         ---------

Net amount recognized                                     $ (82,078)        $ (73,138)        $(257,763)        $(228,741)
                                                          =========         =========         =========         =========

Amounts recognized in the Company's
  consolidated balance sheets consist of:
  Accrued benefit liability                               $ (91,093)        $ (80,238)        $(257,763)        $(228,741)
  Intangible asset                                            2,308             3,035                 -                 -
  Accumulated other comprehensive income                      6,707             4,065                 -                 -
                                                          ---------         ---------         ---------         ---------

Net amount recognized                                     $ (82,078)        $ (73,138)        $(257,763)        $(228,741)
                                                          =========         =========         =========         =========

                                                   PENSION BENEFITS                 OTHER BENEFITS
                                              --------------------------          ------------------
                                              2002                  2001          2002          2001
WEIGHTED-AVERAGE ASSUMPTIONS AS OF
DECEMBER 31:
  Discount rate                              6.75 %                7.25 %        6.75 %        7.25 %
  Expected return on plan assets             8.50 %                9.00 %        6.00 %        6.00 %
  Rate of compensation increase              5.00 %                5.00 %           -             -

         For measurement purposes, a 10 percent pre-65 and an 11 percent post-65 annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. decrease 1 percent per year to an ultimate level of 5 percent by 2008 for pre-65 and 2009 for post-65 participants, and to remain at that level thereafter.

                                                          PENSION BENEFITS                               OTHER BENEFITS
                                              ---------------------------------------         ----------------------------------
                                                2002          2001             2000             2002         2001        2000
                                                           (000s OMITTED)                                (000s OMITTED)
Components of net periodic benefit cost:
  Service cost                                $ 17,171      $ 15,680         $ 15,533         $  7,191     $  5,754     $  5,769
  Interest cost                                 24,007        21,798           19,680           18,603       15,708       14,392
  Expected return on plan assets               (23,668)      (24,165)         (24,397)             (67)         (63)         (59)
  Amortization of prior service cost               350           351              143                -            -            -
  Amortization of net gain at date
    of adoption                                   (268)         (268)            (268)               -            -            -
  Recognized net actuarial gain                    530        (3,021)          (4,824)          11,288            -      (17,254)
                                              --------      --------         --------         --------     --------     --------

Net periodic benefit cost                     $ 18,122      $ 10,375         $  5,867         $ 37,015     $ 21,399     $  2,848
                                              ========      ========         ========         ========     ========     ========

One-time adjustment                           $      -      $      -         $  2,875         $      -     $      -     $      -
                                              ========      ========         ========         ========     ========     ========

         Actuarial gains (or losses) related to the postretirement benefit obligation are recognized as a component of net postretirement benefit cost by the amount the beginning of year unrecognized net gain (or loss) exceeds 7.5 percent of the accumulated postretirement benefit obligation.

         The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $37.3 million, $32.7 million and $0, respectively, as of December 31, 2002, and $33.4 million, $29.3 million and $0, respectively, as of December 31, 2001.

         Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                                       1-PERCENTAGE-        1-PERCENTAGE-
                                                                       POINT INCREASE       POINT DECREASE
                                                                       --------------       --------------
                                                                                 (000's OMITTED)
Increase (decrease) in total of service and interest cost
  components                                                            $    4,623           $   (3,679)

Increase (decrease) in postretirement benefit obligation                    52,653              (42,496)

         PDVMR PENSION PLANS - In connection with the creation of PDVMR, on May 1, 1997, PDVMR assumed the responsibility for a former partnership's pension plans, which include both a qualified and a nonqualified plan which were frozen at their current levels on April 30, 1997. The plans cover former employees of the partnership who were participants in the plans as of April 30, 1997. At December 31, 2002 and 2001, plan assets consisted of equity securities, bonds and cash.

         The following sets forth the changes in benefit obligations and plan assets for the PDVMR pension plans for the years ended December 31, 2002 and 2001, and the funded status of such plans reconciled with amounts reported in the Company's consolidated balance sheets:

                                                                      2002             2001
                                                                    -------------------------
                                                                         (000s OMITTED)
Change in benefit obligation:
   Benefit obligation at beginning of year                          $ 53,590         $ 51,446
   Interest cost                                                       3,873            3,934
   Actuarial loss (gain)                                               1,079               (2)
   Benefits paid                                                      (2,713)          (1,788)
                                                                    --------         --------

Benefit obligation at end of year                                     55,829           53,590
                                                                    --------         --------

Change in plan assets:
   Fair value of plan assets at beginning of year                     60,288           66,737
   Actual return on plan assets                                       (7,886)          (4,661)
   Employer contribution                                                 106                -
   Benefits paid                                                      (2,713)          (1,788)
                                                                    --------         --------

   Fair value of plan assets at end of year                           49,795           60,288
                                                                    --------         --------

   Funded status                                                      (6,033)           6,698
   Unrecognized net actuarial loss                                    21,676            6,091
                                                                    --------         --------

   Net amount recognized                                            $ 15,643         $ 12,789
                                                                    ========         ========

Amounts recognized in the Company's
   consolidated balance sheets consist of:
   Prepaid Pension Cost                                                    -           13,179
   Accrued benefit liability                                          (6,033)            (487)
   Accumulated other comprehensive income                             21,676               97
                                                                    --------         --------

Net amount recognized                                               $ 15,643         $ 12,789
                                                                    ========         ========

                                                                      2002          2001
                                                                   -----------------------
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31:
   Discount rate                                                     6.75 %         7.25 %
   Expected return on plan assets                                    8.50 %         9.50 %

                                                                      2002             2001          2000
                                                                    ---------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT CREDIT:
   Interest cost                                                    $  3,873         $  3,934       $ 3,823
   Expected return on plan assets                                     (6,625)          (6,421)       (6,123)
   Recognized net actuarial loss (gain)                                    4                3           (55)
                                                                    --------         --------       -------
Net periodic benefit credit                                         $ (2,748)        $ (2,484)      $(2,355)
                                                                    ========         ========       =======

         The projected benefit obligation of the nonqualified plan (which equals the accumulated benefit obligation for this plan) was $380,000 as of December 31, 2002 and $487,000 as of December 31, 2001. The plan is unfunded.

13.      INCOME TAXES

         The provisions for income taxes are comprised of the following:

                   2002            2001            2000
                             (000's OMITTED)
Current:
  Federal        $ 47,087        $ 84,960        $125,068
  State               751           5,686           4,614
  Foreign             222               -               -
                 --------        --------        --------
                   48,060          90,646         129,682
Deferred           47,813         115,576          52,945
                 --------        --------        --------

                 $ 95,873        $206,222        $182,627
                 ========        ========        ========

         The federal statutory tax rate differs from the effective tax rate due to the following:

                                             2002        2001         2000
Federal statutory tax rate                   35.0 %      35.0 %       35.0 %
State taxes, net of federal benefit           2.4 %       0.9 %        1.6 %
Dividend exclusions                          (3.0)%      (1.2)%       (1.3)%
Other                                         0.4 %      (0.2)%        1.6 %
                                           ------       -----        ------
Effective tax rate                           34.8 %      34.5 %       36.9 %
                                           ======       =====        ======

         Deferred income taxes reflect the net tax effects of (i) temporary differences between the financial and tax bases of assets and liabilities, and (ii) loss and tax credit carryforwards. The tax effects of significant items comprising the Company's net deferred tax liability as of December 31, 2002 and 2001 are as follows:

                                                                                       2002              2001
                                                                                          (000's OMITTED)
Deferred tax liabilities:
    Property, plant and equipment                                                   $  754,990        $  710,131
    Inventories                                                                         81,912            93,459
    Investments in affiliates                                                          173,603           173,724
    Other                                                                               95,886            58,170
                                                                                    ----------        ----------
                                                                                     1,106,391         1,035,484
                                                                                    ----------        ----------
Deferred tax assets:
    Postretirement benefit obligations                                                  99,234            88,049
    Employee benefit accruals                                                           58,002            57,243
    Alternative minimum tax credit carryforwards                                        64,687            59,929
    Net operating loss carryforwards                                                    25,997             1,602
    Marketing and promotional accruals                                                   4,815             4,989
    Other                                                                               48,275            51,970
                                                                                    ----------        ----------
                                                                                       301,010           263,782
                                                                                    ----------        ----------

 Net deferred tax liability (of which $29,499 is included in current assets at
    December 31, 2002 and $4,365 is included in current
    liabilities at December 31, 2001.)                                              $  805,381        $  771,702
                                                                                    ==========        ==========

         The Company's alternative minimum tax credit carryforwards are available to offset regular federal income taxes in future years without expiration, subject to certain alternative minimum tax limitations.

14.      COMMITMENTS AND CONTINGENCIES

         LITIGATION AND INJURY CLAIMS - Various lawsuits and claims arising in the ordinary course of business are pending against the Company. The Company records accruals for potential losses when, in management's opinion, such losses are probable and reasonably estimable. If known lawsuits and claims were to be determined in a manner adverse to the Company, and in amounts greater than the Company's accruals, then such determinations could have a material adverse effect on the Company's results of operations in a given reporting period. The most significant lawsuits and claims are discussed below.

         A class action lawsuit brought by four former marketers of the UNO-VEN Company ("UNO-VEN") in U.S. District Court in Wisconsin against UNO-VEN alleging improper termination of the UNO-VEN Marketer Sales Agreement under the Petroleum Marketing Practices Act in connection with PDVMR's 1997 acquisition of Unocal's interest in UNO-VEN has resulted in the judge granting the Company's motion for summary judgment. The plaintiffs appealed the summary judgment and the Seventh Circuit of the U.S. Court of Appeals has affirmed the judgment. The time for an appeal to the U.S. Supreme court has expired, and therefore, this action is concluded.

         The Company has settled a lawsuit against PDVMR and CITGO in Illinois state court which claimed damages as a result of PDVMR invoicing a partnership in which it is a partner, and an affiliate of the other partner of the partnership, allegedly excessive charges for electricity by these entities' facilities located adjacent to the Lemont, Illinois refinery. The electricity supplier to the refinery is seeking recovery from the Company of alleged underpayments for electricity. The Company has denied all allegations and is pursuing its defenses.

         In May 1997, a fire occurred at CITGO's Corpus Christi refinery. Approximately seventeen related lawsuits were filed in federal and state courts in Corpus Christi, Texas against CITGO on behalf of approximately 9,000 individuals alleging property damages, personal injury and punitive damages. In September 2002, CITGO reached an agreement to settle substantially all of the claims related to this incident for an amount that did not have a material financial impact on the Company.

         In September 2002, a state District Court in Corpus Christi, Texas has ordered CITGO to pay property owners and their attorneys approximately $6 million based on alleged settlement of class action property damage claims as a result of alleged air, soil and groundwater contamination from emissions released from CITGO's Corpus Christi, Texas refinery. CITGO has appealed the ruling to Texas Court of Appeals.

         Litigation is pending in federal court in Lake Charles, Louisiana against CITGO by a number of current and former refinery employees and applicants asserting claims of racial discrimination in connection with CITGO's employment practices. A trial involving two plaintiffs resulted in verdicts for the Company. The Court granted the Company summary judgment with respect to another group of plaintiffs' claims, which rulings were appealed and affirmed by the Fifth Circuit Court of Appeals. Trials of the remaining cases are set to begin in December 2003. The Company does not expect that the ultimate resolution of these cases will have an adverse material effect on its financial condition or results of operations.

         CITGO is among refinery defendants to state and federal lawsuits in New York and state actions in Illinois and California alleging contamination of water supplies by methyl tertiary butyl ether ("MTBE"), a component of gasoline. Plaintiffs claim that MTBE is a defective product and that refiners failed to adequately warn customers and the public about risks associated with the use of MTBE in gasoline. These actions allege that MTBE poses public health risks and seek testing, damages and remediation of the alleged contamination. Plaintiffs filed putative class action lawsuits in federal courts in Illinois, California, Florida and New York. CITGO was named as a defendant in all but the California case. The federal cases were all consolidated in a Multidistrict Litigation case in the United States District Court for the Southern District of New York ("MDL 1358"). In July 2002, the court in the MDL case denied plaintiffs' motion for class certification. The Company does not expect that the resolution of the MDL and California lawsuits will have a material impact on CITGO's financial condition or results of operations. In August 2002, a New York state court judge handling two separate but related individual MTBE lawsuits dismissed plaintiffs' product liability claims, leaving only traditional nuisance and trespass claims for leakage from underground storage tanks at gasoline stations near plaintiffs' water wells. Subsequently, a putative class action involving the same leaking underground storage tanks has been filed. CITGO anticipates filing a motion to dismiss the product liability claims and will also oppose class certification. Also, in late October 2002, The County of Suffolk, New York, and the Suffolk County Water Authority filed suit in state court, claiming MTBE contamination of that county's water supply. The judge in the Illinois state court action is expected to hear plaintiffs' motion for class certification in that case sometime within the next year.

         In August 1999, the U.S. Department of Commerce rejected a petition filed by a group of independent oil producers to apply antidumping measures and countervailing duties against imports of crude oil from Venezuela, Iraq, Mexico and Saudi Arabia. The petitioners appealed this decision before the U.S. Court of International Trade based in New York, where the matter is still pending. On September 19, 2000, the Court of International Trade remanded the case to the Department of Commerce with instructions to reconsider its August 1999 decision. The Department of Commerce was required to make a revised decision as to whether or not to initiate an investigation within 60 days. The Department of Commerce appealed to the U.S. Court of Appeals for the Federal Circuit, which dismissed the appeal as premature on July 31, 2001. The Department of Commerce issued its revised decision, which again rejected the petition, in August 2001. The revised decision was affirmed by the Court of International Trade at December 17, 2002. The independent oil producers may or may not appeal the Court of International Trade's decision.

         Approximately 140 lawsuits are currently pending against the Company in state and federal courts, primarily in Louisiana and Texas. The cases were brought by former employees and contractor employees seeking damages for asbestos related illnesses allegedly resulting from exposure at refineries owned or operated by the Company in Lake Charles, Louisiana and Corpus Christi, Texas. In many of these cases, there are multiple defendants. In some cases, the Company is indemnified by or has the right to seek indemnification for losses and expense that it may incur from prior owners of the refineries or employers of the claimants. The Company does not believe that the resolution of the cases will have an adverse material effect on its financial condition or results of operations.

         ENVIRONMENTAL COMPLIANCE AND REMEDIATION - The U.S. refining industry is required to comply with increasingly stringent product specifications under the 1990 Clean Air Act Amendments for reformulated gasoline and low sulphur gasoline and diesel fuel that have necessitated additional capital and operating expenditures. Also, regulatory interpretations by the U.S. EPA regarding "modifications" to refinery equipment under the New Source Review ("NSR"), provisions of the Clean Air Act have created uncertainty about the extent to which additional capital and operating expenditures will be required and administrative penalties imposed. In addition to the Clean Air Act, CITGO is subject to various other federal, state and local environmental laws and regulations which may require CITGO to take additional compliance actions and also actions to remediate the effects on the environment of prior disposal or release of petroleum, hazardous substances and other waste and/or pay for natural resource damages. Maintaining compliance with environmental laws and regulations could require significant capital expenditures and additional operating costs. Also, numerous other factors affect the Company's plans with respect to environmental compliance and related expenditures.

         CITGO's accounting policy establishes environmental reserves as probable site restoration and remediation obligations become reasonably capable of estimation. CITGO believes the amounts provided in its consolidated financial statements, as prescribed by generally accepted accounting principles, are adequate in light of probable and estimable liabilities and obligations. However, there can be no assurance that the actual amounts required to discharge alleged liabilities and obligations and to comply with applicable laws and regulations will not exceed amounts provided for or will not have a material adverse affect on its consolidated results of operations, financial condition and cash flows.

         In 1992, the Company reached an agreement with the Louisiana Department of Environmental Quality ("LDEQ") to cease usage of certain surface impoundments at the Lake Charles refinery by 1994. A mutually acceptable closure plan was filed with the LDEQ in 1993. The Company and its former owner are participating in the closure and sharing the related costs based on estimated contributions of waste and ownership periods. The remediation commenced in December 1993. In 1997, the Company presented a proposal to the LDEQ revising the 1993 closure plan. In 1998 and 2000, the Company submitted further revisions as requested by the LDEQ. The LDEQ issued an administrative order in June 2002 that addressed the requirements and schedule for proceeding to develop and implement the corrective action or closure plan for these surface impoundments and related waste units. Compliance with the terms of the administrative order has begun.

         The Texas Commission on Environmental Quality ("TCEQ") conducted a multi-media investigation of the Corpus Christi Refinery during the second quarter of 2002 and has issued a Notice of Enforcement to the Company which identifies approximately 35 items of alleged violations of Texas environmental regulations. The Company anticipates that penalties will be proposed with respect to these matters, but no amounts have yet been specified.

         In June 1999, CITGO and numerous other industrial companies received notice from the U.S. EPA that the U.S. EPA believes these companies have contributed to contamination in the Calcasieu Estuary, in the proximity of Lake Charles, Calcasieu Parish, Louisiana and are Potentially Responsible Parties ("PRPs") under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"). The U.S. EPA made a demand for payment of its past investigation costs from CITGO and other PRPs and is conducting a Remedial Investigation/Feasibility Study ("RI/FS") under its CERCLA authority. CITGO and other PRPs may be potentially responsible for the costs of the RI/FS, subsequent remedial actions and natural resource damages. CITGO disagrees with the U.S. EPA's allegations and intends to contest this matter.

         In January and July 2001, CITGO received Notices of Violation ("NOVs") from the U.S. EPA alleging violations of the Federal Clean Air Act. The NOVs are an outgrowth of an industry-wide and multi-industry U.S. EPA enforcement initiative alleging that many refineries and electric utilities modified air emission sources without obtaining permits or installing new control equipment under the New Source Review provisions of the Clean Air Act. The NOVs followed inspections and formal Information Requests regarding the Company's Lake Charles, Louisiana and Corpus Christi, Texas refineries and the Lemont, Illinois refinery. Since mid-2002, CITGO has been engaged in settlement negotiations with the U.S. EPA. The settlement negotiations have focused on different levels of air pollutant emission reductions and the merits of various types of control equipment to achieve those reductions. No settlement agreement, or agreement in principal, has been reached. Based primarily on the costs of control equipment reported by the U.S. EPA and other petroleum companies and the types and number of emission control devices that have been agreed to in previous petroleum companies' NSR settlement with the U.S. EPA, CITGO estimates that the capital costs of a settlement with the U.S. EPA could range from $130 million to $200 million. Any such capital costs would be incurred over a period of years, anticipated to be from 2003 to 2008. Also, this cost estimate range, while based on current information and judgment, is dependent on a number of subjective factors, including the types of control devices installed, the emission limitations set for the units the year the technology may be installed, and possible future operational changes. CITGO also may be subject to possible penalties. If settlement discussions fail, CITGO is prepared to contest the NOVs. If CITGO is found to have violated the provisions cited in the NOVs CITGO estimates the capital expenditures or penalties that might result could range up to $290 million to be incurred over a period of years if a court makes a number of legal interpretations that are adverse to CITGO.

         In June 1999, an NOV was issued by the U.S. EPA alleging violations of the National Emission Standards for Hazardous Air Pollutants regulations covering benzene emissions from wastewater treatment operations at the Lemont, Illinois refinery operated by CITGO. CITGO is in settlement discussions with the U.S. EPA. The Company believes this matter will be consolidated with the matters described in the previous paragraph.

         In June 2002, a Consolidated Compliance Order and Notice of Potential Penalty was issued by the LDEQ alleging violations of the Louisiana air quality regulations at the Lake Charles, Louisiana refinery. CITGO is in settlement discussions with the LDEQ.

         Various regulatory authorities have the right to conduct, and from time to time do conduct, environmental compliance audits of the Company's and its subsidiaries' facilities and operations. Those audits have the potential to reveal matters that those authorities believe represent non-compliance in one or more respects with regulatory requirements and for which those authorities may seek corrective actions and/or penalties in an administrative or judicial proceeding. Other than matters described above, based upon current information, the Company is not aware that any such audits or their findings have resulted in the filing of such a proceeding or is the subject of a threatened filing with respect to such a proceeding, nor does the Company believe that any such audit or their findings will have a material adverse effect on its future business and operating results.

         Conditions which require additional expenditures may exist with respect to various Company sites including, but not limited to, CITGO's operating refinery complexes, former refinery sites, service stations and crude oil and petroleum product storage terminals. The amount of such future expenditures, if any, is indeterminable.

         Increasingly stringent environmental regulatory provisions and obligations periodically require additional capital expenditures. During 2002, CITGO spent approximately $148 million for environmental and regulatory capital improvements in its operations. Management currently estimates that CITGO will spend approximately $1.3 billion for environmental and regulatory capital projects over the five-year period 2003-2007. These estimates may vary due to a variety of factors.

         SUPPLY AGREEMENTS - The Company purchases the crude oil processed at its refineries and also purchases refined products to supplement the production from its refineries to meet marketing demands and resolve logistical issues. In addition to supply agreements with various affiliates (Notes 3 and 5), the Company has various other crude oil, refined product and feedstock purchase agreements with unaffiliated entities with terms ranging from monthly to annual renewal. The Company believes these sources of supply are reliable and adequate for its current requirements.

         THROUGHPUT AGREEMENTS - The Company has throughput agreements with certain pipeline affiliates (Note 9). These throughput agreements may be used to secure obligations of the pipeline affiliates. Under these agreements, the Company may be required to provide its pipeline affiliates with additional funds through advances against future charges for the shipping of petroleum products. The Company currently ships on these pipelines and has not been required to advance funds in the past. At December 31, 2002, the Company has no fixed and determinable, unconditional purchase obligations under these agreements.

         COMMODITY DERIVATIVE ACTIVITY - As of December 31, 2002 the Company's petroleum commodity derivatives included exchange traded futures contracts, forward purchase and sale contracts, exchange traded and over-the-counter options, and over-the-counter swaps. At December 31, 2002, the balance sheet captions other current assets and other current liabilities include $29.5 million and $32.9 million, respectively, related to the fair values of open commodity derivatives.

         GUARANTEES - As of December 31, 2002, the Company has guaranteed the debt of others in a variety of circumstances including letters of credit issued for an affiliate, bank debt of an affiliate, bank debt of an equity investment, bank debt of customers and customer debt related to the acquisition of marketing equipment as shown in the following table:

                                             (000s OMITTED)
Letters of credit                             $    50,740

Bank debt
  Affiliate                                        10,000
  Equity investment                                 5,500
  Customers                                         4,471

Financing debt of customers
  Equipment acquisition
                                                    2,766
                                              -----------

  Total                                       $    73,477
                                              ===========

         In each case, if the debtor fails to meet its obligation, CITGO would be obligated to make the required payment. The guarantees related to letters of credit, affiliate's bank debt and equity investment bank debt expire in 2003. The guarantees related to customer bank debt expire between 2004 and 2009. The guarantees related to financing debt associated with equipment acquisition by customers expire between 2003 and 2007. The Company has not recorded any amounts on the Company's balance sheet relating to these guarantees.

         In the event of debtor default on the letters of credit, CITGO has been indemnified by PDV Holding, Inc., the direct parent of PDV America. In the event of debtor default on the affiliate's and equity investment bank debt, CITGO has no recourse. In the event of debtor default on customer bank debt, CITGO generally has recourse to personal guarantees from principals or liens on property, except in one case, in which the guaranteed amount is $170 thousand, CITGO has no recourse. In the event of debtor default on financing debt incurred by customers, CITGO would receive an interest in the equipment being financed after making the guaranteed debt payment.

         CITGO has granted indemnities to the buyers in connection with past sales of product terminal facilities. These indemnities provide that CITGO will accept responsibility for claims arising from the period in which CITGO owned the facilities. Due to the uncertainties in this situation, the Company is not able to estimate a liability relating to these indemnities.

         The Company has not recorded a liability on its balance sheet relating to product warranties because historically, product warranty claims have not been significant.

         OTHER CREDIT AND OFF-BALANCE SHEET RISK INFORMATION AS OF DECEMBER 31, 2002 - The Company has outstanding letters of credit totaling approximately $451 million, which includes $428 million related to CITGO's tax-exempt and taxable revenue bonds and $20.3 million related to PDVMR's pollution control bonds (Note 11).

         The Company has also acquired surety bonds totaling $71 million primarily due to requirements of various government entities. The Company does not expect liabilities to be incurred related to such guarantees, letters of credit or surety bonds.

         Neither the Company nor the counterparties are required to collateralize their obligations under interest rate swaps or over-the-counter derivative commodity agreements. The Company is exposed to credit loss in the event of nonperformance by the counterparties to these agreements. The Company does not anticipate nonperformance by the counterparties, which consist primarily of major financial institutions.

         Management considers the credit risk to the Company related to its commodity and interest rate derivatives to be insignificant during the periods presented.

15.      LEASES

         The Company leases certain of its Corpus Christi refinery facilities under a capital lease. The basic term of the lease expires on January 1, 2004; however, the Company may renew the lease until January 31, 2011, the date of its option to purchase the facilities for a nominal amount. Capitalized costs included in property, plant and equipment related to the leased assets were approximately $209 million at December 31, 2002 and 2001. Accumulated amortization related to the leased assets was approximately $134 million and $126 million at December 31, 2002 and 2001, respectively. Amortization is included in depreciation expense.

         The Company also has various noncancelable operating leases, primarily for product storage facilities, office space, computer equipment, vessels and vehicles. Rent expense on all operating leases totaled $102 million in 2002, $77 million in 2001, and $63 million in 2000. Future minimum lease payments for the capital lease and noncancelable operating leases are as follows:

                                                     CAPITAL      OPERATING
YEAR                                                  LEASE         LEASES          TOTAL
                                                                (000's OMITTED)
2003                                                $ 27,375      $ 105,580       $ 132,955
2004                                                   5,000         64,296          69,296
2005                                                   5,000         37,171          42,171
2006                                                   5,000         21,038          26,038
2007                                                   5,000         14,393          19,393
Thereafter                                            16,000         12,659          28,659
                                                    --------      ---------       ---------

Total minimum lease payments                          63,375      $ 255,137       $ 318,512
                                                                  =========       =========
Amount representing interest                          16,411
                                                    --------
Present value of minimum lease payments               46,964
Current portion                                      (22,713)
                                                    --------

                                                    $ 24,251
                                                    ========

16.      FAIR VALUE INFORMATION

         The following estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

         The carrying amounts of cash equivalents approximate fair values. The carrying amounts and estimated fair values of the Company's other financial instruments are as follows:

                                               2002                          2001
                                    --------------------------   ----------------------------
                                     CARRYING         FAIR         CARRYING         FAIR
                                      AMOUNT          VALUE         AMOUNT          VALUE
                                         (000's OMITTED)                (000's OMITTED)
LIABILITIES:
  Long-term debt                    $ 1,300,524   $ 1,285,795    $ 1,411,556     $ 1,423,388

DERIVATIVE AND OFF-BALANCE
  SHEET FINANCIAL INSTRUMENTS -
  UNREALIZED LOSSES:
  Interest rate swap agreements          (3,450)       (3,450)        (2,816)         (2,816)
  Guarantees of debt                          -        (2,012)             -          (1,470)
  Letters of credit                           -        (6,548)             -          (5,903)
  Surety bonds                                -          (303)             -            (292)

         At February 11, 2003, using current rates, the estimated fair values of guarantees of debt and letters of credit are approximately $4.2 million and $13.5 million, respectively.

         SHORT-TERM BANK LOANS AND LONG-TERM DEBT - The fair value of short-term bank loans and long-term debt is based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities.

         INTEREST RATE SWAP AGREEMENTS - The fair value of these agreements is based on the estimated amount that the Company would receive or pay to terminate the agreements at the reporting dates, taking into account current interest rates and the current creditworthiness of the counterparties.

         GUARANTEES, LETTERS OF CREDIT AND SURETY BONDS - The estimated fair value of contingent guarantees of third-party debt, letters of credit and surety bonds is based on fees currently charged for similar one-year agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting dates.

         The fair value estimates presented herein are based on pertinent information available to management as of the reporting dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

17.      CHANGE IN REPORTING ENTITY

         On January 1, 2002, PDV America, the parent company of CITGO, made a contribution to the capital of CITGO of all of the common stock of PDV America's wholly owned subsidiary, VPHI. No additional shares of the capital stock of CITGO were issued in connection with the contribution. The principal asset of VPHI is a petroleum refinery owned by its wholly owned subsidiary, PDVMR, located in Lemont, Illinois. CITGO has operated this refinery and purchased substantially all of its primary output, consisting of transportation fuels and petrochemicals, since 1997.

         Effective January 1, 2002, the accounts of VPHI were included in the consolidated financial statements of CITGO at the historical carrying value of PDV America's investment in VPHI. CITGO recorded the effects of this transaction in a manner similar to pooling-of-interests accounting; accordingly the accompanying financial statements and notes thereto have been restated to present the Company's consolidated financial position as of December 31, 2001 and results of operations for the years ended December 31, 2001 and 2000 as if the transaction had occurred on January 1, 2000. All significant intercompany transactions, balances and profits were eliminated; no other adjustments to previously reported results of operations of either entity were necessary in preparation of the restated financial statements.

         The following presents the separate results of operations for CITGO and VPHI for the years ended December 31, 2001 and 2000:

                                            YEAR ENDED DECEMBER 31,
                                            -----------------------
                                              2001           2000
                                                (000's OMITTED)
CITGO net income as previously reported     $317,024       $231,984
Effect of VPHI                                88,160         80,026
                                            --------       --------
Net income restated                         $405,184       $312,010
                                            ========       ========

         The restated results of operations do not purport to be indicative of the results of operations that actually would have resulted had the combination occurred on January 1, 2000, or of future results of operations of the combined entities.

18.      INSURANCE RECOVERIES

         On August 14, 2001, a fire occurred at the crude oil distillation unit of the Lemont refinery. The crude unit was destroyed and the refinery's other processing units were temporarily taken out of production. A new crude unit was operational at the end of May 2002.

         On September 21, 2001, a fire occurred at the hydrocracker unit of the Lake Charles refinery. The hydrocracker unit was damaged and operations at other processing units were temporarily affected. Operation of the other refinery units returned to normal on October 16, 2001. Operations at the hydrocracker resumed on November 22, 2001.

         The Company recognizes property damage insurance recoveries in excess of the amount of recorded losses and related expenses, and business interruption insurance recoveries when such amounts are realized. During the years ended December 31, 2002 and 2001, the Company recorded $407 million and $52 million, respectively, of insurance recoveries related to these fires. Additionally, during 2001, the Company recorded in other income (expense), property losses and related expenses totaling $54.3 million related to these fires. The Company received cash proceeds of $442 million and $29 million during the years ended December 31, 2002 and 2001. The Company expects to recover additional amounts related to the Lemont refinery event subject to final settlement negotiations.

                                   * * * * * *

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Partnership Governance Committee
of LYONDELL-CITGO Refining LP

In our opinion, the accompanying balance sheets and related statements of income, Partners' capital and cash flows present fairly, in all material respects, the financial position of LYONDELL-CITGO Refining LP (the Partnership) at December 31, 2002 and December 31, 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
Houston, Texas
February 14, 2003

                           LYONDELL-CITGO REFINING LP

                              STATEMENTS OF INCOME

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                     --------------------------------
MILLIONS OF DOLLARS                                    2002        2001        2000
-------------------                                  --------    --------    --------
SALES AND OTHER OPERATING REVENUES                   $  3,392    $  3,284    $  4,075

OPERATING COSTS AND EXPENSES:
     Cost of sales:
          Crude oil and feedstock                       2,546       2,379       3,246
          Operating and other expenses                    547         588         580
     Selling, general and administrative expenses          53          61          60
                                                     --------    --------    --------
                                                        3,146       3,028       3,886
                                                     --------    --------    --------
     Operating income                                     246         256         189

Interest expense                                          (32)        (52)        (63)
Interest income                                            --           1           2
                                                     --------    --------    --------

Income before extraordinary items                         214         205         128

Extraordinary loss on extinguishment of debt               (1)         (2)         --
                                                     --------    --------    --------
NET INCOME                                           $    213    $    203    $    128
                                                     ========    ========    ========

                       See Notes to Financial Statements.

                           LYONDELL-CITGO REFINING LP

                                 BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                  ---------------------------------
MILLIONS OF DOLLARS                                                 2002                     2001
-------------------                                               --------                 --------
ASSETS
Current assets:
     Cash and cash equivalents                                    $    101                 $      3

     Accounts receivable:
        Trade, net                                                      47                       31
        Related parties and affiliates                                 106                       62
     Inventories                                                        93                      130
     Prepaid expenses and other current assets                          10                        4
                                                                  --------                 --------
        Total current assets                                           357                      230
                                                                  --------                 --------
Property, plant and equipment                                        2,392                    2,322
Construction projects in progress                                      159                      177
Accumulated depreciation and amortization                           (1,239)                  (1,156)
                                                                  --------                 --------
                                                                     1,312                    1,343
Deferred charges and other assets                                       88                       97
                                                                  --------                 --------
        Total assets                                              $  1,757                 $  1,670
                                                                  ========                 ========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
     Accounts payable:
           Trade                                                  $     69                 $    117
           Related parties and affiliates                              212                       98
     Distribution payable to Lyondell Partners                         106                       17
     Distribution payable to CITGO Partners                             75                       12
     Loan payable to bank                                                -                       50
     Taxes, payroll and other liabilities                               52                       91
                                                                  --------                 --------
        Total current liabilities                                      514                      385
                                                                  --------                 --------
Long-term debt                                                         450                      450
Loan payable to Lyondell Partners                                      229                      229
Loan payable to CITGO Partners                                          35                       35
Pension, postretirement benefit and other liabilities                  126                       79
                                                                  --------                 --------
        Total long-term liabilities                                    840                      793
                                                                  --------                 --------
Commitments and contingencies

Partners' capital:
     Partners' accounts                                                432                      507
     Accumulated other comprehensive loss                              (29)                     (15)
                                                                  --------                 --------
        Total partners' capital                                        403                      492
                                                                  --------                 --------
           Total liabilities and partners' capital                $  1,757                 $  1,670
                                                                  ========                 ========

                       See Notes to Financial Statements.

                           LYONDELL-CITGO REFINING LP

                            STATEMENTS OF CASH FLOWS

                                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                                        --------------------------------
MILLIONS OF DOLLARS                                                       2002        2001        2000
-------------------                                                     --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                         $    213    $    203    $    128
     Adjustments to reconcile net income to
          cash provided by operating activities:
          Depreciation and amortization                                      116         108         112
          Net loss (gain) on disposition of assets                             1          (3)          1
          Extraordinary items                                                  1           2          --
    Changes in assets and liabilities that provided (used) cash:
          Accounts receivable                                                (59)        113         (62)
          Inventories                                                         37         (40)        (43)
          Accounts payable                                                    70         (88)         97
          Prepaid expenses and other current assets                           (5)          7          10
          Other assets and liabilities                                       (13)        (22)        (21)
                                                                        --------    --------    --------
               Cash provided by operating activities                         361         280         222
                                                                        --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Expenditures for property, plant and equipment                          (65)       (109)        (60)
     Proceeds from sale of property, plant and equipment                       2           8          --
     Proceeds from sales tax refund related to capital expenditures           --           5          --
     Other                                                                    (3)         --          (1)
                                                                        --------    --------    --------
               Cash used in investing activities                             (66)        (96)        (61)
                                                                        --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from (repayment of) bank loan                                  (50)         30          20
     Contributions from Lyondell Partners                                     46          45          25
     Contributions from CITGO Partners                                        32          32          18
     Distributions to Lyondell Partners                                     (126)       (165)       (144)
     Distributions to CITGO Partners                                         (89)       (116)       (101)
     Payment of debt issuance costs                                          (10)         (8)         --
     Repayment of current maturities of long-term debt                        --          --        (450)
     Proceeds from PDVSA loan                                                 --          --         439
     Proceeds from Lyondell Partners' loans                                   --          --           4
     Proceeds from CITGO Partners' loans                                      --          --          13
                                                                        --------    --------    --------
               Cash used in financing activities                            (197)       (182)       (176)
                                                                        --------    --------    --------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                              98           2         (15)
Cash and cash equivalents at beginning of period                               3           1          16
                                                                        --------    --------    --------
Cash and cash equivalents at end of period                              $    101    $      3    $      1
                                                                        ========    ========    ========

                       See Notes to Financial Statements.

                           LYONDELL-CITGO REFINING LP

                         STATEMENTS OF PARTNERS' CAPITAL

                                                       PARTNERS' ACCOUNTS                      ACCUMULATED
                                        -----------------------------------------------           OTHER
                                        LYONDELL             CITGO                            COMPREHENSIVE     COMPREHENSIVE
MILLIONS OF DOLLARS                     PARTNERS            PARTNERS            TOTAL         INCOME (LOSS)     INCOME (LOSS)
-------------------                     ---------           --------           --------       -------------     -------------
BALANCE AT JANUARY 1, 2000              $      20           $    536           $    556         $     --          $     --

Net income                                     86                 42                128               --               128
Cash contributions                             25                 18                 43               --                --
Distributions to Partners                    (128)               (91)              (219)              --                --
                                        ---------           --------           --------         --------          --------
Comprehensive income                                                                                              $    128
                                                                                                                  ========

BALANCE AT DECEMBER 31, 2000                    3                505                508               --          $     --

Net income                                    129                 74                203               --               203
Cash contributions                             45                 32                 77               --                --
Distributions to Partners                    (165)              (116)              (281)              --                --
Other comprehensive income:
   Minimum pension liability                                                                         (15)              (15)
                                        ---------           --------           --------         --------          --------
Comprehensive income                                                                                              $    188
                                                                                                                  ========

BALANCE AT DECEMBER 31, 2001                   12                495                507              (15)         $     --

Net income                                    135                 78                213               --               213
Cash contributions                             46                 32                 78               --                --
Distributions to Partners                    (215)              (151)              (366)              --                --
Other comprehensive income:
   Minimum pension liability                                                                         (14)              (14)
                                        ---------           --------           --------         --------          --------
Comprehensive income                                                                                              $    199
                                                                                                                  ========

BALANCE AT DECEMBER 31, 2002            $     (22)          $    454           $    432         $    (29)
                                        =========           ========           ========         ========

                       See Notes to Financial Statements.

                           LYONDELL-CITGO REFINING LP

                          NOTES TO FINANCIAL STATEMENTS

1.       THE PARTNERSHIP

LYONDELL-CITGO Refining LP ("LCR" or the "Partnership") was formed on July 1, 1993, by subsidiaries of Lyondell Chemical Company ("Lyondell") and CITGO Petroleum Corporation ("CITGO") in order to own and operate a refinery ("Refinery") located adjacent to the Houston Ship Channel in Houston, Texas and a lube oil blending and packaging plant in Birmingport, Alabama.

Lyondell owns its interest in the Partnership through wholly owned subsidiaries, Lyondell Refining Partners, LP ("Lyondell LP") and Lyondell Refining Company ("Lyondell GP"). Lyondell LP and Lyondell GP together are known as Lyondell Partners. CITGO holds its interest through CITGO Refining Investment Company ("CITGO LP") and CITGO Gulf Coast Refining, Inc. ("CITGO GP"), both wholly owned subsidiaries of CITGO. CITGO LP and CITGO GP together are known as CITGO Partners. Lyondell Partners and CITGO Partners together are known as the Partners. LCR will continue in existence until it is dissolved under the terms of the Limited Partnership Agreement (the "Agreement").

The Partners have agreed to allocate cash distributions based on an ownership interest that is determined by certain contributions instead of allocating such amounts based on their capital account balances. Based upon these contributions, Lyondell Partners and CITGO Partners had ownership interests of approximately 59% and 41%, respectively, as of December 31, 2002. Net income before depreciation, as shown on the statements of partners' capital is allocated to the partners based on ownership interests, while depreciation is allocated to the partners based on contributed assets.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition--Revenue from product sales is recognized as risk and title to the product transfer to the customer, which usually occurs when shipment is made.

Cash and Cash Equivalents--Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts. Cash equivalents include instruments with an original maturity date of three months or less. Cash equivalents are stated at cost, which approximates fair value. The Partnership's policy is to invest cash in conservative, highly rated instruments and limit the amount of credit exposure to any one institution.

Accounts Receivable--The Partnership sells its products primarily to other industrial concerns in the petrochemical and refining industries. The Partnership performs ongoing credit evaluations of its customers' financial condition and in certain circumstances, requires letters of credit from them. The Partnership's allowance for doubtful accounts receivable, which is reflected in the Balance Sheets as a reduction of accounts receivable-trade, totaled $25,000 at both December 31, 2002 and 2001.

Inventories--Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") basis for substantially all inventories, except for materials and supplies, which are valued using the average cost method.

Inventory exchange transactions, which involve fungible commodities and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy.

                           LYONDELL-CITGO REFINING LP

Property, Plant and Equipment--Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful asset lives, generally, 24 years for major manufacturing equipment, 24 to 30 years for buildings, 5 to 10 years for light equipment and instrumentation, 10 years for office furniture and 5 years for information system equipment. Upon retirement or sale, LCR removes the cost of the asset and the related accumulated depreciation from the accounts and reflects any resulting gain or loss in the Statement of Income. LCR's policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Long-Lived Asset Impairment--LCR evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that a carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset's carrying amount, the asset is written down to its estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or estimated fair value less costs to sell the assets.

Turnaround Maintenance and Repair Costs--Costs of maintenance and repairs exceeding $5 million incurred in connection with turnarounds of major units at the Refinery are deferred and amortized using the straight-line method over the period until the next planned turnaround, generally four to six years. These costs are maintenance, repair and replacement costs that are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units. Amortization of deferred turnaround costs for 2002, 2001 and 2000 were $13 million, $11 million and $11 million, respectively. Other turnaround costs and ordinary repair and maintenance costs were expensed as incurred.

Environmental Remediation Costs--Anticipated expenditures related to investigation and remediation of contaminated sites, which include operating facilities and waste disposal sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Estimated expenditures have not been discounted to present value.

Income Taxes--The Partnership is not subject to federal income taxes as income is reportable directly by the individual partners; therefore, there is no provision for federal income taxes in the accompanying financial statements. The Partnership is subject to certain state income taxes.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Changes--Effective January 1, 2002, LCR implemented Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Implementation of SFAS No. 141, SFAS No. 142 and SFAS No. 144 did not have a material effect on the financial statements of LCR.

Anticipated Accounting Changes--LCR expects to implement two significant accounting changes in 2003, as discussed below.

In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The primary impact of the statement on LCR, when implemented in 2003, will be the classification of gains or losses that result from early extinguishment of debt as an element of income before extraordinary items. Reclassification of prior period gains or losses that were originally reported as extraordinary items also will be required (See Note 3).

                           LYONDELL-CITGO REFINING LP

In January 2003, the FASB issued Interpretation No. 46 (FIN No. 46), Consolidation of Variable Interest Entities. FIN No. 46 addresses situations in which a company should include in its financial statements the assets, liabilities and activities of another entity. FIN No. 46 applies immediately to entities created after January 31, 2003 and, for LCR, will apply to older entities beginning in the third quarter 2003. LCR does not expect FIN No. 46 to have a significant effect on its financial statements.

Other Recent Accounting Pronouncements--In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses obligations associated with the retirement of tangible long-lived assets. In July 2002, the FASB issued SFAS No. 146, Accounting for Exit or Disposal Activities. SFAS No. 146 addresses the recognition, measurement and reporting of costs associated with exit and disposal activities, including restructuring activities and facility closings. SFAS No. 146 will be effective for activities initiated after December 31, 2002. LCR does not expect adoption of SFAS No. 143 or SFAS No. 146 to have a material impact on its financial statements.

In November 2002, the FASB issued Interpretation No. 45 (FIN No. 45), Guarantor's Accounting and Disclosure Requirements. FIN No. 45 expands required disclosures for certain types of guarantees for the period ended December 31, 2002 and requires recognition of a liability at fair value for guarantees granted after December 31, 2002. LCR does not expect FIN No. 45 to have a significant effect on its financial statements.

Reclassifications--Certain previously reported amounts have been reclassified to conform to classifications adopted in 2002.

3.       EXTRAORDINARY ITEMS

In December 2002, LCR completed the refinancing of its credit facilities with a new $450 million term bank loan facility and a $70 million working capital revolving credit facility prior to maturity (See Note 7). LCR wrote off unamortized debt issuance costs of $1 million. The $1 million charge was reported as an extraordinary loss on extinguishment of debt. Previously, these debt issuance costs had been deferred and amortized to interest expense.

In July 2001, LCR wrote off $2 million of unamortized debt issuance costs related to the early retirement of the $450 million term credit facility. The charge was reported as an extraordinary loss on extinguishment of debt (See Note
7).

                           LYONDELL-CITGO REFINING LP

4.       RELATED PARTY TRANSACTIONS

LCR is party to agreements with the following related parties:

         -        CITGO

         -        CITGO Partners

         - Equistar Chemicals, LP ("Equistar") - Lyondell holds a 70.5% interest

         -        Lyondell

         -        Lyondell Partners

         -        Petroleos de Venezuela, S.A. ("PDVSA")

         -        PDV Holding, Inc.

         -        PDVSA Petroleo, S.A. ("PDVSA Oil")

         -        PDVSA Services

         -        Petrozuata Financial, Inc.

         -        TCP Petcoke Corporation

LCR buys a substantial majority of its crude oil supply at deemed product-based prices, adjusted for certain indexed items (See Notes 11 and 12), from PDVSA Oil under the terms of a long-term crude oil supply agreement ("Crude Supply Agreement").

Under the terms of a long-term product sales agreement, CITGO buys all of the finished gasoline, jet fuel, low sulfur diesel, heating oils, coke and sulfur produced at the Refinery at market-based prices.

LCR is party to a number of raw materials, product sales and administrative service agreements with Lyondell, CITGO and Equistar. This includes a hydrogen take-or-pay contract with Equistar (See Note 11). In addition, a processing agreement provides for the production of alkylate and methyl tertiary butyl ether for the Partnership at Equistar's Channelview, Texas petrochemical complex.

Under the terms of a lubricant facility operating agreement, CITGO operates the lubricant facility in Birmingport, Alabama while the Partnership retains ownership. Under the terms of the lubricant sales agreements, CITGO buys paraffinic lubricants base oil, naphthenic lubricants, white mineral oils and specialty oils from the Partnership.

                           LYONDELL-CITGO REFINING LP

Related party transactions are summarized as follows:

                                                   FOR THE YEAR ENDED DECEMBER 31,
                                                  --------------------------------
MILLIONS OF DOLLARS                                 2002        2001        2000
-------------------                               --------    --------    --------
LCR billed related parties for the following:
  Sales of products:
    CITGO                                         $  2,488    $  2,309    $  2,879
    Equistar                                           217         203         264
    Lyondell                                             1          --          --
    PDVSA Services                                      --          --          14
    TCP Petcoke Corporation                             17          40          32
  Services and cost sharing arrangements:
    Equistar                                             1           2          --
    Lyondell                                             1           3           2

Related parties billed LCR for the following:
  Purchase of products:
    CITGO                                               78          80          52
    Equistar                                           324         359         425
    Lyondell                                             1          --          --
    PDVSA                                            1,259       1,474       1,796
    Petrozuata                                          22          --          --
  Transportation charges:
    CITGO                                                1           1           1
    Equistar                                             3           3          --
    PDVSA                                                3           3           1
  Services and cost sharing arrangements:
    CITGO                                                8           3           2
    Equistar                                            17          19          15
    Lyondell                                             3           3           4

During 2002, LCR and the Partners agreed to renew and extend a number of existing notes due to Lyondell Partners and CITGO Partners with master notes to each Partner. These master notes replace existing notes dated on or prior to July 31, 2000. At December 31, 2002, Lyondell Partners and CITGO Partners loans totaled $229 million and $35 million, respectively. Both master notes are due on December 7, 2004. In accordance with an agreement with the Partners related to LCR's credit facility (See Note 7), no interest was paid to Lyondell Partners or CITGO Partners on these loans during 2002 or 2001.

During 2000, LCR paid PDVSA $15 million for interest on the $450 million interim financing from May 2000 through September 2000. During 2000, LCR paid PDV Holding, Inc. $1 million for interest on the interim $70 million revolver loan from May 2000 through September 2000.

5.       SUPPLEMENTAL CASH FLOW INFORMATION

At December 31, 2002, 2001 and 2000, construction in progress included approximately $6 million, $11 million and $3 million, respectively, of non-cash additions which related to accounts payable accruals.

During 2002, 2001 and 2000, LCR paid interest of $26 million, $38 million and $41 million, respectively. No interest costs were capitalized in 2002, 2001 or 2000. During each of the years ended December 31, 2002, 2001 and 2000, LCR paid less than $1 million in state income tax.

                           LYONDELL-CITGO REFINING LP

During the third quarter 2000, LCR recorded certain non-cash financing transactions. Proceeds from the $450 million one-year credit facility completed in September 2000, net of approximately $11 million of loan costs, were paid directly to the holder of the interim financing note. Also, approximately $6 million was paid by Lyondell directly to CITGO for Lyondell's share of previous capital funding loans made by CITGO to LCR.

6.       INVENTORIES

Inventories consisted of the following components at December 31:

MILLIONS OF DOLLARS                    2002      2001
-------------------                   ------    ------
Finished goods                        $   29    $   42
Raw materials                             51        75
Materials and supplies                    13        13
                                      ------    ------
            Total inventories         $   93    $  130
                                      ======    ======

In 2002 and 2001, all inventory, excluding materials and supplies, were determined by the LIFO method. The excess of replacement cost of inventories over the carrying value was approximately $140 million and $53 million at December 31, 2002 and 2001, respectively.

7.       FINANCING ARRANGEMENTS

In December 2002, LCR completed the refinancing of its credit facilities with a new $450 million term bank loan facility and a $70 million working capital revolving credit facility with eighteen-month terms (See Note 3). The facilities, secured by substantially all of the assets of LCR, will mature in June 2004. The $450 million term bank loan facility was originally used to partially fund an upgrade project at the Refinery which was completed in February 1997. At December 31, 2002, $450 million was outstanding under this credit facility with a weighted-average interest rate of 4.5%. Interest for this facility was determined by base rates or eurodollar rates at the Partnership's option. The $70 million working capital revolving credit facility is utilized for general business purposes and for letters of credit. At December 31, 2002, no amounts were outstanding under this credit facility.

The December 2002 refinancing replaced an eighteen-month credit facility consisting of a $450 million term loan (See Note 3) and a $70 million revolving credit facility with a group of banks, that would have expired in January 2003. These facilities replaced similar facilities, which would have expired in September 2001.

At December 31, 2001, $450 million was outstanding under the $450 million term loan with a weighted-average interest rate of 5.4%. At December 31, 2001, $50 million was outstanding under the $70 million revolving credit facility with a weighted-average interest rate of 4.8%.

Both facilities contain covenants that require LCR to maintain a minimum net worth and maintain certain financial ratios defined in the agreements. The facilities also contain other customary covenants which limit the Partnership's ability to modify certain significant contracts, incur significant additional debt or liens, dispose of assets, make restricted payments as defined in the agreements or merge or consolidate with other entities. LCR was in compliance with all such covenants at December 31, 2002.

Also during the December 2002 refinancing, the Partners and LCR agreed to renew and extend a number of existing notes due to Lyondell Partners and CITGO Partners with master notes to each Partner. Both master notes extend the due date to December 7, 2004 from July 1, 2003 and are subordinate to the two bank credit facilities. At December 31, 2002, Lyondell Partners and CITGO Partners loans totaled $229 million and $35 million, respectively, and both loans had weighted-average interest rates of 2.2%, which were based on eurodollar rates. At December 31, 2001, Lyondell Partners and CITGO Partners loans totaled $229 million and $35 million, respectively, and both loans had weighted-average interest rates of 4.4%, which were based on eurodollar rates. Interest to both Partners was paid at

                           LYONDELL-CITGO REFINING LP
the end of each calendar quarter through June 30, 1999, but is now deferred in accordance with an agreement with the Partners related to the $450 million credit facility.

At December 31, 2002, LCR had outstanding letters of credit totaling $12 million.

8.       LEASE COMMITMENTS

LCR leases crude oil storage facilities, computers, office equipment and other items under noncancelable operating lease arrangements for varying periods. As of December 31, 2002, future minimum lease payments for the next five years and thereafter, relating to all noncancelable operating leases with terms in excess of one year were as follows:

MILLIONS OF DOLLARS
-------------------
2003                            $     29
2004                                  12
2005                                  12
2006                                   9
2007                                   8
       Thereafter                     13
                                --------
Total minimum lease payments    $     83
                                ========

Operating lease net rental expenses for the years ended December 31, 2002, 2001 and 2000 were approximately $34 million, $32 million and $31 million, respectively.

9.       FINANCIAL INSTRUMENTS

The fair value of all financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable, accounts payable and loan payable to bank, approximated their carrying value due to their short maturity. The fair value of long-term loans payable approximated their carrying value because they bear interest at variable rates.

10.      PENSION AND OTHER POSTRETIREMENT BENEFITS

All full-time regular employees of the Partnership are covered by defined benefit pension plans sponsored by LCR. Retirement benefits are based on years of service and the employee's highest three consecutive years of compensation during the last ten years of service. LCR accrues pension costs based upon an actuarial valuation and funds the plans through periodic contributions to pension trust funds as required by applicable law. LCR also has one unfunded supplemental nonqualified retirement plan, which provides pension benefits for certain employees in excess of the tax-qualified plans' limit. In addition, LCR sponsors unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits. The postretirement medical plan is contributory, while the life insurance plan is noncontributory.

                           LYONDELL-CITGO REFINING LP

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of the plans:

                                                                                OTHER POSTRETIREMENT
                                                     PENSION BENEFITS                 BENEFITS
                                                   --------------------         --------------------
                                                     2002        2001             2002        2001
                                                   --------    --------         --------    --------
MILLIONS OF DOLLARS
-------------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation, January 1                      $     97    $     70         $     31    $     32
Service cost                                              6           5                1           1
Interest cost                                             8           6                2           2
Plan amendments                                           1          --               --          --
Actuarial loss (gain)                                    15          21                3          (2)
Benefits paid                                            (3)         (5)              (2)         (2)
                                                   --------    --------         --------    --------
Benefit obligation, December 31                         124          97               35          31
                                                   --------    --------         --------    --------

CHANGE IN PLAN ASSETS:
Fair value of plan assets, January 1                     39          42               --          --
Actual return on plan assets                             (5)         (3)              --          --
Partnership contributions                                18           5                2           2
Benefits paid                                            (3)         (5)              (2)         (2)
                                                   --------    --------         --------    --------
Fair value of plan assets, December 31                   49          39               --          --
                                                   --------    --------         --------    --------

Funded status                                           (75)        (58)             (35)        (31)
Unrecognized actuarial and investment loss               59          38               14           8
Unrecognized prior service cost (benefit)                 3           2              (19)        (22)
                                                   --------    --------         --------    --------
Net amount recognized                              $    (13)   $    (18)        $    (40)   $    (45)
                                                   ========    ========         ========    ========

AMOUNTS RECOGNIZED IN BALANCE SHEETS:
Accrued benefit liability                          $    (13)   $    (18)        $    (40)   $    (45)
Additional minimum liability                            (32)        (17)              --          --
Intangible asset                                          3           2               --          --
Accumulated other comprehensive income                   29          15               --          --
                                                   --------    --------         --------    --------
Net amount recognized                              $    (13)   $    (18)        $    (40)   $    (45)
                                                   ========    ========         ========    ========

Pension plans with projected and accumulated benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

MILLIONS OF DOLLARS                 2002      2001
-------------------                ------    ------
Projected benefit obligations      $  123    $   97
Accumulated benefit obligations        93        74
Fair value of assets                   49        39

                           LYONDELL-CITGO REFINING LP

Net periodic pension and other postretirement benefit costs included the following components:

                                                                           OTHER POSTRETIREMENT
                                               PENSION BENEFITS                  BENEFITS
                                          --------------------------    --------------------------
                                           2002      2001      2000      2002      2001      2000
                                          ------    ------    ------    ------    ------    ------
MILLIONS OF DOLLARS
-------------------
COMPONENTS OF NET PERIODIC
  BENEFIT COST:
    Service cost                          $    6    $    5    $    4    $    1    $    1    $    1
    Interest cost                              8         6         6         2         2         2
    Actual loss on plan assets                 5         3         2        --        --        --
    Less-unrecognized loss                    (9)       (7)       (5)       --        --        --
                                          ------    ------    ------    ------    ------    ------
    Recognized gain on plan assets            (4)       (4)       (3)       --        --        --
    Amortization of prior service costs       --        --       --         (3)       (3)       (3)
    Amortization of actuarial and
      investment loss                          3         2       --          1        --         1
    Net effect of curtailments,
      settlements and special
      termination benefits                    --        --         2        --         1        --
                                          ------    ------    ------    ------    ------    ------
    Net periodic benefit cost             $   13    $    9    $    9    $    1    $    1    $    1
                                          ======    ======    ======    ======    ======    ======
    Special termination benefit charge    $   --    $   --    $    1    $   --    $   --    $   --
                                          ======    ======    ======    ======    ======    ======

The assumptions used in determining net pension cost and net pension liability were as follows at December 31:

                                                                  OTHER POSTRETIREMENT
                                            PENSION BENEFITS            BENEFITS
                                          --------------------    --------------------
                                          2002    2001    2000    2002    2001    2000
                                          ----    ----    ----    ----    ----    ----
Discount rate                             6.50%   7.00%   7.50%   6.50%   7.00%   7.50%
Expected return on plan assets            9.50%   9.50%   9.50%    N/A     N/A     N/A
Rate of compensation increase             4.50%   4.50%   4.50%   4.50%   4.50%   4.50%

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2002 was 10% for 2003 through 2004, 7% for 2005 through 2007 and 5% thereafter. The health care cost trend rate assumption does not have a significant effect on the amounts reported due to limits on LCR's maximum contribution level to the medical plan. To illustrate, increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would not change the accumulated postretirement benefit liability as of December 31, 2002 and would not have a material effect on the aggregate service and interest cost components of the net periodic postretirement benefit cost for the year then ended.

LCR also maintains voluntary defined contribution savings plans for eligible employees. Contributions to the plans by LCR were $5 million in each of the three years ended December 31, 2002.

                           LYONDELL-CITGO REFINING LP

11.      COMMITMENTS AND CONTINGENCIES

Commitments--LCR has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business, generally for quantities required for LCR's business and at prevailing market prices. LCR is party to various unconditional purchase obligation contracts as a purchaser for products and services, principally take-or-pay contracts for hydrogen, electricity and steam. At December 31, 2002, future minimum payments under these contracts with noncancelable contract terms in excess of one year and fixed minimum payments were as follows:

MILLIONS OF DOLLARS
-------------------
2003                                  $     49
2004                                        45
2005                                        43
2006                                        44
2007                                        46
Thereafter through 2021                    419
                                      --------
   Total minimum contract payments    $    646
                                      ========

Total LCR purchases under these agreements were $68 million, $94 million and $78 million during 2002, 2001 and 2000, respectively. A substantial portion of the future minimum payments and purchases were related to a hydrogen take-or-pay agreement with Equistar (See Note 4).

Crude Supply Agreement--Under the Crude Supply Agreement ("CSA"), which will expire on December 31, 2017, PDVSA Oil is required to sell, and LCR is required to purchase 230,000 barrels per day of extra heavy Venezuelan crude oil, which constitutes approximately 86% of the Refinery's refining capacity of 268,000 barrels per day of crude oil (See Note 4). Since April 1998, PDVSA Oil has, from time to time, declared itself in a force majeure situation and subsequently reduced deliveries of crude oil. Such reductions in deliveries were purportedly based on announced OPEC production cuts. PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced. In certain circumstances, PDVSA Oil made payments under a different provision of the CSA in partial compensation for such reductions.

In January 2002, PDVSA Oil again declared itself in a force majeure situation and stated that crude oil deliveries could be reduced by up to 20.3% beginning March 1, 2002. Beginning in March 2002, deliveries of crude oil to LCR were reduced to approximately 198,000 barrels per day, reaching a level of 190,000 barrels per day during the second quarter 2002. Crude oil deliveries to LCR under the CSA increased to the contract level of 230,000 barrels per day during the third quarter of 2002, averaging 212,000 barrels per day for the third quarter. Although deliveries of crude oil increased to contract levels during the third quarter 2002, PDVSA Oil did not revoke its January 2002 force majeure declaration during 2002.

A national work stoppage in Venezuela began in early December 2002 and disrupted deliveries of crude oil to LCR under the CSA, causing LCR to temporarily reduce operating rates. PDVSA Oil again declared a force majeure and reduced deliveries of crude oil to LCR. LCR compensated for the loss in supply by reducing its inventories of CSA crude oil and increasing purchases of crude oil in the merchant market (See Note 12). Recent media reports indicate that the force majeure has been lifted.

LCR has consistently contested the validity of PDVSA Oil's and PDVSA's reductions in deliveries under the CSA. The parties have different interpretations of the provisions of the contracts concerning the delivery of crude oil. The contracts do not contain dispute resolution procedures and the parties have been unable to resolve their commercial

                           LYONDELL-CITGO REFINING LP
dispute. As a result, on February 1, 2002, LCR filed a lawsuit against PDVSA and PDVSA Oil in connection with the force majeure declarations. From time to time, Lyondell and PDVSA have had discussions covering both a restructuring of the CSA and a broader restructuring of the LCR partnership. LCR is unable to predict whether changes in either arrangement will occur.

Subject to the consent of the other partner and rights of first offer and first refusal, the Partners each have a right to transfer their interest in LCR to unaffiliated third parties in certain circumstances. In the event that CITGO were to transfer its interest in LCR to an unaffiliated third party, PDVSA Oil would have an option to terminate the CSA.

Depending on then-current market conditions, any breach or termination of the CSA, or reduction in supply thereunder, would require LCR to purchase all or a portion of its crude oil feedstocks in the merchant market, could subject LCR to significant volatility and price fluctuations and could adversely affect the Partnership. There can be no assurance that alternative crude oil supplies with similar margins would be available for purchase by LCR.

Environmental Remediation--With respect to liabilities associated with the Refinery, Lyondell generally has retained liability for events that occurred prior to July 1, 1993 and certain ongoing environmental projects at the Refinery under the Contribution Agreement, retained liability section. LCR generally is responsible for liabilities associated with events occurring after June 30, 1993 and ongoing environmental compliance inherent to the operation of the Refinery. LCR's policy is to be in compliance with all applicable environmental laws. LCR is subject to extensive national, state and local environmental laws and regulations concerning emissions to the air, discharges onto land or waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. Many of these laws and regulations provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, the Partnership cannot accurately predict future developments, such as increasingly strict environmental laws, inspection and enforcement policies, as well as higher compliance costs therefrom, which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and non-hazardous waste. Some risk of environmental costs and liabilities is inherent in particular operations and products of the Partnership, as it is with other companies engaged in similar businesses, and there is no assurance that material costs and liabilities will not be incurred. In general, however, with respect to the capital expenditures and risks described above, the Partnership does not expect that it will be affected differently than the rest of the refining industry where LCR is located.

LCR estimates that it has a liability of approximately $1 million at December 31, 2002 related to future assessment and remediation costs. Lyondell has a contractual obligation to reimburse LCR for approximately half of this liability. Accordingly, LCR has reflected a current liability for the remaining portion of this liability that will not be reimbursed by Lyondell. In the opinion of management, there is currently no material estimable range of loss in excess of the amount recorded. However, it is possible that new information associated with this liability, new technology or future developments such as involvement in investigations by regulatory agencies, could require LCR to reassess its potential exposure related to environmental matters.

Clean Air Act--The eight-county Houston/Galveston region has been designated a severe non-attainment area for ozone by the U.S. Environmental Protection Agency ("EPA"). Emission reduction controls for nitrogen oxides ("NOx") must be installed at the Refinery located in the Houston/Galveston region during the next several years. Recently adopted revisions by the regulatory agencies changed the required NOx reduction levels from 90% to 80%. Under the previous 90% reduction standard, LCR estimated that aggregate related capital expenditures could total between $130 million and $150 million before the 2007 deadline. Under the revised 80% standard, LCR estimates that capital expenditures would decrease to between $50 million and $55 million. However, the savings from this revision could be offset by costs of stricter proposed controls over highly reactive, volatile organic compounds ("HRVOC"). LCR is still assessing the impact of the proposed HRVOC revisions and there can be no guarantee as to the ultimate capital cost of implementing any final plan developed to ensure ozone attainment by the 2007 deadline. The timing and amount of these expenditures are also subject to regulatory and other uncertainties, as well as obtaining the necessary permits and approvals.

                           LYONDELL-CITGO REFINING LP

The Clean Air Act also specified certain emissions standards for vehicles, and in 1998, the EPA concluded that additional controls on gasoline and diesel fuel were necessary. New standards for gasoline were finalized in 1999 and will require refiners to produce a low sulfur gasoline by 2004, with final compliance by 2006. A new "on-road" diesel standard was adopted in January 2001 and will require refiners to produce ultra low sulfur diesel by June 2006, with some allowance for a conditional phase-in period that could extend final compliance until 2009. LCR estimates that these standards will result in increased capital investment totaling between $175 million to $225 million for the new gasoline standards and between $250 million to $300 million for the new diesel standard, between now and the implementation dates. In addition, these standards could result in higher operating costs.

General--LCR is involved in various lawsuits and proceedings. Subject to the uncertainty inherent in all litigation, management believes the resolution of these proceedings will not have a material adverse effect on the financial position, liquidity or results of operations of LCR.

In the opinion of management, any liability arising from the matters discussed in this note is not expected to have a material adverse effect on the financial position or liquidity of LCR. However, the adverse resolution in any reporting period of one or more of these matters discussed in this note could have a material impact on LCR's results of operations for that period without giving effect to contribution or indemnification obligations of codefendants or others, or to the effect of any insurance coverage that may be available to offset the effects of any such award.

12.      SUBSEQUENT EVENT

Due to the national work stoppage in Venezuela that began in early December 2002, the resulting force majeure declared by PDVSA Oil and the related reduction of CSA crude oil deliveries, LCR began purchasing significant volumes of crude oil in the merchant market in late December 2002 and January 2003 (See
Note 11). As a result of these merchant market purchases and the lower CSA deliveries, LCR operated at approximately 70% of capacity in January 2003. Operating rates returned to 265,000 barrels per day beginning in February 2003 as CSA deliveries returned to the contractual level, despite the force majeure declaration. Given the uncertainties surrounding the restoration of normal operations at PDVSA, future effects on the CSA cannot be determined. Recent media reports indicate that the force majeure has been lifted.

                               Exchange Offer for

                                  $550,000,000
                         11 3/8% Senior Notes due 2011


                                 [ CITGO Logo ]


                                    --------





                                   PROSPECTUS


                                    --------


                                                , 2003
                           ---------------------

                                     PART II


                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant was organized under the laws of the State of Delaware and is subject to the Delaware General Corporation Law (the "Code"). Section 145 of the Code provides that officers and directors may receive indemnification from their corporations for certain actual or threatened lawsuits. The Code sets out the standard of conduct which the officers and directors must meet in order to be indemnified, the parties who are to determine whether the standard has been met and the types of expenditures which will be indemnified. The Code further provides that a corporation may purchase indemnification insurance, with such insurance providing indemnification for the officers or directors whether or not the corporation would have the power to indemnify them against such liability under the provisions of the Code.

         The Registrant's Restated Certificate of Incorporation provides that the Registrant may indemnify all persons whom it may indemnify pursuant to the Code to the full extent permitted by Section 145. In addition, the Registrant's Restated Certificate of Incorporation provides, as permitted by the Code, that directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of their duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Code, or (iv) for any transaction from which a director derived an improper personal benefit.

         The Registrant maintains liability insurance policies which indemnify the Registrant's directors and officers and the directors and officers of subsidiaries of the Registrant against loss arising from claims by reason of their legal liability for acts as such directors, officers or trustees, subject to limitations and conditions as set forth in the policies.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS INDEX.

   (a) Exhibits: Certain of the following exhibits are incorporated herein by reference under Rule 12b-32 of the Securities and Exchange Act of 1934, as amended. Certain other instruments which would otherwise be required to be listed below have not been so listed because such instruments do not authorize securities in an amount which exceeds 10% of the total assets of the applicable registrant and its subsidiaries on a consolidated basis and the relevant registrant agrees to furnish a copy of any such instrument to the Commission upon request.

EXHIBITS
 NUMBER                        Description
--------                       -----------
3.1      Restated Certificate of Incorporation of CITGO Petroleum Corporation,
         incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10 of the Registrant dated April 3, 1996 (File No. 333-3226).

3.2*     Bylaws of CITGO Petroleum Corporation.

4.1 Indenture dated February 27, 2003 between CITGO Petroleum Corporation and The Bank of New York, incorporated by reference to Exhibit 4.2 to the Registrant's 2002 Form 10-K (File No. 1-14380).

4.2* Registration Rights Agreement dated February 27, 2003 among CITGO and the representatives of the Initial Purchasers.

4.3*     Form of Exchange Note.

5.1*     Opinion of Sidley Austin Brown & Wood.

8.1*     Opinion of Sidley Austin Brown & Wood.

23.1*    Consent of Deloitte & Touche LLP.

23.2*    Consent of PricewaterhouseCoopers LLP.

24.1* Power of Attorney (set forth on the signature pages to this Registration Statement).

25.1*    Statement regarding eligibility of Trustee on Form T-1 of The Bank of
         New York.

99.1*    Form of Letter of Transmittal.

99.2*    Form of Notice of Guaranteed Delivery.

99.3*    Form of our Client's Letter.

99.4* Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

--------
* Filed Herewith


(b) Financial Schedules:

         None


ITEM 22.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of _________, State of _______, on the ____ day of __________, 2003.

                                   CITGO PETROLEUM CORPORATION

                                   By:  /s/ EDDIE HUMPHREY
                                        ----------------------------------------
                                   Name:  Eddie Humphrey
                                   Title: Senior Vice President, Finance and
                                          Administration and Chief Financial
                                          Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Oswaldo Contreras Maza, Eddie R. Humphrey and Peer L. Anderson and each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with this Registration Statement and any amendments or supplements hereto, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                   Title                                             Date
--------------------------------     -------------------------------------------       ---------------------
/s/ OSWALDO CONTRERAS MAZA           President, Chief Executive Officer and            _______________, 2003
--------------------------------     Director (principal executive officer)
    Oswaldo Contreras Maza

/s/ EDDIE HUMPHREY                   Senior Vice President, Finance and                _______________, 2003
--------------------------------     Administration and Chief Financial
     Eddie Humphrey                  Officer (principal financial officer)

/s/ LARRY KRIEG                      Controller and Chief Accounting                   _______________, 2003
--------------------------------     Officer (principal accounting officer)
     Larry Krieg

/s/ AIRES BARRETO                    Director                                          _______________, 2003
--------------------------------
     Aires Barreto

/s/ EUDOMARIO CARRUYO                Director                                          _______________, 2003
--------------------------------
     Eudomario Carruyo

/s/ LUIS DAVILA                      Director                                          _______________, 2003
--------------------------------
     Luis Davila

/s/ IVAN HERNANDEZ                   Director                                          _______________, 2003
--------------------------------
     Ivan Hernandez

/s/ WILLIAM PADRON                   Director                                          _______________, 2003
--------------------------------
     William Padron

/s/ ALFREDO RIERA                    Director                                          _______________, 2003
--------------------------------
     Alfredo Riera

                               INDEX TO EXHIBITS

EXHIBITS
 NUMBER                        Description
--------                       -----------
3.1      Restated Certificate of Incorporation of CITGO Petroleum Corporation,
         incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10 of the Registrant dated April 3, 1996 (File No. 333-3226).

3.2*     Bylaws of CITGO Petroleum Corporation.

4.1 Indenture dated February 27, 2003 between CITGO Petroleum Corporation and The Bank of New York, incorporated by reference to Exhibit 4.2 to the Registrant's 2002 Form 10-K (File No. 1-14380).

4.2* Registration Rights Agreement dated February 27, 2003 among CITGO and the representatives of the Initial Purchasers.

4.3*     Form of Exchange Note.

5.1*     Opinion of Sidley Austin Brown & Wood.

8.1*     Opinion of Sidley Austin Brown & Wood.

23.1*    Consent of Deloitte & Touche LLP.

23.2*    Consent of PricewaterhouseCoopers LLP.

24.1* Power of Attorney (set forth on the signature pages to this Registration Statement).

25.1*    Statement regarding eligibility of Trustee on Form T-1 of The Bank of
         New York.

99.1*    Form of Letter of Transmittal.

99.2*    Form of Notice of Guaranteed Delivery.

99.3*    Form of our Client's Letter.

99.4* Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

--------
* Filed Herewith